     As filed with the Securities and Exchange Commission on July 29, 1997

                                                      Registration No. 333-31631
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            TYCO INTERNATIONAL LTD.
             (Exact name of registrant as specified in its charter)

            BERMUDA                             7382                         NOT APPLICABLE
  (State or other jurisdiction      (Primary Standard Industrial            (I.R.S. Employer
      of incorporation or           Classification Code Number)           Identification No.)
         organization)

                                  CEDAR HOUSE
                                41 CEDAR AVENUE
                             HAMILTON HM12 BERMUDA
                                 (441) 292-2033

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 MARK H. SWARTZ
                        C/O TYCO INTERNATIONAL (US) INC.
                                 ONE TYCO PARK
                          EXETER, NEW HAMPSHIRE 03833
                                 (603) 778-9700
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

*Tyco International Ltd. maintains its registered and principal executive offices at Cedar House, 41 Cedar Avenue, Hamilton HM12 Bermuda. The executive offices of the subsidiary that supervises the activities of the subsidiaries of Tyco International Ltd. in North America are located at One Tyco Park, Exeter, New Hampshire 03833. The telephone number there is (603) 778-9700.

                            ------------------------

                                   COPIES TO:


JOSHUA M. BERMAN, ESQ.            GENE LEWIS, ESQ.
KRAMER, LEVIN, NAFTALIS &         LIDDELL, SAPP, ZIVLEY, HILL & LABOON,
FRANKEL                           L.L.P.
919 THIRD AVENUE                  600 TRAVIS, SUITE 3500
NEW YORK, NEW YORK 10022          HOUSTON, TEXAS 77002


                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

As soon as practicable after this Registration Statement becomes effective and all other conditions to the merger contemplated by the Agreement and Plan of Merger, dated as of May 20, 1997, described in the Proxy Statement/Prospectus included in the Registration Statement have been satisfied or waived.

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                    [LOGO]

                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

To the Shareholders of Keystone International, Inc.:

    The Board of Directors of Keystone International, Inc. has agreed upon a merger with Tyco International Ltd. and is seeking your vote for this important transaction.

    If the merger is approved by shareholders, Keystone will become a subsidiary of Tyco, and shareholders of Keystone will become Tyco shareholders. Tyco is a diversified manufacturing and service company that operates in more than 50 countries around the world and has annual sales of approximately $10 billion. The merger will give shareholders of Keystone an interest in a substantially larger and more diversified company.

    Shareholders of Keystone are being asked, at a Special Meeting of shareholders, to approve the merger and the merger agreement relating to the merger. You can find the full text of the merger agreement at the back of this document in Annex A.

    In the merger, shareholders of Keystone will receive Tyco shares in exchange for their shares of Keystone stock. The exchange ratio, which is the fraction of a Tyco share you will receive for each share of Keystone stock, will depend on the average trading price for Tyco shares over a period of time prior to the Keystone Special Meeting. Keystone shareholders may call toll free 1-800-631-0984 at any time after August 8, 1997 for current information on the exchange ratio.

    Whether or not you plan to attend the Special Meeting, please take the time to vote on the proposals submitted to you by completing and mailing the enclosed proxy card to us. YOUR VOTE IS VERY IMPORTANT.

                       The date, time and place of the Special Meeting is:

                       August 28, 1997 at 3:00 p.m. Central time at Texas Commerce Tower,
                       600 Travis, 25th Floor Conference Room,
                       Houston, Texas 77002.

    This document provides you with detailed information about the proposed merger. In addition, you may obtain information about Tyco and Keystone from documents that Tyco and Keystone have filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.

    If you have any questions about the merger, please contact Corporate Investor Communications, Inc. 1-800-541-0207 (toll free in the United States).

                                                     [SIGNATURE]

                                          Nishan Teshoian
                                          Chairman and Chief Executive Officer
                                          Keystone International, Inc.

--------------------------------------------------------------------------------
Neither the Securities and Exchange Commission nor any state securities regulators have approved the securities to be issued under this Proxy Statement/Prospectus or determined if this Proxy Statement/ Prospectus is accurate or adequate. Any representation to the contrary is a criminal offense. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any state where the offer or sale is not permitted.
--------------------------------------------------------------------------------
Proxy Statement/Prospectus dated July 29, 1997 and first mailed to shareholders July 30, 1997.

                          KEYSTONE INTERNATIONAL, INC.
                            9600 WEST GULF BANK ROAD
                               HOUSTON, TX 77040

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                            ------------------------

                              To our Shareholders:

    Notice is hereby given that the Special Meeting of Shareholders (the "Special Meeting") of Keystone International, Inc. ("Keystone") will be held at 3:00 p.m., Central time, on August 28, 1997 at Texas Commerce Tower, 600 Travis, 25th Floor Conference Room, Houston, Texas 77002 for the following purposes:

    1. To approve the merger of Keystone with T8 Acquisition Corp., a wholly-owned subsidiary of Tyco International Ltd., a Bermuda company, and to approve the Agreement and Plan of Merger relating thereto.

    2. To authorize a vote in favor of any proposal to adjourn the Special Meeting to a later date which adjournment is proposed or recommended by the Chairman of the Special Meeting.

    3. To consider and act upon any other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

    Only holders of Keystone Common Stock of record at the close of business on July 28, 1997 are entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof.

                       By Order of the Board of Directors

                                  [SIGNATURE]

                                Donna D. Moore,
                                   SECRETARY

                                 July 30, 1997

WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND PROMPTLY RETURN IT IN THE RETURN ENVELOPE PROVIDED TO BE RECEIVED NO LATER THAN AUGUST 27, 1997. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN MAILING IN YOUR PROXY PROMPTLY.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
QUESTIONS AND ANSWERS ABOUT THE TYCO/KEYSTONE MERGER.......................................................           1

SUMMARY....................................................................................................           3
  The Companies............................................................................................           3
  The Meeting..............................................................................................           3
  Reasons for the Merger...................................................................................           3
  Recommendation to Shareholders...........................................................................           4
  The Merger...............................................................................................           4
  Risk Factors.............................................................................................           6

RISK FACTORS...............................................................................................           7

SELECTED FINANCIAL DATA FOR TYCO AND KEYSTONE..............................................................           8
  Selected Tyco Historical Financial Information...........................................................           8
  Selected Keystone Historical Financial Information.......................................................          10
  Selected Tyco and Keystone Unaudited Pro Forma Combined Financial Information............................          11
  Comparative Per Share Information........................................................................          12
  Old Tyco Operating Results...............................................................................          13
  Keystone Operating Results...............................................................................          13

KEYSTONE SPECIAL MEETING...................................................................................          14
  Purpose of the Keystone Special Meeting..................................................................          14
  Record Date; Voting Rights; Proxies......................................................................          14
  Solicitation of Proxies..................................................................................          14
  Quorum...................................................................................................          14
  Required Vote............................................................................................          15

THE MERGER.................................................................................................          15
  General..................................................................................................          15
  Effective Time...........................................................................................          15
  Conversion of Shares; Procedures for Exchange of Certificates............................................          16
  Background of the Merger.................................................................................          16
  Reasons of Tyco for the Merger...........................................................................          17
  Recommendation of the Board of Directors of Keystone; Reasons of Keystone for the Merger.................          18
  Opinion of Keystone's Financial Advisor..................................................................          18
  Interests of Certain Persons in the Merger...............................................................          24
  Certain United States Federal Income Tax and Bermuda Tax Consequences....................................          25
  Anticipated Accounting Treatment.........................................................................          27
  Effect on Stock Plans and Agreements.....................................................................          28
  Certain Legal Matters....................................................................................          28
  Federal Securities Law Consequences......................................................................          29
  Stock Exchange Listing...................................................................................          30
  Dividends................................................................................................          30
  Appraisal Rights.........................................................................................          30
  Fees and Expenses........................................................................................          30

THE MERGER AGREEMENT.......................................................................................          31
  Terms of the Merger......................................................................................          31
  Exchange of Certificates.................................................................................          32
  Representations and Warranties...........................................................................          33
  Conduct of Business Pending the Merger...................................................................          34
  Additional Agreements....................................................................................          37

                                                                                                                PAGE
                                                                                                                -----
  Conditions to the Merger.................................................................................          38
  Termination..............................................................................................          40
  Amendment and Waiver.....................................................................................          42

PROPOSAL TO ADJOURN THE SPECIAL MEETING....................................................................          43

COMPARATIVE PER SHARE PRICES AND DIVIDENDS.................................................................          44
  Tyco.....................................................................................................          44
  Keystone.................................................................................................          45

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION...............................................          46

BUSINESSES OF TYCO.........................................................................................          54
  Tyco.....................................................................................................          54
  Flow Control Products....................................................................................          54
  Fire and Safety Services.................................................................................          55
  Disposable and Specialty Products........................................................................          57
  Electrical and Electronic Components.....................................................................          60
  Proposed Acquisition.....................................................................................          61

BUSINESS OF KEYSTONE.......................................................................................          62

DESCRIPTION OF SHARE CAPITAL OF TYCO.......................................................................          63
  Authorized Share Capital.................................................................................          63
  Tyco Common Shares.......................................................................................          63
  Tyco Preference Shares...................................................................................          64
  Stock Exchange Listing...................................................................................          64

COMPARISON OF SHAREHOLDER RIGHTS...........................................................................          65

OTHER MATTERS..............................................................................................          74

LEGAL MATTERS..............................................................................................          74

EXPERTS....................................................................................................          74

WHERE TO FIND MORE INFORMATION.............................................................................          74

LIST OF DEFINED TERMS......................................................................................          76

LIST OF ANNEXES
Annex A Agreement and Plan of Merger
Annex B Opinion of Goldman, Sachs & Co.

                             QUESTIONS AND ANSWERS
                         ABOUT THE TYCO/KEYSTONE MERGER

Q: WHY HAS KEYSTONE INTERNATIONAL, INC. AGREED TO BE ACQUIRED IN A MERGER BY TYCO INTERNATIONAL LTD.?

A: Keystone is a worldwide manufacturer of industrial valves. Tyco is a diversified manufacturing and service company with annual sales of approximately $10 billion. Through its Flow Control Group, Tyco manufactures and distributes a broad range of flow control products including pipe, fittings, valves and meters.

    For the two companies, the merger is an attractive strategic combination which will benefit from synergies and cost savings. For Keystone shareholders, the merger offers a premium over the historic market value of their shares. It will also provide them with an interest in a substantially larger and more diverse enterprise, with an opportunity for greater liquidity in their investment.

    For a more detailed discussion of the reasons for the merger, see "The Merger--Reasons of Tyco for the Merger"; and "--Recommendation of the Board of Directors of Keystone; Reasons of Keystone for the Merger."

Q:  WHAT WILL HAPPEN TO THE STOCK OF KEYSTONE IN THE MERGER?

A: In the merger, Keystone shareholders will receive shares of Tyco in exchange for their shares of Keystone stock. The exchange ratio will depend on the average trading price of Tyco stock over a period of time prior to the Keystone special shareholders meeting, as described below. Cash will be paid instead of the distribution of fractional shares.

Q:  HOW IS THE EXCHANGE RATIO OF TYCO SHARES FOR KEYSTONE SHARES DETERMINED?

A: The exchange ratio has been designed to give Keystone shareholders between $31 and $37 in value of Tyco shares for each of their Keystone shares. The value of the Tyco shares for this purpose is deemed to be the average daily trading price of the Tyco shares on the New York Stock Exchange over the ten trading days ending five trading days prior to the date of the special meeting of Keystone shareholders to vote on the merger (which, if the special meeting is adjourned, refers to the date to which the meeting is adjourned).

    - If the average daily trading price for Tyco shares is between $57.21 and $68.29, the exchange ratio will be 0.54183 Tyco shares for each share of Keystone stock, corresponding to a value of between $31 (0.54183 x $57.21) and $37 (0.54183 x $68.29).

    - If the average daily trading price for Tyco shares is greater than $68.29, the exchange ratio will be correspondingly reduced, so that the product of the exchange ratio and the average daily trading price is $37 (i.e., Keystone shareholders will receive $37 in value (based upon the average daily trading price) of Tyco shares for each share of Keystone stock).

    - If the average daily trading price for Tyco shares is less than $57.21 but at least $54.08, the exchange ratio will be correspondingly increased, so that the product of the exchange ratio and the average daily trading price is $31 (i.e., Keystone shareholders will receive $31 in value (based upon the average daily trading price) of Tyco shares for each share of Keystone stock).

    - If the average daily trading price for Tyco shares is less than $54.08, Tyco can terminate the merger agreement unless Keystone agrees to an exchange ratio of 0.54183, and Keystone can terminate the merger agreement unless Tyco agrees to adjust the exchange ratio such that the product of the exchange ratio and the average daily trading price is $31.

    The average daily trading price of Tyco shares on the New York Stock Exchange for the ten trading days ending July 28, 1997 was $79.8256. Based on this price, the exchange ratio would be 0.46351.

Q.  HOW WILL I KNOW WHAT THE ACTUAL EXCHANGE RATIO IS?

A. Keystone shareholders can call toll free 1-800-631-0984 at any time after August 8, 1997 for the average daily trading price of Tyco shares for the preceding ten trading days and the exchange ratio that would be in effect based on that average daily trading price. The actual average daily trading price and the actual exchange ratio will be calculated after the close of business on August 21, 1997 (or, if the special meeting of Keystone shareholders is adjourned, after the close of business on the fifth trading day prior to the date to which the meeting is adjourned) and may be obtained by calling the toll free number after that date.

Q:  WHEN WILL THE MERGER TAKE EFFECT?

A: Tyco and Keystone expect that the merger will become effective promptly after the shareholders of Keystone approve the merger and the merger agreement. The special shareholders meeting of Keystone is scheduled for August 28, 1997.

Q: WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER FOR THE SHAREHOLDERS OF KEYSTONE?

A: The receipt of Tyco shares in the merger will generally be tax free to the shareholders of Keystone; however, a shareholder may be required to pay taxes on cash received in lieu of a fractional share of Tyco. For a detailed discussion of the tax consequences of the merger, see "The Merger--Certain United States Federal Income Tax and Bermuda Tax Consequences."

Q:  WILL SHAREHOLDERS HAVE APPRAISAL RIGHTS?

A: Shareholders of Keystone will not have any appraisal rights as a result of the merger.

Q:  WHAT SHOULD SHAREHOLDERS DO NOW?

A: Shareholders should mail their signed proxy card in the enclosed envelope, as soon as possible, so that their shares will be represented at the Keystone special shareholders meeting. The Board of Directors of Keystone recommends that Keystone shareholders vote in favor of the merger. After the merger is completed, shareholders will receive written instructions for exchanging their share certificates.

Q: CAN SHAREHOLDERS CHANGE THEIR VOTE AFTER THEY HAVE MAILED IN A SIGNED PROXY CARD?

A: Yes. Shareholders can change their vote in one of three ways at any time before their proxies are used. First, shareholders can revoke their proxies by written notice. Second, shareholders can complete new, later dated proxy cards. Third, shareholders can attend the special shareholders meeting and vote in person.

Q:  WHOM SHOULD SHAREHOLDERS CALL WITH QUESTIONS?

A: Shareholders who have questions about the merger should call Corporate Investor Communications, Inc. at 1-800-541-0207 (toll-free in the United States).

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY
STATEMENT/PROSPECTUS AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT AND THE DOCUMENTS TO WHICH YOU HAVE BEEN REFERRED. SEE "WHERE TO FIND MORE INFORMATION." FOR A TABLE OF THE DEFINED TERMS USED IN THIS SUMMARY AND ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS, SEE PAGE 76.

                                 THE COMPANIES

KEYSTONE INTERNATIONAL, INC.
9600 West Gulf Bank Road
Houston, Texas 77040
(713) 466-1176

    Keystone International, Inc. ("Keystone") was incorporated in Texas in 1947. Keystone designs, manufactures and markets on a worldwide basis industrial flow control valves, actuators and accessories.

    For further information on the business of Keystone, see "Business of Keystone."

TYCO INTERNATIONAL LTD.
Cedar House
41 Cedar Avenue
Hamilton HM12, Bermuda
(441) 292-2033

    Tyco International Ltd., a Bermuda company ("Tyco"), is the continuing public company resulting from the business combination (the "ADT Merger") on July 2, 1997 of Tyco International Ltd. (now Tyco International (US) Inc.), a Massachusetts corporation ("Old Tyco"), and ADT Limited, a Bermuda company ("ADT").

    Tyco manufactures and distributes flow control products, disposable medical supplies and other specialty products, electrical and electronic components and underwater telecommunication systems. In addition, Tyco is the largest contractor in the world for the design, installation and servicing of fire protection systems and is a leading manufacturer and distributor of fire detection and fire suppression products. Tyco is also the largest provider of electronic security services in North America and the United Kingdom. These services include the sale, installation, monitoring and maintenance of electronic security devices and systems for intrusion detection, surveillance and access control. Tyco also operates a network of vehicle auction centers in the United States.

    Tyco's strategy is to be a low-cost, high quality producer and provider in each of its markets. It promotes its leadership position by investing in existing businesses, developing new markets and acquiring complementary businesses and products. Combining the strengths of its existing operations and its business acquisitions, Tyco seeks to enhance shareholder value through increased earnings per share.

    The headquarters address for Tyco's North American operations is c/o Tyco International (US) Inc., One Tyco Park, Exeter, New Hampshire 03833. The telephone number at this address is (603) 778-9700.

    For further information on the businesses of Tyco, see "Businesses of Tyco."

                                  THE MEETING

    The Special Meeting of the Keystone shareholders will be held on August 28, 1997.

    The record date for Keystone shareholders entitled to receive notice of and to vote at the Special Meeting is July 28, 1997. On that date there were 35,793,738 shares of Keystone Common Stock outstanding.

                             REASONS FOR THE MERGER

    For Tyco, the Merger is consistent with its strategy of seeking growth through internal expansion and through acquisitions that are likely to benefit from synergies and cost savings with Tyco's existing operations and that are expected to be non-dilutive. For Keystone shareholders, the Merger presents the opportunity to receive a premium over the historic market price for their shares and to participate in a larger and more diversified company. In addition, because Tyco has a substantially larger public float and trading volume than Keystone, the Merger should give Keystone shareholders greater liquidity in their investment.

    To review the reasons for the merger in greater detail, see "The Merger--Reasons of Tyco for the Merger"; and "--Recommendation of the Board of Directors of Keystone; Reasons of Keystone for the Merger."

                         RECOMMENDATION TO SHAREHOLDERS

    The Keystone Board of Directors believes that the Merger is fair and in the best interests of Keystone and the Keystone shareholders and unanimously recommends that shareholders vote FOR the proposal to approve the Merger and the Merger Agreement.

    See also "Proposal to Adjourn the Special Meeting."

                                   THE MERGER

    THE MERGER AGREEMENT IS ATTACHED AS ANNEX A TO THIS PROXY
STATEMENT/PROSPECTUS. YOU SHOULD READ THE MERGER AGREEMENT, AS IT IS THE LEGAL DOCUMENT WHICH GOVERNS THE MERGER.

CONSEQUENCES OF THE MERGER

    In the Merger, Keystone will merge with a subsidiary of Tyco. As a result, Keystone will become a wholly-owned subsidiary of Tyco, and the former shareholders of Keystone will become shareholders of Tyco.

WHAT KEYSTONE SHAREHOLDERS WILL RECEIVE IN THE MERGER

    In the Merger, Keystone shareholders will receive Tyco Common Shares in exchange for their shares of Keystone Common Stock. The Exchange Ratio will depend on the average daily trading price of Tyco Common Shares over the ten trading days ending five trading days prior to the date of the Special Meeting (which, if the Special Meeting is adjourned, refers to the date to which the meeting is adjourned) (the "Average Stock Price"). For an Average Stock Price of between $57.21 and $68.29, the Exchange Ratio would be 0.54183 Tyco Common Shares for each share of Keystone Common Stock. The Exchange Ratio will be higher or lower for an Average Stock Price below or above this range. The average daily trading price of Tyco Common Shares on the New York Stock Exchange for the ten trading days ending July 28, 1997 was $79.8256 (the "July 28th Average Stock Price"). Based on this price, the Exchange Ratio would be 0.46351. Cash will be paid in lieu of the distribution of fractional shares. For more detailed information, see "The Merger Agreement--Terms of the Merger." Keystone shareholders may call toll free 1-800-631-0984 at any time after August 8, 1997 for current information on the Average Stock Price and the Exchange Ratio.

CERTAIN UNITED STATES FEDERAL INCOME TAX AND
  BERMUDA TAX CONSEQUENCES

    The transaction is a tax free reorganization under the United States Internal Revenue Code. Shareholders of Keystone generally should not have any taxable gain or loss for U.S. federal income tax purposes upon receipt of Tyco Common Shares in the Merger; however, a shareholder may be required to pay taxes on cash received in lieu of a fractional Tyco Common Share. There will be no Bermuda tax of any kind payable in respect of the exchange of shares in the Merger.

    For further details, see "Risk Factors" and "The Merger--Certain United States Federal Income Tax and Bermuda Tax Consequences."

SHAREHOLDER VOTE REQUIRED

    The favorable vote of two-thirds of the outstanding shares of Keystone Common Stock is required to approve the Merger and the Merger Agreement. IF YOU FAIL TO RETURN YOUR CARD, THE EFFECT WILL BE THE SAME AS A VOTE AGAINST THE MERGER (UNLESS YOU APPEAR IN PERSON AT THE SPECIAL MEETING AND VOTE FOR THE MERGER).

INTERESTS OF OFFICERS AND DIRECTORS IN THE MERGER

    In considering the recommendation of the Keystone Board of Directors in favor of the Merger, Keystone shareholders should be aware that members of its management will receive benefits as a result of the Merger that will be in addition to benefits received by shareholders generally. For further details, see "The Merger-- Interests of Certain Persons in the Merger."

CONDITIONS OF THE MERGER

    The consummation of the Merger depends upon satisfaction of a number of conditions, including the following:

    (1) approval of the Merger and the Merger Agreement by the shareholders of Keystone;

    (2) listing on the New York Stock Exchange of Tyco Common Shares to be issued in the Merger;

    (3) receipt of any required regulatory approvals;

    (4) receipt by Tyco and Keystone of the written opinion of their respective counsel that the Merger will constitute a reorganization within the meaning of Section 368 of the Code;

    (5) absence of governmental action prohibiting the Merger or requiring Tyco to dispose of or hold separate any material portion of its business or assets;

    (6) absence of any law that makes the Merger illegal; and

    (7) receipt of the opinions of Coopers & Lybrand and Arthur Andersen LLP regarding the qualification of the Merger as a pooling of interests for accounting purposes.

    These conditions may be waived by the party entitled to assert the conditions. For further details, see "The Merger Agreement--Conditions to the Merger."

TERMINATION OF THE MERGER AGREEMENT

    Either Keystone or Tyco may terminate the Merger Agreement if:

    (1) the Merger is not completed by December 31, 1997;

    (2) a court or governmental agency permanently prohibits the Merger;

    (3) the shareholders of Keystone do not approve the Merger and the Merger Agreement by December 31, 1997, or if the Keystone shareholders do not approve the Merger and the Merger Agreement at the Special Meeting.

    (4) the other party breaches its representations, warranties or obligations under the Merger Agreement and that breach cannot be remedied;

    (5) the Board of Directors of Keystone adversely modifies its approval of the Merger, but Keystone may only terminate under these circumstances if the Board's modification is in keeping with its fiduciary obligations to its shareholders; or

    (6) subject to the right of the other party to prevent termination by agreeing to a modification in the Exchange Ratio, if the Average Stock Price for Tyco Common Shares is less than $54.08.

    Tyco may also terminate the Merger Agreement if:

    (7) the Keystone Board of Directors recommends a tender offer or merger proposal made by a third party.

    For further details, see "The Merger Agreement--Termination of the Merger Agreement."

TERMINATION FEES AND EXPENSES

    Keystone is required to pay to Tyco a termination fee of $35 million, plus up to $2 million of reasonable out-of-pocket expenses, if the Merger Agreement is terminated under certain circumstances. Tyco is required to pay to Keystone up to $2 million of reasonable out-of-pocket expenses if the Merger Agreement is terminated under certain other circumstances.

REGULATORY APPROVALS

    Tyco and Keystone have given each other a commitment to use their reasonable best efforts to take whatever actions are required to obtain necessary regulatory approvals.

    The U.S. Hart-Scott-Rodino statute prohibits Tyco and Keystone from completing the Merger until they have furnished certain information and materials to the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission and a required waiting period has expired. On July 18, 1997, the Antitrust Division issued to Tyco and Keystone a request for additional information and documents under the HSR Act. This request extends the waiting period under the HSR Act to 20 days from the date that the Antitrust Division receives the requested information and documents, unless the waiting period is terminated earlier. The information and documents requested relate to certain specific flow control products manufactured by Tyco and Keystone. Such products accounted for less than 2% of the total revenues of Keystone in its most recent fiscal year. Tyco and Keystone have begun to furnish the requested information and documents to the Antitrust Division concerning the relevant products and have entered into discussions with the Antitrust Division regarding the concerns of the Antitrust Division on the effect of the Merger on the market for these products. The Antitrust Division and the FTC have the authority to challenge the Merger on antitrust grounds before or after the Merger is completed. Accordingly, Tyco and Keystone do not intend to consummate the Merger unless and until the concerns identified by the Antitrust Division are resolved. Each state and country where either Tyco or Keystone has operations may also review the Merger under such jurisdiction's antitrust law.

ANTICIPATED ACCOUNTING TREATMENT

    Tyco and Keystone expect the Merger to qualify as a pooling of interests for accounting purposes, which means that the companies will be treated as if they had always been combined for accounting and financial reporting purposes. Each company must receive a letter from its independent accounting firm regarding qualification of the Merger as a "pooling of interests" for accounting purposes. See "The Merger--Anticipated Accounting Treatment."

OPINION OF FINANCIAL ADVISOR

    Goldman Sachs delivered its written opinion to the Board of Directors of Keystone to the effect that, as of the date hereof, the Exchange Ratio pursuant to the Merger Agreement is fair to the holders of Keystone Common Stock.

    The full text of the written opinion of Goldman Sachs, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Annex B and is incorporated herein by reference. HOLDERS OF SHARES OF KEYSTONE COMMON STOCK ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. See "The Merger--Opinion of Keystone's Financial Advisor."

APPRAISAL RIGHTS

    Keystone shareholders do not have appraisal rights in connection with the Merger.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION; LISTING

    Tyco Common Shares are listed on the New York Stock Exchange, the London Stock Exchange and the Bermuda Stock Exchange. Prior to the ADT Merger, the common stock of Old Tyco was listed on the New York Stock Exchange; this stock may be viewed as equivalent to the Tyco Common Shares prior to July 2, 1997. Keystone Common Stock is also listed on the New York Stock Exchange. The New York Stock Exchange closing price per share for the common stock of Old Tyco was $62.75 on May 20, 1997, the last full trading day prior to the public announcement of the proposed Merger. On July 28, 1997, the closing price per Tyco Common Share on the New York Stock Exchange was $81.00. The closing price per share on the New York Stock Exchange of the Keystone Common Stock was $20.50 on May 20, 1997, and 36.0625 on July 28, 1997.

    Application will be made to list the Tyco Common Shares issuable in the Merger on the New York Stock Exchange, the London Stock Exchange and the Bermuda Stock Exchange.

                                  RISK FACTORS

    For a discussion of certain considerations with respect to the approval of the Merger and the Merger Agreement, Keystone shareholders should see the information contained on page 7.

                                  RISK FACTORS
    In considering whether to approve the Merger and the Merger Agreement, Keystone shareholders should carefully evaluate the information contained in this Proxy Statement/Prospectus and, in particular, the following factors:

    ANTITRUST REVIEW. The Antitrust Division of the U.S. Department of Justice has issued a request to Tyco and Keystone under the HSR Act for additional information and documents. This request extends the waiting period under the HSR Act to 20 days from the date that the Antitrust Division receives the requested documents and information, unless the waiting period is terminated earlier. The additional information and documents requested by the Antitrust Division relate to certain specific flow control products of Tyco and Keystone. Such products accounted for less than 2% of the total revenues of Keystone in its most recent fiscal year. Tyco and Keystone do not intend to consummate the Merger unless and until the concerns of the Antitrust Division have been resolved. Such resolution may involve disposition of certain assets of Keystone, which could take time. Tyco and Keystone intend to use their reasonable best efforts to achieve resolution of the antitrust concerns and believe that they will be successful, although there can be no assurance of the timeframe in which such resolution will be achieved or that it will be achieved at all. Tyco and Keystone are not required to consummate the Merger if there is threatened or pending any governmental action or if there is any order or judgment that would require Tyco to dispose of or hold separate any material portion of its business or assets, including assets of Keystone. See "The Merger Agreement--Conditions to the Merger."
    If the concerns of the Antitrust Division are not resolved by the date of the Special Meeting (or any adjournment thereof), Keystone could determine either to adjourn the Special Meeting until the antitrust concerns are resolved (see "Proposal to Adjourn the Special Meeting") or to hold the Special Meeting. If the Special Meeting were held under these circumstances and the Merger and the Merger Agreement were approved, the Merger would not be consummated until resolution of the antitrust issues. In such case, a significant amount of time could elapse between the date as of which the Average Stock Price and the Exchange Ratio are determined and the Effective Time. See "Adjustable Exchange Ratio" below.

    ADJUSTABLE EXCHANGE RATIO. The Merger Agreement provides for adjustments to the Exchange Ratio based upon the Average Stock Price for Tyco Common Shares. These adjustments are designed so that Keystone shareholders will receive between $31 and $37 in value of Tyco Common Shares (as measured by the Average Stock Price) for each share of Keystone Common Stock exchanged in the Merger. In particular, for all values of the Average Stock Price above $68.29, the Exchange Ratio is reduced, so that the value of the Tyco Common Shares receivable by Keystone shareholders in the Merger (measured by the Average Stock Price) will not increase as a result of increases in the price of Tyco Common Shares that raise the Average Stock Price above $68.29. Keystone shareholders should also be aware that the price per Tyco Common Shares at the time of the Merger is likely to be different than the Average Stock Price, which is determined on the basis of the average daily trading prices of Tyco Common Shares over the ten day trading period ending five trading days prior to the date of the Special Meeting (which, if the Special Meeting is adjourned, refers to the date to which the meeting is adjourned). The price of Tyco Common Shares may change based upon changes in the business, operations and prospects of Tyco, general market and economic conditions, regulatory considerations and other factors. After the Exchange Ratio is established and until the Effective Time, the value in Tyco Common Shares to be received by Keystone shareholders will be subject to fluctuations in the price per share of Tyco Common Shares. Keystone shareholders are urged to obtain current market quotations for Tyco Common Shares and Keystone Common Stock and to call 1-800-631-0984 at any time after August 8, 1997 for current information on the Average Stock Price and the Exchange Ratio.

    TAX TREATMENT. The Merger is intended to be treated as a reorganization within the meaning of section 368 of the Code, and generally tax free to the shareholders of Keystone, and it is a condition to the obligations of Keystone and Tyco to consummate the Merger that they receive opinions from their respective counsel that the Merger will be treated as a reorganization. In rendering their opinions, counsel to Keystone and Tyco will rely upon certain representations, made as of the Effective Time, including representations by Keystone as to the intent of the historic shareholders of Keystone to retain ownership of the Tyco Common Shares which they receive in the Merger and as to the aggregate amount of Keystone Common Stock held by its 5% Shareholders. If such representations are untrue, incorrect or incomplete, the Merger may not be treated as a reorganization within the meaning of section 368 of the Code and the receipt in the Merger by Keystone shareholders of Tyco Common Shares may be taxable. See "The Merger--Certain United States Federal Income Tax and Bermuda Tax Consequences--United States Federal Tax Consequences."

    HISTORICAL PERFORMANCE NO INDICATION. The historical share and earnings performance of Tyco is not necessarily indicative of Tyco's future share price or earnings results.

    BERMUDA COMPANY. If the Merger is consummated, shareholders of Keystone will become shareholders of a Bermuda company. There are significant differences between the corporate laws of Bermuda and the corporate laws of Texas and between the constitutional documents of Keystone and Tyco. See "Comparison of Shareholder Rights." These differences may materially affect the rights of Keystone shareholders.

                 SELECTED FINANCIAL DATA FOR TYCO AND KEYSTONE

    The following information is being provided to assist in analyzing the financial aspects of the Merger. The information for Tyco has been derived from Tyco's audited supplemental consolidated financial statements as of December 31, 1996 and 1995 and for the three years in the period ended December 31, 1996. All other Tyco historical information presented below has been derived by combining Old Tyco's and ADT's historical audited and unaudited financial statements. The information for Keystone has been derived from Keystone's audited financial statements for the fiscal years ended December 31, 1992 through 1996 and Keystone's unaudited financial statements for the three months ended March 31, 1996 and the thirteen weeks ended March 28, 1997. The information is only a summary. The information should be read in conjunction with the historical financial statements and related notes contained in the annual, quarterly and other reports filed by Tyco and Keystone with the Securities and Exchange Commission (the "Commission"). See "Where to Find More Information."

               SELECTED TYCO HISTORICAL FINANCIAL INFORMATION (1)
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                AT OR FOR THE
                                                 THREE MONTHS
                                               ENDED MARCH 31,             AT OR FOR THE YEAR ENDED DECEMBER 31,
                                             --------------------  -----------------------------------------------------
                                               1997       1996       1996       1995       1994       1993      1992(2)
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income Statement Data:
  Net sales................................  $ 2,114.9  $ 1,668.9  $ 7,425.8  $ 6,318.5  $ 5,705.8  $ 5,447.9  $ 4,618.7
  Operating (loss)income (3)...............      260.8     (534.6)    (102.9)     649.1      596.6      451.9      360.1
  (Loss) income before extraordinary items
    and cumulative effect of accounting
    changes(4)(5)..........................      141.7     (626.1)    (338.6)     247.6      271.8      205.2      254.4
  (Loss) income per share before
    extraordinary items and cumulative
    effect of accounting changes(4)(5).....       0.60      (2.87)     (1.53)      1.14       1.21       0.91       1.56
  Cash dividends per common share(6).......       0.03       0.03       0.13       0.11       0.08       0.07       0.07
Balance Sheet Data:
  Total assets(7)..........................  $ 8,700.7             $ 7,928.5  $ 6,801.2  $ 6,556.9  $ 6,642.4  $ 5,820.4
  Long-term debt (including current
    portion)...............................    1,896.0               1,962.4    1,686.7    1,799.9    1,766.0    1,602.8
  Total shareholders' equity...............    3,932.6               2,987.8    3,060.0    2,743.5    2,403.6    2,095.0

------------------------

(1) The merger of Old Tyco and ADT, which was consummated on July 2, 1997, was accounted for as a pooling of interests. Unless otherwise noted, the information presented for Tyco treats Old Tyco and ADT as if they had always been combined for accounting and financial reporting purposes.

(2) On October 19, 1994, Tyco merged with Kendall International, Inc. ("Kendall International") in a transaction accounted for as a pooling of interests. The summary historical financial data reflects the combined results of Tyco and Kendall for all periods presented subsequent to June 30, 1992, the date on which Kendall International undertook a financial restructuring. The summary historical data at and for the year ended December 31, 1992 reflect only the results of operations and financial position of Tyco.

(3) Operating loss in 1996 included restructuring and other non-recurring charges of $237.3 million relating principally to ADT Security's operations in the United States and the United Kingdom, and a charge of $744.7 million, which occurred in the three month period ended March 31, 1996, relating to the impairment of long-lived assets of ADT Security and ADT Automotive following the adoption of Statement of Financial Accounting Standards No. 121 ("SFAS 121"). Operating income in 1995 included restructuring and other non-recurring charges of $34.2 million relating principally to ADT Security's United States operations and to ADT Security's corporate restructuring in Europe, and a charge of $37.2 million related to merger and transaction costs associated with the Kendall International merger. Operating income in 1993 included a non-recurring inventory charge of $22.5 million principally relating to Kendall International, and a restructuring charge of $39.3 million relating principally to the European and Australian fire protection contracting operations, as well as the Grinnell flow control distribution operations. Operating income in 1992 included a restructuring charge of $25.6 million relating to European fire products manufacturing, North American fire protection operations and corporate headquarters and Grinnell flow control distribution operations.

(4) In 1996, Tyco recorded certain non-recurring items including (i) a non-cash charge relating to the write-down of specific ADT Security and ADT Automotive assets to their estimated fair values in accordance with SFAS 121, (ii) a charge principally relating to costs associated with integrating the businesses of Automated Security (Holdings) plc in the United Kingdom and the United States into ADT Security, together with the costs of administrative, accounting, management information and technological infrastructure enhancements currently being implemented in the United States electronic security services operations, (iii) a gain arising on the sale of Tyco's entire interest in Limelight Group plc, which was recorded on the balance sheet at a nominal value and (iv) a gain represented by cash receivable as a result of the settlement of Tyco's litigation against BDO Binder Hamlyn. Tyco's historical net income before these non-recurring items amounted to $488.4 million or $2.19 per share ($2.14 per share on a fully diluted basis).

(5) In the three months ended March 31, 1997, Tyco recorded certain non-recurring charges in connection with the ADT Merger and the unsolicited proposals of Western Resources, Inc. to acquire ADT. Tyco's historical net income before these non-recurring items amounted to $151.3 million or $0.65 per share ($0.64 per share on a fully diluted basis). In the three months ended March 31, 1996, Tyco recorded certain non-recurring charges which principally represented non-cash charges relating to the write down of specific assets of ADT Security and ADT Automotive to their estimated fair value in accordance with SFAS 121. Tyco historical net income before these non-recurring items amounted to $108.4 million, or $0.50 per share ($0.48 per share on a fully diluted basis).

(6) Prior to the ADT Merger, ADT had not declared any dividends on its common shares since April 1991. Old Tyco declared dividends of $0.20 per share in 1996, 1995 and 1994, $0.19 per share in 1993 and $0.18 per share in 1992.

(7) During 1996, Tyco recorded a charge of $744.7 million relating to the impairment of long-lived assets of ADT Security and ADT Automotive.

               SELECTED KEYSTONE HISTORICAL FINANCIAL INFORMATION
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                              AT OR FOR THE
                                                 13 WEEK
                                                 PERIOD          FOR THE
                                                  ENDED      3 MONTH PERIOD           AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                MARCH 28,         ENDED       -----------------------------------------------------
                                                  1997       MARCH 31, 1996     1996       1995       1994       1993       1992
                                              -------------  ---------------  ---------  ---------  ---------  ---------  ---------
Income Statement Data:
  Net sales.................................    $   157.9       $   164.2     $   677.9  $   597.1  $   535.1  $   516.1  $   528.4
  Operating (loss) income (1)(2)............         16.5            16.6          79.5       38.3       57.0       70.6       80.4
  (Loss) income before extraordinary items
    and cumulative effect of accounting
    change (1)(2)...........................          9.5             9.3          41.9       19.9       33.0       39.1       42.5
  (Loss) income per share before
    extraordinary items and cumulative
    effect of accounting change.............         0.27            0.26          1.18       0.56       0.94       1.12       1.22
  Cash dividends per common share...........        0.185           0.185          0.74       0.74       0.74       0.72       0.68

Balance Sheet Data:
  Total assets..............................    $   522.3                     $   542.8  $   556.6  $   496.3  $   456.5  $   438.1
  Long-term debt (including current
    portion)................................         75.1                          77.0       82.0       64.4       64.5       59.9
  Total shareholders' equity................        296.8                         300.8      282.9      286.4      270.6      252.6

------------------------

(1) Operating income in 1995 included charges of $22.8 million for restructuring and severance costs, $8.2 million for impairment of assets held for sale and $2.9 million for plant closure and related costs.

(2) Operating income in 1994 included charges of $4.4 million for plant closure and related costs.

                      SELECTED TYCO AND KEYSTONE UNAUDITED
                    PRO FORMA COMBINED FINANCIAL INFORMATION
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                              AT OR FOR THE THREE
                                                  MONTHS ENDED                AT OR FOR THE YEAR ENDED DECEMBER 31,
                                            ------------------------  -----------------------------------------------------
                                             MARCH 31,    MARCH 31,
                                               1997         1996        1996       1995       1994       1993       1992
                                            -----------  -----------  ---------  ---------  ---------  ---------  ---------
Income Statement Data:
  Net sales...............................   $ 2,272.8    $ 1,833.1   $ 8,103.7  $ 6,915.6  $ 6,240.9  $ 5,964.0  $ 5,147.1
  Operating (loss) income.................       277.3       (518.0)      (23.4)     687.4      653.6      522.5      440.5
  (Loss) income before extraordinary items
    and cumulative effect of accounting
    charges (1)...........................       151.2       (616.8)     (296.7)     267.5      304.8      244.3      296.9
  (Loss) income per share before
    extraordinary items and cumulative
    effect of accounting changes(1)(2)....        0.59        (2.60)      (1.24)      1.13       1.26       1.01       1.65
  Cash dividends per common
    share(3)..............................        0.06         0.05        0.22       0.21       0.17       0.17       0.16

Balance Sheet Data:
  Total assets............................   $ 9,223.0                $ 8,471.3  $ 7,357.8  $ 7,053.2  $ 7,098.9  $ 6,258.5
  Long-term debt (including current
    portion)..............................     1,971.1                  2,039.4    1,768.7    1,864.3  $ 1,830.5    1,662.7
  Total shareholders' equity..............     4,229.4                  3,288.6    3,342.9    3,029.9    2,674.2    2,347.6

------------------------

(1) See notes (4) and (5) to "Selected Tyco Historical Financial Information" for information on Tyco's income per share before certain non-recurring items. On a pro forma combined basis, net income per share for the three months ended March 31, 1997 before these non-recurring items is $0.64 ($0.63 per share on a fully diluted basis). On a pro forma combined basis, net income per share for 1996 before these non-recurring items is $2.19 ($2.15 per share on a fully diluted basis).

(2) The unaudited pro forma combined per share data are based on Keystone shareholders receiving 0.54183 of a Tyco Common Share for each share of Keystone Common Stock held. Based on the July 28th Average Stock Price of Tyco Common Shares of $79.8256, the Exchange Ratio would be 0.46351. Assuming that ratio, pro forma combined (loss) income per share would be $0.61 per share (0.59 per share on a fully diluted basis) for March 31, 1997, ($2.63) for March 31, 1996, and ($1.25), $1.14, $1.27, $1.02 and $1.67
    for the years ended December 31, 1996, 1995, 1994, 1993 and 1992, respectively.

(3) Prior to the ADT Merger, ADT had not declared any dividends on its common shares since April 1991. Old Tyco declared dividends of $0.05 per share in the quarters ended March 31, 1997 and 1996, and $0.20 per share in 1996, 1995 and 1994, $0.19 per share in 1993 and $0.18 per share in 1992. Keystone paid dividends of $0.185 per share in the quarters ended March 31, 1997 and 1996, and $0.74 per share in 1996, 1995 and 1994, $0.72 per share in 1993 and $0.68 per share in 1992. Tyco expects to continue Old Tyco's dividend practice according to which it would pay quarterly dividends of $0.05 per common share, although this may be changed at any time by the Board of Directors of Tyco. The payment of dividends by Tyco in the future will depend on business conditions, Tyco's financial condition and earnings and other factors.

                       COMPARATIVE PER SHARE INFORMATION

                                                                                           TYCO AND
                                                                           KEYSTONE        KEYSTONE       KEYSTONE
                                                                          HISTORICAL       UNAUDITED     EQUIVALENT
                                                             TYCO             PER          PRO FORMA      PRO FORMA
                                                          HISTORICAL         SHARE         COMBINED       PER SHARE
                                                        PER SHARE DATA       DATA       PER SHARE DATA      DATA
                                                        ---------------  -------------  ---------------  -----------
AT OR FOR THE THREE MONTHS ENDED MARCH 31, 1997
(Loss) income from continuing operations per common
  share...............................................     $    0.60       $    0.27       $    0.59(1)   $    0.32(1)
Cash dividends declared per common share..............          0.03            0.19            0.06           0.03
Book value per common share...........................         16.23            8.34           16.17           8.76
AT OR FOR THE YEAR ENDED DECEMBER 31, 1996
(Loss) income from continuing operations per common
  share...............................................         (1.53)           1.18           (1.24)(1)      (0.67)(1)
Cash dividends declared per common share..............          0.13            0.74            0.22           0.12
Book value per common share...........................         13.39            8.47           13.56           7.35
AT OR FOR THE YEAR ENDED DECEMBER 31, 1995
(Loss) income from continuing operations per common
  share...............................................          1.14            0.56            1.13           0.61
Cash dividends declared per common share..............          0.11            0.74            0.21           0.11
Book value per common share...........................         14.03            7.99           14.09           7.63
AT OR FOR THE YEAR ENDED DECEMBER 31, 1994
(Loss) income from continuing operations per common
  share...............................................          1.21            0.94            1.26           0.68
Cash dividends declared per common share..............          0.08            0.74            0.17           0.09
Book value per common share...........................         13.25            8.11           13.39           7.26

------------------------

(1) See notes (4) and (5) to "Selected Tyco Historical Financial Information" for information on Tyco's income per share before certain non-recurring items. On a pro forma combined basis, net income per share for the three months ended March 31, 1997 before these non-recurring items is $0.64 ($0.63 per share on a fully diluted basis). On an equivalent pro forma basis, net income per share for the three months ended March 31, 1997 before these non-recurring items is $0.35 ($0.34 per share on a fully diluted basis.) On a pro forma combined basis, net income per share for 1996 before these non-recurring items is $2.19 ($2.15 per share on a fully diluted basis). On an equivalent pro forma basis, net income per share before non-recurring items for 1996 is $1.18 ($1.16 per share on a fully diluted basis).

(a) Prior to the ADT Merger, ADT had not declared any dividends on its common shares since April 1991. Old Tyco declared dividends of $0.05 per share in the quarter ended March 31, 1997, and $0.20 per share in 1996, 1995 and 1994.

(b) The unaudited pro forma (loss) income and book value per share are based on Keystone shareholders receiving 0.54183 of a Tyco Common Share for each share of Keystone Common Stock held. The Keystone equivalent pro forma per share data are calculated by the multiplying the unaudited pro forma combined per share data by 0.54183.

   Based on the July 28th Average Stock Price of Tyco Common Shares of $79.8256, the Exchange Ratio would be 0.46351. Assuming that ratio, pro forma combined
    (loss) income per share would be $0.61 per share ($0.59 per share on a fully diluted basis), ($1.25), $1.14 and $1.27 for the quarter ended March 31, 1997 and each of the three years ended December 31, 1996, 1995, 1994 respectively; pro forma equivalent (loss) income per share would be $0.28, ($0.58), $0.53 and $0.59 for the quarter ended March 31, 1997 and each of the three years ended December 31, 1996, 1995, 1994 respectively. Also based on the ratio of 0.46351, pro forma combined book value per share would be $16.34, $13.72, $14.25 and $13.56 at March 31, 1997 and at December 31,
    1996, 1995 and 1994, respectively; pro forma equivalent book value per share would be $7.57, $6.36, $6.61 and $6.28, respectively.

                           OLD TYCO OPERATING RESULTS
                            YEAR ENDED JUNE 30, 1997

    Old Tyco has announced its results of operations for the fiscal year ended June 30, 1997 ("fiscal 1997"). Net income increased 35.0% to $419.0 million, or $2.61 per share, for fiscal 1997, compared to $310.1 million, or $2.03 per share for the fiscal year ended June 30, 1996 ("fiscal 1996"). Sales increased 30.0% to $6.6 billion in fiscal 1997 from $5.1 billion in fiscal 1996. The increases reflect internal growth as well as growth through acquisitions. The internal growth was enhanced by continued worldwide expansion of products and services coupled with productivity enhancements which improved profit margins. Earnings of Tyco's Disposable and Specialty Products group increased 25.0% to $364.4 million in fiscal 1997 compared to $291.7 million in fiscal 1996. Earnings of Tyco's Fire Protection group increased 55.0% to $198.9 million in fiscal 1997, compared to $128.1 million in fiscal 1996. Earnings of Tyco's Flow Control group increased 37.0% to $156.3 million in fiscal 1997, compared to $114.1 million fiscal 1996. Earnings of Tyco's Electrical and Electronic Components groups increased 24.0% to $109.3 million in fiscal 1997, compared to $88.5 million in fiscal 1996. See "Businesses of Tyco." Earnings of Tyco's four business groups are stated before deduction for general corporate expenses, interest expense and taxes.

    The following table sets forth the announced summary results of operations of Old Tyco for fiscal 1997, compared to fiscal 1996.

                                                                                           FOR THE YEAR ENDED
                                                                                      ----------------------------
                                                                                      JUNE 30, 1997  JUNE 30, 1996
                                                                                      -------------  -------------
                                                                                          (IN THOUSANDS EXCEPT
                                                                                           PER SHARE AMOUNTS)
Sales...............................................................................   $ 6,597,629    $ 5,089,828
                                                                                      -------------  -------------
                                                                                      -------------  -------------
Income before income taxes..........................................................   $   687,889    $   523,897
Income taxes........................................................................      (268,887)      (213,750)
                                                                                      -------------  -------------
Net Income..........................................................................   $   419,002    $   310,147
                                                                                      -------------  -------------
                                                                                      -------------  -------------

Earnings Per Share..................................................................   $      2.61    $      2.03
Common equivalent shares............................................................       160,268        152,809
                                                                                      -------------  -------------
                                                                                      -------------  -------------

                           KEYSTONE OPERATING RESULTS
                    THREE AND SIX MONTHS ENDED JUNE 27, 1997

    Keystone has recently announced its unaudited results of operations for the three months and six months ended June 27, 1997. For the quarter ended June 27, 1997, net income was $13.5 million, or $0.38 per share of Keystone Common Stock, on revenues of $173.2 million, compared to net income of $10.7 million, or $0.30 per share, on revenues of $173.6 million in the second quarter of 1996. For the six months ended June 27, 1997, net income was $23.0 million, or $0.65 per share of Keystone Common Stock, on revenues of $331.2 million, compared to net income of $20.0 million, or $0.56 per share, on revenues of $337.8 million for the six months ended June 30, 1996.

                            KEYSTONE SPECIAL MEETING

PURPOSE OF THE KEYSTONE SPECIAL MEETING

    At the special meeting of Keystone shareholders (the "Special Meeting"), holders of Keystone Common Stock will consider and vote upon a proposal to approve the Merger (the "Merger") of Keystone and T8 Acquisition Corp., a Texas subsidiary of Tyco ("Merger Sub"), and the Agreement and Plan of Merger (the "Merger Agreement"), dated as of May 20, 1997, among Old Tyco, Merger Sub, successor by assignment to T6 Acquisition Corp., a subsidiary of Old Tyco ("T6"), and Keystone, providing for the Merger, and such other matters as may properly be brought before the Special Meeting. See also "Proposal to Adjourn the Special Meeting."

    THE BOARD OF DIRECTORS OF KEYSTONE HAS UNANIMOUSLY APPROVED THE MERGER AND THE MERGER AGREEMENT AND RECOMMENDS THAT KEYSTONE SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AND THE MERGER AGREEMENT. SEE "THE MERGER--BACKGROUND OF THE MERGER," "--RECOMMENDATION OF THE BOARD OF DIRECTORS OF KEYSTONE; REASONS OF KEYSTONE FOR THE MERGER" AND "--INTERESTS OF CERTAIN PERSONS IN THE MERGER."

RECORD DATE; VOTING RIGHTS; PROXIES

    The Keystone Board of Directors has fixed the close of business on July 28, 1997 as the record date (the "Record Date") for determining holders entitled to notice of and to vote at the Special Meeting.

    As of the Record Date, there were 35,793,738 shares of Keystone common stock, par value $1.00 per share (the "Keystone Common Stock"), issued and outstanding, each of which entitles its holder to one vote. All shares of Keystone Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH SHARES OF KEYSTONE COMMON STOCK WILL BE VOTED IN FAVOR OF APPROVAL OF THE MERGER AND THE MERGER AGREEMENT. Keystone does not know of any matters other than approval of the Merger and the Merger Agreement that are to come before the Special Meeting. If any other matter or matters are properly presented for action at the Special Meeting, the persons named in the enclosed form of proxy will have the discretion to vote on such matters in accordance with their best judgment, unless such authorization is withheld. A shareholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice of revocation to the Secretary of Keystone, by signing and returning a later dated proxy, or by voting in person at the Special Meeting. However, mere attendance at the Special Meeting will not in and of itself have the effect of revoking the proxy.

    Votes cast by proxy or in person at the Special Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

SOLICITATION OF PROXIES

    Keystone will bear its own cost of solicitation of proxies. Brokerage houses, fiduciaries, nominees and others will be reimbursed for their out-of-pocket expenses in forwarding proxy materials to beneficial owners of stock held in their names.

QUORUM

    The presence in person or by properly executed proxy of holders of a majority of the issued and outstanding shares of Keystone Common Stock is necessary to constitute a quorum at the Special Meeting.

REQUIRED VOTE

    The approval of the Merger and the Merger Agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of Keystone Common Stock. Abstentions and broker non-votes will have the effect of votes against approval of the Merger and the Merger Agreement. In certain circumstances, including if Keystone shareholders fail to approve the Merger and the Merger Agreement, Keystone will be obligated to pay to Tyco a termination fee of $35 million, plus up to $2 million of reasonable out-of-pocket expenses. See "The Merger Agreement--Termination--Fees and Expenses."

    THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE SHAREHOLDERS OF KEYSTONE. ACCORDINGLY, KEYSTONE SHAREHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                   THE MERGER

    This section of the Proxy Statement/Prospectus as well as the next section of the Proxy Statement/ Prospectus entitled "The Merger Agreement" describe certain aspects of the proposed Merger. The following discussion is qualified in its entirety by reference to the Merger Agreement, which is attached as Annex A to this Proxy Statement/Prospectus, and to the other agreements and documents that are discussed, which are filed as exhibits to the Registration Statement of which this Proxy Statement/ Prospectus forms a part. All shareholders are urged to read the Merger Agreement in its entirety.

GENERAL

    The Merger Agreement provides that the Merger will be consummated if the required approval of the Keystone shareholders is obtained and all other conditions to the Merger are satisfied or waived. Upon consummation of the Merger, Merger Sub will be merged with and into Keystone, and Keystone will become a wholly-owned subsidiary of Tyco.

    Pursuant to the Merger Agreement, each outstanding share of Keystone Common Stock will be converted into common shares, par value $.20 per share, of Tyco ("Tyco Common Shares"). The exchange ratio (the "Exchange Ratio") of Tyco Common Shares receivable in the Merger for each share of Keystone Common Stock will depend on the Average Stock Price of Tyco Common Shares, as described under "The Merger Agreement--Terms of the Merger." For an Average Stock Price of between $57.21 and $68.29, the Exchange Ratio would be 0.54183 Tyco Common Shares for each share of Keystone Common Stock. The Exchange Ratio will be higher or lower for an Average Stock Price below or above this range. Based upon the July 28th Average Stock Price of $79.8256, the Exchange Ratio would be 0.46351.

    Based upon the number of shares of Keystone Common Stock outstanding on the Record Date, and assuming the exercise of all outstanding Stock Options currently exercisable and an Exchange Ratio of 0.54183, a maximum number of 19,620,447 Tyco Common Shares may be issued in the Merger. Based upon the capitalization of Tyco and Keystone as of the Record Date, the shareholders of Keystone will own approximately 7% of the outstanding Tyco Common Shares following consummation of the Merger.

EFFECTIVE TIME

    As promptly as practicable after the satisfaction or waiver of the conditions to the Merger set forth in the Merger Agreement, the parties will file Articles of Merger with the Secretary of State of the State of Texas (the "Articles of Merger"). The effective time of the Merger (the "Effective Time") will occur upon the issuance of a Certificate of Merger by the Secretary of State of the State of Texas (the "Certificate of Merger"). It is anticipated that the Certificate of Merger will be issued shortly after the filing of the

Articles of Merger. The Merger Agreement may be terminated by either party if the Merger has not been consummated on or before December 31, 1997. The Merger Agreement may also be terminated under certain other circumstances. See "The Merger Agreement--Conditions to the Merger," and "-- Termination."

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES

    The conversion of Keystone Common Stock into the right to receive Tyco Common Shares will occur automatically at the Effective Time.

    As soon as practicable after the Effective Time, a transmittal letter will be mailed by the Exchange Agent to each Keystone shareholder informing shareholders of the procedures to follow in forwarding stock certificates representing Keystone Common Stock to the Exchange Agent. Upon receipt of a shareholder's Keystone stock certificates, the Exchange Agent will deliver certificates for full Tyco Common Shares to such shareholder and cash in lieu of fractional shares pursuant to the terms of the Merger Agreement and in accordance with the transmittal letter, together with any dividends or other distributions to which such shareholder is entitled.

    If any issuance of Tyco Common Shares in exchange for shares of Keystone Common Stock is to be made to a person other than the Keystone shareholder in whose name the certificate is registered at the Effective Time, it will be a condition of such exchange that the certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the Keystone shareholder requesting such issuance either pay any transfer or other tax required or establish to the satisfaction of Tyco that such tax has been paid or is not payable.

    After the Effective Time, there will be no further transfers of Keystone Common Stock on the stock transfer books of Keystone. If a certificate representing Keystone Common Stock is presented for transfer, it will be cancelled and a certificate representing the appropriate number of full Tyco Common Shares and cash in lieu of fractional shares and any dividends and distributions will be issued in exchange therefor.

    After the Effective Time and until surrendered, shares of Keystone Common Stock will be deemed for all corporate purposes, other than the payment of dividends and distributions, to evidence ownership of the number of full Tyco Common Shares into which such shares of Keystone Common Stock were converted at the Effective Time. No dividends or other distributions, if any, payable to holders of Tyco Common Shares will be paid to the holders of any certificates for shares of Keystone Common Stock until such certificates are surrendered. Upon surrender of such certificates, all such declared dividends and distributions which shall have become payable with respect to such Tyco Common Shares in respect of a record date after the Effective Time will be paid to the holder of record of the full Tyco Common Shares represented by the certificate issued in exchange therefor, without interest. See "The Merger Agreement-- Exchange of Certificates."

    KEYSTONE SHAREHOLDERS SHOULD NOT FORWARD STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL LETTERS. KEYSTONE SHAREHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

BACKGROUND OF THE MERGER

    Except where otherwise specified, in this section and the following sections captioned "Reasons for the Merger," "Recommendation of the Board of Directors of Keystone; Reasons of Keystone for the Merger," "Opinion of Keystone's Financial Advisor" and "Certain Considerations," references to Tyco for all times prior to consummation of the ADT Merger on July 2, 1997 are to Old Tyco.

    On April 4, 1997, Tyco sent Keystone an unsolicited letter expressing interest in, and containing a proposal for, a potential acquisition of Keystone by Tyco. Nishan Teshoian, the Chairman and Chief

Executive Officer of Keystone, promptly advised all of the members of the Keystone Board of Directors of this unsolicited proposal. With the board's concurrence, Mr. Teshoian appointed a committee comprised of four outside directors with responsibility for making a recommendation to the entire board regarding its response to the proposal (the "Special Committee"). On April 7, 1997, Mr. Teshoian called L. Dennis Kozlowski, the Chairman and Chief Executive Officer of Tyco, to clarify certain terms of the proposal. Thereafter, Keystone engaged Goldman Sachs & Co. ("Goldman Sachs") to advise Keystone in connection with Keystone's analysis and consideration of the proposal and various available financial alternatives.

    On April 20, 1997, the Special Committee held a meeting to consider the appropriate course of action for Keystone to take in response to the proposal from Tyco. At the conclusion of such meeting, the Special Committee unanimously voted to recommend to the Board of Directors that Keystone actively pursue the alternative of a sale or other combination of Keystone with Tyco or another entity.

    On April 22, 1997, the Keystone Board of Directors held a meeting to discuss, among other things, the proposal from Tyco. After discussion, the Board of Directors of Keystone unanimously approved and adopted the recommendation of the Special Committee. Thereafter, Keystone engaged Goldman Sachs as Keystone's financial advisor in connection with a possible sale of all or a portion of Keystone.

    After meetings between representatives of Tyco and Keystone, on May 1, 1997, the parties executed a mutual confidentiality and standstill agreement. Following execution of this agreement, the parties began to conduct due diligence investigations, and representatives of Tyco and Keystone began to discuss and negotiate the terms of a possible business combination.

    Between May 16 and May 20, 1997, representatives of Tyco and Keystone, negotiated the terms of the Merger Agreement, including the Exchange Ratio, while due diligence investigations continued. On May 20, 1997, the parties agreed upon an Exchange Ratio of 0.54183 Tyco Common Shares (or, if the ADT Merger were not consummated, 0.54183 shares of Old Tyco Common Stock) for each share of Keystone Common Stock, subject to certain adjustments depending upon the trading price of Tyco stock, and the parties agreed to the principal provisions of the Merger Agreement subject to the approval of their respective boards of directors.

    On May 20, 1997, the Keystone Board of Directors held a special meeting to consider the terms of the proposed merger agreement. At this meeting, management of Keystone discussed the results of the negotiations between the parties and the terms of the proposed merger agreement, and Goldman Sachs provided to the Keystone Board of Directors its oral opinion to the effect that, as of such date, the Exchange Ratio pursuant to the Merger Agreement was fair to the holders of Keystone Common Stock. The Keystone Board of Directors then unanimously concluded that the Merger was in the best interests of Keystone and Keystone's shareholders, unanimously approved the proposed terms and authorized Keystone's officers to complete the negotiation of and execute the Merger Agreement. The Keystone Board of Directors also approved an amendment to the Keystone Rights Agreement to provide that rights granted thereunder would not be triggered by the Merger. The Tyco Board of Directors met on May 20, 1997 to consider the terms of the proposed merger agreement. The Tyco Board of Directors concluded that the Merger was in the best interests of Tyco's shareholders, unanimously approved the proposed terms and authorized Tyco's officers to complete and execute the Merger Agreement.

    After approval of the Merger by the Keystone Board of Directors and the Tyco Board of Directors, on May 20, 1997 the Merger Agreement was executed by the respective parties.

REASONS OF TYCO FOR THE MERGER

    The Tyco Board of Directors believes that the Merger is in keeping with Tyco's corporate strategy of seeking growth through internal expansion and acquisition, where attractive acquisition opportunities present themselves that are likely to benefit from cost reductions and synergies with Tyco's existing operations and that are non-dilutive. In particular, the Tyco board believes that there are several significant benefits from this transaction, including: (i) combination of the product lines manufactured by Keystone with the complementary products manufactured by Tyco, enabling Tyco to broaden substantially the line of flow control products offered to its customers; (ii) realization of synergies from the manufacturing and distribution expertise of both Keystone and Tyco in the flow control markets;
(iii) access to Keystone's worldwide distribution network for flow control products to complement Tyco's existing distribution channels for these products;
(iv) utilization of the Keystone acquisition as a platform for future growth in the segments of the flow control markets in which Keystone is active; and (v) reduction of certain Keystone corporate costs, possible elimination of excess facilities and potential cost reduction for materials and services.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF KEYSTONE; REASONS OF KEYSTONE FOR
  THE MERGER

    The Board of Directors of Keystone has unanimously approved the Merger and the Merger Agreement, has unanimously determined that the Merger is fair and in the best interest of Keystone and its shareholders and unanimously recommends that holders of shares of Keystone Common Stock vote FOR approval of the Merger and the Merger Agreement.

    In reaching its decision to approve the Merger and the Merger Agreement and to recommend that Keystone's shareholders vote to approve the Merger and the Merger Agreement, Keystone's Board of Directors considered the following factors material: (i) the opportunity for Keystone shareholders to receive Tyco stock in a tax-free exchange valued at a significant premium over the market price for shares of Keystone Common Stock prevailing prior to the public announcement of the Merger; (ii) the financial condition, results of operations and business of Keystone and Tyco, on both a historical and prospective basis, and current industry, economic and market conditions; (iii) the historical market prices and recent trading patterns of Keystone Common Stock and Tyco stock and market prices, recent trading patterns and financial data relating to other companies engaged in the same business as Keystone; (iv) the opportunity for Keystone shareholders to participate, as holders of Tyco stock, in a larger, more strategically balanced company of which Keystone would be a part; (v) the recommendation of the mananagement of Keystone that the Merger be approved; (vi) the opinion of Goldman Sachs to the Keystone Board of Directors on May 20, 1997 to the effect that as of such date the Exchange Ratio pursuant to the Merger Agreement is fair to the holders of Keystone Common Stock (see "Opinion of Keystone's Financial Advisor"); (vii) the larger public float and trading volume of shares of Tyco stock compared to the public float and trading volume of shares of Keystone Common Stock which should provide Keystone's shareholders with greater liquidity in their investment; (viii) the potential impact that the Merger will have on Keystone's employees and customers; and (ix) alternatives to the Merger that might be available to Keystone and its shareholders.

    The foregoing discussion of the information and factors considered and given weight by the Keystone Board of Directors is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Merger, the Keystone Board of Directors did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Keystone Board of Directors may have given different weights to different factors. For a discussion of the interest of certain members of Keystone's management and Keystone's Board of Directors in the Merger, see "Interests of Certain Persons in the Merger" below.

    THE KEYSTONE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF KEYSTONE COMMON STOCK VOTE FOR APPROVAL OF THE MERGER AND THE MERGER AGREEMENT.

OPINION OF KEYSTONE'S FINANCIAL ADVISOR

    On May 20, 1997, Goldman Sachs delivered its oral opinion to the Board of Directors of Keystone to the effect that as of such date, the Exchange Ratio pursuant to the Merger Agreement was fair to the holders of Keystone Common Stock. Goldman Sachs subsequently confirmed its oral opinion by delivery of its written opinion dated the date hereof.

    THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS DATED THE DATE HEREOF, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH ITS OPINION, IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. SHAREHOLDERS OF KEYSTONE ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY.

    In connection with its opinion, Goldman Sachs reviewed, among other things,
(i) the Merger Agreement; (ii) this Proxy Statement/Prospectus; (iii) the Annual Reports to Shareholders and Annual Reports on Form 10-K of Keystone and ADT for the five years ended December 31, 1996 and of Tyco for the five fiscal years ended June 30, 1996; (iv) certain interim reports to shareholders and Quarterly Reports on Form 10-Q of Keystone, Tyco and ADT; (v) certain other communications from Keystone, Tyco and ADT to their respective shareholders; and (vi) certain internal financial analyses and forecasts for Keystone and Tyco prepared by their respective managements including financial analyses and forecasts for Tyco reflecting the impact of the ADT Merger. Goldman Sachs also held discussions with members of the senior managements of Keystone and Tyco regarding the past and current business operations, financial condition, and future prospects of their respective companies. In addition, Goldman Sachs reviewed the reported price and trading activity for the Keystone Common Stock and the Common Stock, par value $0.50 per share, of Old Tyco ("Old Tyco Common Stock") and the Tyco Common Shares, compared certain financial and stock market information for Keystone and Tyco with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the flow control and fluid management industries specifically and in other industries generally and performed such other studies and analyses as it considered appropriate.

    Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by it and assumed such accuracy and completeness for purposes of its opinion. Goldman Sachs' review of Tyco and ADT was limited to publicly available information, limited internal financial forecasts prepared by Tyco's management and discussions with Tyco's management including financial analyses and forecasts for Tyco regarding the impact of the ADT Merger. In addition, Goldman Sachs has not made an independent evaluation or appraisal of the assets and liabilities of Keystone or Tyco or any of their respective subsidiaries, and Goldman Sachs has not been furnished with any such evaluation or appraisal. Goldman Sachs' advisory services and its opinion are provided for the information and assistance of Keystone's Board of Directors in connection with its consideration of the transaction contemplated by the Merger Agreement, and such opinion does not constitute a recommendation as to how any holder of Keystone Common Stock should vote with respect to the Merger.

    The following is a summary of certain of the financial analyses used by Goldman Sachs in connection with providing its oral opinion to the Board of Directors of Keystone on May 20, 1997. In connection with such analyses Goldman Sachs utilized an indicative Exchange Ratio of 0.5386, which is the Exchange Ratio obtained assuming a transaction value of $34 based on the per share closing price of $63.125 for the Old Tyco Common Stock on May 19, 1997. Goldman Sachs utilized substantially the same type of financial analysis, with such analysis giving effect to the ADT Merger, in connection with providing the written opinion attached hereto as Annex B.

    (i) SELECTED COMPANIES ANALYSIS. Goldman Sachs reviewed and compared certain financial information, ratios and public market multiples relating to Keystone to corresponding financial information, ratios and public market multiples for nine publicly traded corporations in the flow control industry:
Amcast Industrial Corporation, BW/IP, Inc., Durco International Inc., The Gorman-Rupp Company, Goulds Pumps, Incorporated, Graco Inc., IDEX Corporation, Robbins & Myers Inc. and Watts Industries, Inc. (the "Selected Companies"). The Selected Companies were chosen because they are publicly-traded companies with operations that for the purposes of this analysis may be considered similar to Keystone. Goldman Sachs calculated and compared various financial ratios for the Selected Companies and compared them to those of Keystone. The ratios for Keystone and the Selected Companies were based on publicly available information, including estimates provided by the Institutional Brokers Estimate System ("IBES"). Goldman Sachs' analyses of the Selected Companies indicated latest twelve months ("LTM") gross margins which ranged from 19.9% to 51.6% with a mean of 36.4% and a median of 37.6% compared to 37.9% for Keystone; LTM earnings before interest, taxes, depreciation and amortization ("EBITDA") margins which ranged from 10.5% to 20.8% with a mean of 14.5% and a median of 14.4% compared to 15.5% for Keystone; LTM earnings before interest and taxes ("EBIT") margins which ranged from 7.6% to 17.4% with a mean of 10.9% and a median of 11.5% compared to 11.8% for Keystone; LTM net income margins which ranged from 1.1% to 9.3% with a mean of 6.1% and a median of 6.3% compared to 6.3% for Keystone; Net debt to total capitalization ratios, which ranged from 10.4% to 55.7% with a mean of 32.7% and a median of 28.7% compared to 20.6% for Keystone; and a long-term earnings per share ("EPS") growth rate (provided by IBES) which ranged from 12.0% to 15.0% with a mean of 12.8% and a median of 13.0% compared to 13.0% for Keystone. Goldman Sachs also calculated and compared various financial multiples for the Selected Companies, excluding Goulds Pumps (which was the subject of a recently announced merger), and for Keystone. The multiples of Keystone were calculated using a price of $20.75 per share of Keystone Common Stock, the closing price per share of the Keystone Common Stock on the NYSE on May 19, 1997. The multiples for Keystone and the multiples for each of the Selected Companies were based on publicly available information including estimates provided by IBES. With respect to the Selected Companies, Goldman Sachs considered levered market capitalization (i.e., market value of common equity plus book value of debt less cash) as a multiple of LTM sales, as a multiple of LTM EBITDA and as a multiple of LTM EBIT. Goldman Sachs' analyses of the Selected Companies indicated levered multiples of LTM sales, which ranged from 0.8x to 1.8x with a mean of 1.2x and a median of 1.1x, LTM EBITDA, which ranged from 6.5x to 10.8x with a mean of 8.1x and a median of 7.9x, and LTM EBIT, which ranged from 8.8x to 15.0x with a mean of 10.9x and a median of 10.3x, compared to levered LTM multiples of 1.2x, 7.9x and 10.3x, respectively, for Keystone Common Stock at a price of $20.75 per share of Keystone Common Stock, and multiples implied by a $34 transaction price per share of Keystone Common Stock of 1.9x, 12.4x and 16.2x, respectively, for Keystone. Goldman Sachs also considered for the Selected Companies estimated calendar year 1997 and 1998 price/earnings ratios, which ranged from 11.0x to 14.3x with a mean and median of 13.7x for estimated calendar year 1997 and 9.7x to 12.6x with a mean of 12.2x and a median of 12.1x for estimated calendar year 1998 compared to 15.4x and 13.0x, respectively, for Keystone at a price of $20.75 per share of Keystone Common Stock and a transaction value implied by a $34 price per share of Keystone Common Stock to estimated calendar year 1997 and 1998 earnings ratios of 25.2x and 21.3x, respectively, for Keystone. The review also indicated the multiple of calendar year 1997 Price/Earnings Ratio Estimates to IBES long-term EPS growth rate ranged from 0.9x to 1.2x with a mean of 1.1x and a median of 1.0x compared to 1.2x for Keystone on a standalone basis and 1.9x based on a transaction value implied by a $34 price per share of Keystone Common Stock.

    (ii) DISCOUNTED CASH FLOW ANALYSIS. Goldman Sachs performed a discounted cash flow analysis using Keystone's management's projections (the "Management Case"). Goldman Sachs also applied a sensitivity analysis to the revenue growth and operating margin assumptions contained in the Management Case using a 13.0% discount rate and a terminal year (2002) operating income multiple of 9.0x (the "Sensitivity Analysis").

    In the Management Case, Goldman Sachs calculated a net present value of free cash flows for the years 1997 through 2002 using discount rates ranging from 10.0% to 14.0%. Goldman Sachs calculated Keystone's terminal values in the year 2002 based on multiples ranging from 7.0x operating income to 11.0x operating income. These terminal values were then discounted to present value using discount rates ranging from 10.0% to 14.0%. The implied per share values of Keystone Common Stock ranged from $23.48 to $40.20 in the Management Case.

    In the Sensitivity Analysis, Goldman Sachs calculated a net present value of free cash flows for the years 1997 through 2002 using a discount rate of 13.0% and a terminal year operating income multiple of

9.0x. To these values Goldman Sachs applied different operating sensitivities for Operating Margin and Sales Growth. The Operating Margin sensitivities ranged from 500 basis points less than to 500 basis points greater than Keystone's management's projections and the Sales Growth sensitivities ranged from 500 basis points less than to 500 basis points greater than Keystone's management's projections. The implied per share values of Keystone Common Stock ranged from $16.20 to $49.56 in the Sensitivity Analysis.

    (iii) SELECTED TRANSACTIONS ANALYSIS. Goldman Sachs analyzed certain information relating to selected transactions in the Flow Control industry since 1985. Such analysis indicated that (i) levered aggregate consideration as a multiple of LTM sales ranged from 0.50x to 1.89x as compared to 1.91x for the levered aggregate consideration as a multiple of LTM sales to be received in the Merger, based on a transaction value implied by a price per share of Keystone Common Stock of $34, (ii) levered aggregate consideration as a multiple of LTM EBITDA ranged from 6.2x to 13.2x as compared to 12.5x for the levered aggregate consideration as a multiple of LTM EBITDA to be paid in the Merger, based on a transaction value implied by a price per share of Keystone Common Stock of $34, and (iii) levered aggregate consideration as a multiple of LTM EBIT ranged from 6.1x to 22.1x as compared to 16.3x for the levered aggregate consideration as a multiple of LTM EBIT to be paid in the Merger, based on a transaction value implied by a price per share of Keystone Common Stock of $34.

    Goldman Sachs also analyzed certain information relating to selected transactions in the Fluid Management Products industry since 1985. Such analysis indicated that (i) levered aggregate consideration as a multiple of LTM sales ranged from 0.43x to 2.10x, as compared to 1.91x for the levered aggregate consideration as a multiple of LTM sales to be received in the Merger based on a transaction value implied by a price per share of Keystone Common Stock of $34,
(ii) levered aggregate consideration as a multiple of LTM EBITDA ranged from 5.0x to 11.4x, as compared to 12.5x for the levered aggregate consideration as a multiple of LTM EBITDA to be paid in the Merger based on a transaction value implied by a price per share of Keystone Common Stock of $34, and (iii) levered aggregate consideration as a multiple of LTM EBIT ranged from 6.5x to 15.1x, as compared to 16.3x for the levered aggregate consideration as a multiple of LTM EBIT to be paid in the Merger based on a transaction value implied by a price per share of Keystone Common Stock of $34.

    (iv) PRO FORMA MERGER ANALYSIS. Goldman Sachs prepared pro forma analyses of the financial impact of the Merger. Using earnings estimates for Keystone prepared by its management for the years 1998 and 1999 and for Tyco prepared by Tyco's management for 1998 and 1999 and using an earnings estimate growth rate for Tyco provided by IBES, Goldman Sachs compared the EPS of the Tyco Common Shares, on a standalone basis, to the EPS of the Tyco Common Shares on a pro forma basis. Goldman Sachs performed this analysis based on an indicative Exchange Ratio of 0.5386 and an indicative maximum Exchange Ratio of 0.5699 under the following four scenarios: assuming attained synergies of $0 (the "No Synergies Case"), $30 million, $60 million and $90 million. Based on such analyses, the Merger would be dilutive to the combined company on an EPS basis using both Exchange Ratios in the years 1998 and 1999 in the No Synergies Case and accretive to the combined company on an EPS basis using both Exchange Ratios in the years 1998 and 1999 in the other cases.

    (v) HISTORICAL STOCK TRADING ANALYSIS. Goldman Sachs reviewed the historical trading prices for the Keystone Common Stock for the ten years ended April 30, 1997. Such analysis indicated that since 1992 the Keystone Common Stock had not traded above $31 and that during such ten year period the Keystone Common Stock had never traded at or above $34.

    (vi) CONTRIBUTION ANALYSIS. Goldman Sachs reviewed certain historical and estimated future operating and financial information (including, among other things, operating income and net income) for Keystone, Tyco and the pro forma combined entity resulting from the Merger based on Keystone's management's estimates for Keystone and Tyco's management estimates for Tyco. Goldman Sachs analyzed the relative contribution of Keystone and Tyco to the combined company on a pro forma basis before taking into account any of the possible benefits that may be realized following the Merger based on Tyco's and Keystone's respective management's estimated financial results for 1997 (calendarized, in the case of Keystone, to Old Tyco's June year end), based on financial data and on the assumptions provided to Goldman Sachs by Keystone's and Tyco's managements. This analysis indicated that Keystone would contribute 9.5% of combined sales, 9.3% of combined operating income, and 9.7% of combined net income. The analysis also indicated that if the Merger were completed in 1997 prior to the completion of the transactions with ADT, AT&T and INBRAND, Keystone shareholders would receive 10.5% (assuming an Exchange Ratio of 0.5386) or 11.1% (assuming an Exchange Ratio of 0.5699) of the outstanding common stock of the combined company after the Merger.

    Goldman Sachs also reviewed certain historical and estimated future operating and financial information (including, among other things, operating income and net income) for Keystone, Tyco and the pro forma combined entity resulting from the Merger based on Keystone's management's estimates for Keystone and Tyco's management's estimates for Tyco assuming that the Merger were completed in 1998 (following the completion of the transactions with ADT, AT&T and INBRAND). Goldman Sachs analyzed the relative contribution of Keystone and Tyco to the combined company on a pro forma basis before taking into account any of the possible benefits that may be realized following the Merger based on Tyco's and Keystone's respective management's estimated financial results for 1998 (calendarized, in the case of Keystone, to Old Tyco's June year end), based on financial data and on the assumptions provided to Goldman Sachs by Keystone's and Tyco's managements. This analysis indicated that in 1998 (assuming the completion of the transactions with ADT, AT&T and INBRAND) Keystone would contribute 6.4% of combined sales, 6.0% of combined operating income and 5.9% of combined net income. This analysis also indicated that Keystone shareholders would receive 7.1% (assuming an Exchange Ratio of 0.5386) or 7.5% (assuming an Exchange Ratio of 0.5699) of the outstanding common stock of the combined company after the Merger.

    (vii) IMPLIED FUTURE STOCK PRICE. Goldman Sachs performed a calculation of the implied future stock price of the Keystone Common Stock, based upon the achievement of Keystone's management's estimates of annual EPS through the year 2002 and assuming multiples of price/earnings ranging from 11.0x to 17.0x. This calculation showed that depending upon the multiple selected, and assuming that the Keystone Common Stock actually trades at such multiples (which assumption is subject to numerous uncertainties), the implied stock price would exceed $34 per share of Keystone Common Stock in 1998 at price/earnings multiples of 17.0x or greater, in 1999 at price/earnings multiples of 15.0x or greater, in 2000 at price/earnings multiples of 13.0x or greater and in 2002 at price/earnings multiples of 11.0x or greater.

    Goldman Sachs also performed a calculation of the present value of the implied future stock price of the Keystone Common Stock, discounting those future prices by 13%. This calculation showed that the present value of the implied future stock price of the Keystone Common Stock and all dividends paid does not exceed $34.

    (viii) TYCO SELECTED COMPANIES ANALYSIS. Goldman Sachs reviewed and compared certain financial information relating to Tyco to corresponding financial information, ratios and public market multiples for eight publicly traded diversified manufacturing corporations: AlliedSignal Inc., Dover Corporation, Emerson Electric Company, General Electric Company, Minnesota Mining and Manufacturing Company, Textron Inc., Thermo Electron Corporation, United Technologies Corporation (the "Tyco Selected Companies"). The Tyco Selected Companies were chosen because they are publicly-traded companies with characteristics that for the purposes of this analysis may be considered similar to Tyco. Goldman Sachs calculated various financial ratios for the Tyco Selected Companies and compared them to Tyco. Goldman Sachs' analyses of the Tyco Selected Companies indicated LTM gross margins which ranged from 16.9% to 59.3% with a mean of 36.7% and a median of 36.0% compared to 27.8% for Tyco; LTM EBITDA margins which ranged from 10.4% to 27.0% with a mean of 17.9% and a median of 16.0% compared to 14.4% for Tyco; LTM EBIT margins which ranged from 6.1% to 23.1% with a mean of 13.8% and a median of 12.9% compared to 11.5% for Tyco; LTM net income margins which ranged from 4.0% to 10.8% with a mean of 7.4% and a median of 7.6% compared to 6.1% for Tyco; Net debt to total capitalization ratios, which ranged from negative 7.9% to 75.5% with a mean of 33.8% and a median of 25.0% compared to 23.8% for Tyco; and a Long-Term EPS Growth Rate (provided by IBES) which ranged from 10.0% to 19.5% with a mean of 13.1% and a median of 13.0% compared to 18.0% for Tyco. The multiples for Tyco were calculated using a price of $63.125 per share, the closing price of the Old Tyco Common Stock on the NYSE on May 19, 1997. The multiples for Tyco and the multiples for each of the Tyco Selected Companies were based on publicly available information and estimates provided by IBES. Goldman Sachs' analyses of the Tyco Selected Companies indicated levered multiples of LTM sales, which ranged from 0.8x to 3.2x with a mean and median of 2.0x, LTM EBITDA, which ranged from 6.8x to 17.1x with a mean of 11.5x and a median of 11.4x, and LTM EBIT, which ranged from 10.0x to 24.6x with a mean of 15.7x and a median of 13.8x, compared to levered LTM multiples of 1.9x, 13.1x and 16.3x, respectively, for Tyco. Goldman Sachs also considered for the Tyco Selected Companies estimated calendar year 1997 and 1998 price/earnings ratios, which ranged from 17.2x to 24.6x with a mean of 20.0x and a median of 19.9x for estimated calendar year 1997 and 15.3x to 21.6x with a mean of 17.4x and a median of 17.6x for estimated calendar year 1998 compared to 22.7x and 19.1x, respectively, for Tyco. The review also indicated the multiple of calendar year 1997 Price/Earnings Ratio Estimates to IBES Long-term EPS growth rate ranged from 1.1x to 2.2x with a mean of 1.6x and a median of 1.4x compared to 1.3x for Tyco.

    (ix) HISTORICAL OLD TYCO COMMON STOCK TRADING ANALYSIS. Goldman Sachs reviewed the historical trading prices and volumes for the Old Tyco Common Stock for the three year period ended May 16, 1997. Such analysis indicated that the closing market prices of the Old Tyco Common Stock during such period ranged from a low of $23 per share of Old Tyco Common Stock in 1994 to a high of $63 per share of Old Tyco Common Stock by May 16, 1997.

    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Keystone, Old Tyco, Tyco or the Merger. The analyses were prepared solely for purposes of Goldman Sachs providing its opinion to the Keystone Board of Directors as to the fairness of the Exchange Ratio and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Keystone, Tyco, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

    As described above, Goldman Sachs' opinion to the Board of Directors of Keystone was one of many factors taken into consideration by the Board of Directors of Keystone in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analysis performed by Goldman Sachs and is qualified by reference to the written opinion of Goldman Sachs set forth in Annex B hereto.

    Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Keystone selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Goldman Sachs is familiar with Tyco having provided certain investment banking services from time to time to Old Tyco, including having acted as co-managing underwriter in the $394 million public offering of Old Tyco Common Stock in February 1995.

    Goldman Sachs provides a full range of financial, advisory and brokerage services and in the course of its normal trading activities may from time to time effect transactions and hold positions in the securities or options on securities of Keystone and/or Tyco for its own account and for the account of its customers.

    Pursuant to a letter agreement dated April 25, 1997 (the "Engagement Letter"), Keystone engaged Goldman Sachs to act as its financial advisor in connection with the possible sale of all or a portion of Keystone. Pursuant to the terms of the Engagement Letter, Keystone has agreed to pay Goldman Sachs, upon consummation of the Merger, a transaction fee equal to 0.65% of the Aggregate Consideration (as defined in the Engagement Letter) paid in the Merger up to an Aggregate Consideration implied by a value of $30 per share of Keystone Common Stock, and 1.75% of the Aggregate Consideration paid in the Merger in excess of the Aggregate Consideration implied by a value in excess of $30 per share of Keystone Common Stock (the "Transaction Fee"). Credited against the Transaction Fee will be the $500,000 payment previously made to Goldman Sachs by Keystone pursuant to an engagement letter dated April 11, 1997. Keystone has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorney's fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendation of the Keystone Board of Directors that the Keystone shareholders approve the Merger and the Merger Agreement, Keystone shareholders should be aware that certain directors and officers of Keystone have interests in the Merger in addition to their interests solely as shareholders of Keystone, as described below. The Keystone Board of Directors was aware of these interests when it considered and approved the Merger and the Merger Agreement.

    EXECUTIVE SEVERANCE AGREEMENTS. Keystone entered into Executive Severance Agreements with the following executive officers (collectively, the "Executive Officers") effective as of the date indicated: Nishan Teshoian (December 12,
1995); Gregory E. Hyland (December 15, 1995); Francis S. Kalman (June 3, 1996); Mark E. Baldwin (December 15, 1995); James M. Sweet (August 5, 1996); Bruce M. Taten (December 15, 1995); and Donna D. Moore (December 15, 1995) (collectively, the "Executive Severance Agreements"). Pursuant to the terms of the Executive Severance Agreements, the respective Executive Officer will be entitled to receive certain severance benefits described below if (i) such Executive Officer is terminated by Tyco or the Surviving Corporation, or (ii) such Executive Officer is assigned any duties inconsistent in any respect with such Executive Officer's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or any action by Tyco or the Surviving Corporation which results in a diminution in such position, authority, duties or responsibilities; (iii) the reduction of compensation or other benefits payable to the Executive Officer; or (iv) such Executive Officer is required to be based outside the Houston area. If triggered, the severance payments (as approved by the Keystone Compensation Committee) payable under the Executive Severance Agreements would be as follows: Mr. Teshoian--$5,185,860; Mr. Hyland--$1,359,000; Mr. Kalman--$1,226,500; Mr. Baldwin--$1,359,000; Mr.
Sweet--$1,061,500; Mr. Taten $795,000; and Ms. Moore $500,000. In addition to these amounts, the Executive Officers would be entitled to certain ongoing benefits, 1996 and 1997 long-term incentive payments, 1997 bonus amounts, and other benefits described in such agreements. The Executive Severance Agreements also provide for additional payments to make the respective Executive Officer whole for certain excise taxes payable under the Code.

    STOCK OPTIONS AND RESTRICTED STOCK. As a result of the Merger, at the Effective Time each outstanding option (exercisable or unexercisable) to purchase Keystone Common Stock (a "Stock Option") held by Executive Officers and directors of Keystone shall be assumed by Tyco as of the Effective Time and shall be deemed to constitute an immediately exercisable option to acquire the number of Tyco Common Shares as each such Executive Officer or director would be entitled to receive pursuant to the Merger if the Executive Officer or director was to exercise the option in full immediately prior to the Effective Time (not taking into account whether or not such option is in fact exercisable). In addition, the forfeiture provisions set forth in the individual restricted stock agreements entered into pursuant to the Keystone International, Inc. 1985 Incentive Plan will lapse, as provided in such agreements.

    INDEMNIFICATION. The Merger Agreement provides that, after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law or under the Surviving Corporation's Articles of Incorporation or By-laws, indemnify and hold harmless, each present and former director, officer or employee of Keystone or any of its subsidiaries against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation (i) arising out of the transactions contemplated by the Merger Agreement, or (ii) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in Keystone's Articles of Incorporation or By-Laws or any applicable contract or agreement as in effect on the date of the Merger Agreement, in each case for a period of six years after such date. The Merger Agreement further provides that the provisions with respect to indemnification in Keystone's Articles of Incorporation and By-Laws existing on the date of the Merger Agreement shall continue in full force and effect in the Articles of Incorporation and By-Laws of the Surviving Corporation, and shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of Keystone. The Merger Agreement also provides that, for a period of three years after the Effective Time, Tyco will cause the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by Keystone's directors' and officers' liability insurance policy on terms comparable to those applicable to directors and officers of Keystone as of the date of the Merger Agreement.

CERTAIN UNITED STATES FEDERAL INCOME TAX AND BERMUDA TAX CONSEQUENCES

    UNITED STATES FEDERAL TAX CONSEQUENCES

    It is a condition to the obligation of Keystone to consummate the Merger that Keystone receive an opinion from Liddell, Sapp, Zivley, Hill & LaBoon, LLP, counsel for Keystone, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). It is a condition to the obligation of Tyco to consummate the Merger that Tyco receive an opinion to the same effect from Kramer, Levin, Naftalis & Frankel. Such opinions will be based upon facts existing at the Effective Time, and, in rendering the opinions of counsel referred to in this section, such counsel will rely upon certain representations, made as of the Effective Time, by Keystone and Tyco, which counsel will assume to be true, correct and complete, including representations by Keystone that (x) the management of Keystone, to the best of its knowledge, knows of no plan or intention by Keystone's shareholders to sell, exchange, transfer or otherwise dispose of, or reduce the risk of loss relating to, any of the Tyco Common Shares to be received by them in the Merger that would reduce the Keystone shareholders' ownership of, or risks incident to the ownership of, Tyco Common Shares to a number of shares having a value, as of the date of the Merger, of less than 50 percent of the value of all the formerly outstanding stock of Keystone as of the same date and (y) Keystone shareholders that own at the Effective Time more than five percent of the outstanding Keystone Common Stock do not own in the aggregate more than 49.7% of the outstanding Keystone Common Stock at such time (treating shares owned at the time the Merger Agreement was signed but disposed of prior to the Effective Time as owned at the Effective Time). If any of such representations, or the facts underlying such representations, are untrue, incorrect or incomplete, the opinions could be adversely affected and the Merger may not be treated as a reorganization within the meaning of section 368 of the Code. If the Merger is not treated as a reorganization within the meaning of section 368 of the Code, then, contrary to the discussion set forth below, a Keystone shareholder generally will recognize gain or loss upon the exchange of his or her Keystone Common Stock for Tyco Common Shares. Such gain or loss would be equal to the difference between the fair market value of the Tyco Common Shares received and such Keystone shareholder's adjusted basis in the Keystone Common Stock exchanged. No ruling has been or will be sought from the Internal Revenue Service (the "IRS") as to the United States federal income tax consequences of the Merger, and the opinions of counsel set forth herein are not binding upon the IRS or any court.

    Subject to the limitations and qualifications referred to herein, and assuming the Merger is treated as a reorganization under Section 368 of the Code, Liddell, Sapp, Zivley, Hill & LaBoon, LLP, counsel to Keystone, is of the opinion as to the matters set forth in 1-3 below, and Kramer, Levin, Naftalis & Frankel, counsel to Tyco, is of the opinion as to the matters set forth in 4 and 5 below.

    1. Except as provided below, no gain or loss will be recognized by a Keystone shareholder upon the exchange of his or her Keystone Common Stock for Tyco Common Shares. A Keystone shareholder who receives cash proceeds in lieu of a fractional share interest in Tyco Common Shares will recognize gain or loss equal to the difference between such proceeds and the tax basis allocated to the fractional share interest. Such gain or loss will constitute capital gain or loss if such shareholder's Keystone Common Stock is held as a capital asset at the Effective Time and will be long-term capital gain or loss if shares of Keystone Common Stock have been held for more than one year at the Effective Time. A United States Holder (as defined below) of Keystone Common Stock owning at least five percent (measured by vote or value) of the Tyco Common Shares immediately after the Merger (taking into account the constructive ownership rules of Section 958(b) of the Code (a "5% Shareholder")) will recognize gain (but not loss) with respect to the Keystone Common Stock exchanged in the Merger at the Effective Time, unless, in general, such 5% Shareholder (i) complies with certain reporting requirements and (ii) enters into an agreement with the IRS to recognize retroactively all or a portion of such gain (with interest) if, during the five year period following the taxable year of the Merger, Tyco disposes of all or a portion of the Keystone Common Stock acquired in the Merger or Keystone, not in the ordinary course of business, disposes of all or a substantial portion of its assets. 5% SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS.

    2. The tax basis of the Tyco Common Shares received by a Keystone shareholder will be the same as such shareholder's tax basis in the Keystone Common Stock surrendered in exchange therefor, decreased by the tax basis allocated to any fractional share interest exchanged for cash, and increased, with respect to a 5% Shareholder that does not enter into a gain recognition agreement, by the amount of any gain recognized with respect to the Keystone Common Stock exchanged in the Merger.

    3. The holding period of the Tyco Common Shares received by a Keystone shareholder will include the period during which the Keystone Common Stock surrendered in exchange therefor was held (provided that such Keystone Common Stock was held by such Keystone shareholder as a capital asset at the Effective
Time).

    4. No gain or loss will be recognized by Keystone, Tyco or Merger Sub as a result of the Merger.

    5. Distributions with respect to Tyco Common Shares will be treated as dividends and taxable as ordinary income to a United States Holder of Tyco Common Shares to the extent that such distributions are made out of Tyco's current or accumulated earnings and profits as determined for United States federal income tax purposes (regardless of whether such distributions are treated as a return of capital for non-tax purposes), with any excess being treated as a tax-free return of capital which reduces such United States Holder's tax basis in the Tyco Common Shares to the extent thereof and thereafter as gain from the sale or exchange of property. Such dividends generally will be treated as foreign source "passive" income for foreign tax credit purposes. The amount of any distribution of property other than cash will be the fair market value of such property on the date of distribution by Tyco. United States Holders that are corporations generally will not be entitled to claim a dividends received deduction with respect to distributions by Tyco. Gain or loss realized by a United States Holder on the sale or exchange of Tyco Common Shares held as capital assets (including a distribution in liquidation) will be subject to United States federal income taxation as capital gain or loss in an amount equal to the difference between the amount realized on such sale or exchange and such Holder's adjusted tax basis in the Tyco Common Shares sold or exchanged. Such gain or loss will be long-term capital gain or loss if such Holder's holding period for the Tyco Common Shares is more than one year. Any gain so realized generally will be United States source income. Certain non-corporate United States Holders may be subject to backup withholding at a rate of 31% on distributions with respect to Tyco Common Shares or the proceeds of a disposition of Tyco Common Shares. Backup withholding will apply only if the Holder (i) fails to furnish its Taxpayer Identification Number ("TIN"), (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it has failed to properly report payments of interest and dividends or (iv) under certain circumstances fails to certify, under penalty of perjury, that it has furnished a correct TIN and that it has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. The amount of any backup withholding from a payment to a United States Holder will be allowed as a credit against such Holder's United States federal income tax liability and may entitle such Holder to a refund, provided that certain required information is furnished to the IRS.

    As used in this section, a "United States Holder" means a holder that is, for United States federal income tax purposes, a citizen or resident of the United States, a corporation or partnership created or organized in or under the laws of the United States, or any political subdivision thereof, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source. For its taxable years beginning after December 31, 1996, a trust generally will be a United States Holder only if a court within the United States is able to exercise primary supervision over its administration and one or more United States fiduciaries have the authority to control all substantial decisions of the trust.

    BERMUDA TAX CONSEQUENCES

    In the opinion of Appleby, Spurling & Kempe, attorneys in Bermuda for Tyco, there will be no Bermuda income, corporation or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable in respect of an exchange of Tyco Common Shares for Keystone Common Stock pursuant to the Merger. In addition, as of the date hereof, there is no Bermuda income, corporation or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable in respect of capital gains realized on a disposition of Tyco Common Shares or in respect of distributions by Tyco with respect to Tyco Common Shares. Furthermore, Tyco has received from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act of 1966, as amended, an undertaking that, in the event of there being enacted in Bermuda any legislation imposing any tax computed on profits or income, including any dividend or capital gains withholding tax, or computed on any capital assets, gain or appreciation, or any tax in the nature of an estate or inheritance tax or duty, the imposition of such tax shall not be applicable to Tyco or any of its operations, nor to its Common Shares, nor to obligations of Tyco until the year 2016. This undertaking applies to Tyco Common Shares. It does not, however, prevent the application of Bermuda taxes to persons ordinarily resident in Bermuda.

    THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN MATERIAL UNITED STATES FEDERAL INCOME AND BERMUDA TAX CONSEQUENCES OF THE MERGER AND OF HOLDING TYCO COMMON SHARES AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS RELEVANT TO A DECISION WHETHER TO VOTE IN FAVOR OF APPROVAL OF THE MERGER AND THE MERGER AGREEMENT. THE DISCUSSION DOES NOT ADDRESS THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES THAT MAY BE RELEVANT TO A PARTICULAR KEYSTONE SHAREHOLDER SUBJECT TO SPECIAL TREATMENT UNDER CERTAIN FEDERAL INCOME TAX LAWS, SUCH AS DEALERS IN SECURITIES, BANKS, INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, NON-UNITED STATES PERSONS AND SHAREHOLDERS WHO ACQUIRED KEYSTONE COMMON STOCK PURSUANT TO THE EXERCISE OF STOCK OPTIONS OR OTHERWISE AS COMPENSATION, NOR DOES IT ADDRESS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCALITY

OR FOREIGN JURISDICTION, OTHER THAN BERMUDA. THE DISCUSSION OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS BASED UPON THE CODE, TREASURY REGULATIONS THEREUNDER AND ADMINISTRATIVE RULINGS AND COURT DECISIONS AS OF THE DATE HEREOF. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. KEYSTONE SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO THEM.

ANTICIPATED ACCOUNTING TREATMENT

    The Merger is expected to qualify as a "pooling of interests" for accounting and financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of Tyco and Keystone will be carried forward to the combined corporation at their recorded amounts, subject to any adjustments required to conform the accounting policies of the companies; income of the combined corporation will include income of Tyco and Keystone for the entire fiscal year in which the Merger occurs; and the reported income of the separate corporations for prior periods will be combined and restated as income of the combined corporation.

    The Merger Agreement provides that a condition to the consummation of the Merger is the receipt of a letter from Coopers & Lybrand, independent public accountants of Tyco, and a letter from Arthur Andersen LLP, independent certified public accountants to Keystone, regarding the qualification of the Merger as a "pooling of interests" for accounting purposes.

EFFECT ON STOCK PLANS AND AGREEMENTS

    At the Effective Time, each then outstanding Stock Option granted under the Keystone International, Inc. 1985 Incentive Plan, as amended, and the 1994 Director's Stock Option Plan (collectively, the "Keystone Stock Option Plans") or any other stock option plan or agreement of Keystone, whether or not then vested, will be assumed by Tyco and will be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Stock Option prior to the Effective Time, the number of Tyco Common Shares as the holder of such Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (whether or not such option was in fact exercisable). The exercise price per Tyco Common Share will be equal to (x) the aggregate exercise price for Keystone Common Stock otherwise purchasable pursuant to such Stock Option divided by (y) the aggregate number of Tyco Common Shares deemed purchasable pursuant to the Stock Option. Upon exercise of a Stock Option, fractional Tyco Common Shares will not be issued and holders of Stock Options will instead be paid a cash amount based on the closing price per Tyco Common Share on the New York Stock Exchange, Inc. (the "NYSE") on the trading day immediately preceding the date of exercise. As of July 28, 1997, there were outstanding Stock Options to acquire 943,288 shares of Keystone Common Stock. See "The Merger Agreement--Terms of the Merger-- Options."

    In addition, the forfeiture provisions set forth in the individual restricted stock agreements entered into pursuant to the 1985 Incentive Plan will lapse, as provided in such agreements. As of July 28, 1997, there were outstanding 334,598 restricted shares of Keystone Common Stock.

CERTAIN LEGAL MATTERS

    Tyco and Keystone have given each other a commitment to use their reasonable best efforts to take whatever actions are required to obtain necessary regulatory approvals. See "The Merger Agreement-- Additional Agreements."

    The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), prohibits Tyco and Keystone from completing the Merger until they have furnished certain information and materials to the Federal Trade Commission (the "FTC") and the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division") and a required waiting period has expired. Pursuant to the requirements of the HSR Act, Tyco and Keystone have each filed a Notification and Report Form for review under the HSR Act with the FTC and the Antitrust Division. On July 18, 1997, the Antitrust Division issued to Tyco and Keystone a request for additional information and documents under the HSR Act (the "Second Request"). The Second Request extends the waiting period under the HSR Act to 20 days from the date that the Antitrust Division receives the requested information and documents, unless the waiting period is terminated earlier. The information and documents requested relate to certain specific flow control products manufactured by Tyco and Keystone. Such products accounted for less than 2% of the total revenues of Keystone in its most recent fiscal year. Tyco and Keystone have begun to furnish the requested information and documents to the Antitrust Division concerning the relevant products and have entered into discussions with the Antitrust Division regarding the concerns of the Antitrust Division on the effect of the Merger on the market for these products.

    Even after the HSR Act waiting period has expired or been terminated, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking divestiture of substantial assets of Tyco or Keystone. Consummation of the Merger is conditioned upon, among other things, the absence of any pending or threatened governmental proceeding or any judgment, decree or order of any governmental authority or court or any other legal restraint that would prevent the consummation of the Merger or require Tyco to dispose of or hold separate any material portion of its business or assets, including business or assets of Keystone.

    Tyco and Keystone do not intend to consummate the Merger unless and until the concerns of the Antitrust Division have been resolved. Such resolution may involve disposition of certain assets of Keystone, which could take time. Tyco and Keystone intend to use their reasonable best efforts to achieve resolution of the antitrust concerns and believe that they will be successful, although there can be no assurance of the timeframe in which such resolution will be achieved or that it will be achieved at all. See "Risk Factors--Antitrust Review"; "The Merger--Conditions to the Merger"; and "Proposal to Adjourn the Special Meeting."

    Tyco does not believe that consummation of the Merger will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, of the result.

    Tyco and Keystone do not believe that any additional governmental filings in the United States, other than the Articles of Merger, are required with respect to the Merger. Tyco and Keystone conduct operations in a number of foreign countries where regulatory filings or approvals may be required in connection with the consummation of the Merger. Tyco and Keystone believe that all such material filings and approvals have been made or obtained, or will be made or obtained, as the case may be.

FEDERAL SECURITIES LAW CONSEQUENCES

    All Tyco Common Shares issued in connection with the Merger will be freely transferable, except that any Tyco Common Shares received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act of 1933, as amended (the "Securities Act")) of Keystone prior to the Merger may be sold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act, or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Keystone generally include individuals or entities that control, are controlled by, or are under common control with, Keystone and may include certain officers and directors of Keystone as well as principal shareholders of Keystone.

    In general, under Rule 145, for one year following the Effective Time, a Keystone affiliate (together with certain related persons) would be entitled to sell Tyco Common Shares acquired in connection with the Merger only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144. Additionally, the number of shares to be sold by an affiliate (together with certain related persons and certain persons acting in concert) within any three-month period for purposes of Rule 145 may not exceed the greater of 1% of the outstanding Tyco Common Shares or the average weekly trading volume of such stock during the four calendar weeks preceding such sale. Rule 145 would only be available, however, if Tyco remained current with its informational filings with the Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). After the end of one year from the Effective Time, a Keystone affiliate would be able to sell Tyco Common Shares received in the Merger without such manner of sale or volume limitations provided that Tyco was current with its Exchange Act informational filings and such affiliate was not then an affiliate of Tyco. Two years after the Effective Time, an affiliate of Keystone would be able to sell such Tyco Common Shares without any restrictions so long as such affiliate had not been an affiliate of Tyco for at least three months prior thereto.

    Keystone has agreed to use its best efforts to cause its affiliates to agree in writing that they will comply with Rule 145 and that they will not sell Keystone Common Stock or Tyco Common Shares at a time that would prevent the Merger from qualifying as a pooling of interests for financial accounting purposes.

STOCK EXCHANGE LISTING

    It is a condition to the Merger that the Tyco Common Shares to be issued in connection with the Merger be authorized for listing on the NYSE, subject to official notice of issuance. In addition, it is contemplated that such shares will also be listed on the London Stock Exchange and the Bermuda Stock Exchange.

DIVIDENDS

    Tyco expects to declare regularly scheduled dividends consistent with the practices of Old Tyco prior to the ADT Merger. Keystone is not permitted under the terms of the Merger Agreement to declare, set aside, make or pay any dividend or other distribution in respect of its capital stock, other than its regularly scheduled dividend consistent with past practices, during the period from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement or the Effective Time.

APPRAISAL RIGHTS

    Under the Texas Business Corporation Act (the "TBCA"), the holders of Keystone Common Stock are not entitled to any appraisal rights with respect to the Merger.

FEES AND EXPENSES

    Keystone has agreed to pay Tyco a fee (a "Fee") of $35 million plus Tyco's reasonable, documented out-of-pocket expenses up to $2 million, if the Merger Agreement is terminated under certain circumstances. Tyco has agreed to pay to Keystone its reasonable documented out-of-pocket expenses up to $2 million, if the Merger is terminated under certain other circumstances. See "The Merger Agreement-- Termination."

    The Fee payable under certain circumstances by Keystone to Tyco is intended, among other things, to compensate Tyco for its costs, including lost opportunity costs, if the Merger is not consummated as a result of certain actions or inactions by Keystone or its shareholders. The Fee may have the effect of increasing the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. The Fee may also have the effect of discouraging persons who might now or prior to the consummation of the Merger be interested in acquiring all of or a significant interest in Keystone from considering or proposing such an acquisition by increasing the costs of any such acquisition.

    Except as aforesaid, and except for printing and filing fees in respect of this Proxy Statement/ Prospectus and the Registration Statement which will be shared equally, Tyco and Keystone will each pay their own expenses in connection with the Merger.

                              THE MERGER AGREEMENT

    The description of the Merger Agreement set forth below does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this Proxy Statement/Prospectus as Annex A and incorporated herein by reference.

    The Merger Agreement among Old Tyco, T6, a subsidiary of Old Tyco, and Keystone was executed on May 20, 1997, which was prior to the consummation of the ADT Merger. Subsequent to the consummation of the ADT Merger, T6 assigned its rights under the Merger Agreement to Merger Sub, a subsidiary of Tyco. References to "Tyco" in the description of the Merger Agreement below are to Old Tyco, which is a wholly-owned subsidiary of Tyco.

TERMS OF THE MERGER

    THE MERGER. At the Effective Time, and subject to and upon the terms and conditions of the Merger Agreement and the TBCA, Merger Sub will be merged with and into Keystone, the separate corporate existence of Merger Sub will cease, and Keystone will continue as the surviving corporation ("Surviving Corporation").

    EFFECTIVE TIME. As promptly as practicable after the satisfaction or waiver of the conditions to the Merger set forth in the Merger Agreement, the parties will file Articles of Merger with the Secretary of State of the State of Texas. The Merger will be consummated upon the issuance of a Certificate of Merger by the Secretary of State of the State of Texas in accordance with the provisions of the TBCA.

    ARTICLES OF INCORPORATION AND BY-LAWS. The Merger Agreement provides that the Restated Articles of Incorporation and By-Laws of Keystone, as in effect immediately prior to the Effective Time, will be the Articles of Incorporation and By-Laws of the Surviving Corporation, except that (i) provisions related to Keystone's capital stock will be deleted and replaced such that the capitalization of the Surviving Corporation shall consist of 100 shares of Common Stock, par value $.01 per share, and (ii) provisions related to the composition of Keystone's Board of Directors will be deleted and replaced such that the Surviving Corporations's Board of Directors shall consist of not less than three members, all of a single class, with the exact number to be fixed from time to time by resolution of the Board of Directors.

    DIRECTORS AND OFFICERS. The directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of Keystone immediately prior to the Effective Time will be the initial officers of the Surviving Corporation.

    CONVERSION OF KEYSTONE COMMON STOCK AND THE STOCK OF MERGER SUB IN THE MERGER. At the Effective Time, each share of Keystone Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares referred to in the following paragraphs) will be converted into the right to receive
0.54183 fully paid and nonassessable Tyco Common Shares; PROVIDED, HOWEVER, that
(i) in the event the Average Stock Price (as hereinafter defined) is greater than $68.29, the Exchange Ratio shall be equal to $37.00 divided by the Average Stock Price; (ii) subject to clauses (iii) and (iv) below, in the event the Average Stock Price is less than $57.21, the Exchange Ratio shall be equal to $31.00 divided by the Average Stock Price, but in no event greater than 0.57327;
(iii) in the event Tyco delivers its notice specified in (1) of clause (ix) under "--Termination --Conditions to Termination," the Exchange Ratio shall be equal to $31.00 (or such higher number as specified in Tyco's notice) divided by the Average Stock Price; and (iv) in the event Keystone delivers its notice specified in (2) of clause (ix) under "-- Termination--Conditions to Termination", the Exchange Ratio shall be equal to 0.54183.

    "Average Stock Price" means the average of the Daily Per Share Prices for the ten (10) consecutive trading days ending on the fifth trading day prior to the Special Meeting. "Daily Per Share Price" for any trading day means the weighted average of the per share selling prices on the NYSE of Tyco Common Shares (as reported in the NYSE Composite Transactions) for that day.

    Each share of Keystone Common Stock held in the treasury of Keystone or owned by Tyco, Merger Sub or any subsidiary of Keystone or Tyco immediately prior to the Effective Time will be canceled and retired without payment of any consideration.

    Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

    OPTIONS. At the Effective Time, each outstanding Stock Option to purchase Keystone Common Stock which by its terms is not extinguished in the Merger will be deemed to constitute an option to acquire, on the same terms and conditions, MUTATIS MUTANDIS, as were applicable to such Stock Option prior to the Effective Time, the number of Tyco Common Shares as the holder of such Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (whether or not such Stock Option was in fact exercisable), at a price per share equal to the aggregate exercise price for Keystone Common Stock purchasable pursuant to such Stock Option divided by the number of Tyco Common Shares purchasable pursuant to such Stock Option; PROVIDED, HOWEVER, that the number of Tyco Common Shares that may be purchased upon exercise of any such Stock Option shall not include any fractional share and, upon exercise of the Stock Option, a cash payment shall be made for any fractional share based upon the Closing Price of a Tyco Common Share on the trading day immediately preceding the date of exercise. "Closing Price" means, on any day, the last reported sale price per Tyco Common Share on the NYSE.

    The Tyco Common Shares issuable upon exercise of the Stock Options are to be registered under the Securities Act as soon as practicable after the Effective Time, and Tyco will use its best efforts to maintain the effectiveness of such registration for so long as the Stock Options remain outstanding.

    FRACTIONAL SHARES. No certificates representing fractional shares of Tyco Common Shares will be issued in connection with the Merger. In lieu of any such fractional share, each Keystone shareholder who would otherwise have been entitled to a fractional Tyco Common Share will be paid an amount equal to such fraction multiplied by the Closing Price on the date of the Effective Time.

EXCHANGE OF CERTIFICATES

    EXCHANGE AGENT. ChaseMellon Shareholder Services, L.L.C., or such other bank or trust company as shall be mutually designated by Keystone and Tyco (the "Exchange Agent"), will act as Exchange Agent for the Merger.

    EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, Tyco will instruct the Exchange Agent to mail to each holder of record of Keystone Common Stock a letter of transmittal and instructions to effect the surrender of the certificates representing Keystone Common Stock in exchange for certificates evidencing Tyco Common Shares. Upon surrender of a certificate representing Keystone Common Stock for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such certificate will be entitled to receive in exchange (i) certificates evidencing that number of whole Tyco Common Shares which such holder has the right to receive in the Merger, (ii) any dividends or other distributions on the Tyco Common Shares declared or made after the Effective Time to which such holder is entitled, and (iii) cash in respect of fractional Tyco Common Shares as provided above (the Tyco Common Shares, dividends, distributions and cash being, collectively, the "Merger Consideration"), and the certificate so surrendered will be canceled. In the event of a transfer of ownership of shares of Keystone Common Stock which is not registered in the transfer records of Keystone as of the Effective Time, Tyco Common Shares, dividends and distributions may be issued and paid to a transferee if the certificate evidencing such shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding certificate that, prior to the Effective Time, represented shares of Keystone Common Stock will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the number of full Tyco Common Shares into which such shares of Keystone Common Stock shall have been so converted.

    DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED KEYSTONE COMMON STOCK. No dividends or other distributions declared or made after the Effective Time with respect to Tyco Common Shares will be paid to the holder of an unsurrendered certificate representing shares of Keystone Common Stock. Subject to applicable law, following surrender of any certificate formerly representing shares of Keystone Common Stock, there will be paid to the record holder of the certificates representing Tyco Common Shares issued in exchange, without interest, at the time of surrender, the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such Tyco Common Shares.

    TRANSFERS OF OWNERSHIP. If any certificate for Tyco Common Shares is to be issued in a name other than that in which the certificate representing shares of Keystone Common Stock surrendered in exchange is registered, it will be a condition of the issuance that the certificate surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Tyco or any designated agent any transfer or other taxes required by reason of the issuance of a certificate for Tyco Common Shares in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Tyco or any designated agent that such tax has been paid or is not payable.

    ESCHEAT AND WITHHOLDING. Neither Tyco, Merger Sub nor Keystone will be liable to any holder of Keystone Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Tyco or the Exchange Agent will be entitled to deduct and withhold from the Merger Consideration paid to any Keystone shareholder such amounts as Tyco or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law.

    LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any certificates representing shares of Keystone Common Stock have been lost, stolen or destroyed, the Exchange Agent will issue Tyco Common Shares in exchange for such lost, stolen or destroyed certificates upon the making of an affidavit of that fact by the owner of such certificates, PROVIDED, HOWEVER, that Tyco may, in its discretion, require the holder of such lost, stolen or destroyed certificates to deliver a bond in a reasonable sum as indemnity against any claim that may be made against Tyco or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

    DETAILED INSTRUCTIONS, INCLUDING A TRANSMITTAL LETTER, WILL BE MAILED TO KEYSTONE SHAREHOLDERS PROMPTLY FOLLOWING THE EFFECTIVE TIME AS TO THE METHOD OF EXCHANGING CERTIFICATES FORMERLY REPRESENTING SHARES OF KEYSTONE COMMON STOCK. KEYSTONE SHAREHOLDERS SHOULD NOT SEND CERTIFICATES REPRESENTING THEIR SHARES TO THE EXCHANGE AGENT PRIOR TO RECEIPT OF THE TRANSMITTAL LETTER.

REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains various representations and warranties of Keystone, in respect of itself and its subsidiaries, and of Tyco, in respect of itself and its subsidiaries, relating, among other things, to the following matters (which representations and warranties are subject, in certain cases, to specified exceptions): (i) corporate organization, standing, qualification and similar corporate matters; (ii) the absence of violation of provisions of charter documents; (iii) capitalization; (iv) the authorization, execution, delivery and enforceability of the Merger Agreement; (v) the absence of conflict of the Merger Agreement with charter documents, laws or agreements and required consents for the execution and delivery of the Merger Agreement; (vi) the absence of conflict with, default under or violation of agreements and laws, and the holding of permits necessary for the conduct of business, except as could not reasonably be expected to have a material adverse effect on the business, assets or financial condition of Keystone or Tyco, as the case may be (a "Material Adverse Effect"); (vii) reports and other documents filed with the Commission, the absence of material misstatements in the information contained therein, and the fair presentation of the financial statements contained therein in accordance with generally accepted accounting principles; (viii) conduct of business in the ordinary course and the absence of certain changes or events since the close of the most recent fiscal year, of Keystone or Tyco, respectively, including the occurrence of a Material Adverse Effect; (ix) the absence of undisclosed liabilities that could reasonably be expected to have a Material Adverse Effect; (x) the absence of litigation that could reasonably be expected to have a Material Adverse Effect;
(xi) employee benefit matters; (xii) labor matters; (xiii) the absence of any material untrue statements in the Registration Statement and this Proxy Statement/Prospectus; (xiv) the absence of restrictions on business, except as could not reasonably be expected to have a Material Adverse Effect; (xv) title to property; (xvi) payment of taxes and certain other tax matters; (xvii) compliance with environmental laws; (xviii) brokers, finders and investment bankers; (xix) ownership, rights to use and absence of violations or claims in respect of intellectual property; (xx) relationships or transactions with affiliates; (xxi) maintenance of insurance; (xxii) the absence of any product liability claims or product recalls that could reasonably be expected to have a Material Adverse Effect; and (xxiii) the absence of actions that, to the knowledge of certain officers of the parties, could reasonably be expected to prevent the Merger from being accounted for as a pooling of interests.

    In addition, Old Tyco represented that Tyco (the Bermuda company) will have authorized the issuance of Tyco Common Shares pursuant to the Merger Agreement.

CONDUCT OF BUSINESS PENDING THE MERGER

    CONDUCT OF BUSINESS BY KEYSTONE. The Merger Agreement provides that, prior to the Effective Time, unless Tyco otherwise agrees in writing, Keystone will conduct its business and cause the businesses of its subsidiaries to be conducted only in the ordinary course of business and in a manner consistent with past practice; and Keystone will use reasonable commercial efforts to preserve substantially intact the business organization of Keystone and its subsidiaries, to keep available the services of the present officers, employees and consultants of Keystone and its subsidiaries and to preserve the present relationships of Keystone and its subsidiaries with customers, suppliers and other persons with which Keystone or any of its subsidiaries has significant business relations. Except as contemplated by the Merger Agreement, neither Keystone nor any of its subsidiaries, without the prior written consent of Tyco, will:

        (i) amend or otherwise change Keystone's Articles of Incorporation or By-Laws;

        (ii) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in Keystone, any of its subsidiaries or affiliates (with exceptions for shares of Keystone Common Stock issuable pursuant to Stock Options under any Keystone Stock Option Plan, which Stock Options were outstanding as of the date of the Merger Agreement);

        (iii) sell, pledge, dispose of or encumber any assets of Keystone or any of its subsidiaries (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, (ii) dispositions of obsolete or worthless assets, and (iii) sales of immaterial assets not in excess of $500,000);

        (iv) (1) declare, set aside, make or pay any dividend or other distribution in respect of any of its capital stock, except that a wholly owned subsidiary of Keystone may declare and pay a dividend to its parent and except that Keystone may declare and pay quarterly cash dividends of $0.185 per share consistent with past practice, (2) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (3) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any subsidiary to purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries;

        (v) (1) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division (subject to certain exceptions); (2) incur any indebtedness for borrowed money, except for borrowings and reborrowings under Keystone's existing credit facilities, or issue any debt securities or assume, guarantee (other than guarantees of bank debt of Keystone's subsidiaries entered into in the ordinary course of business) or endorse or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business consistent with past practice; (3) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of an agreed limit, for Keystone and its subsidiaries taken as a whole; or (4) enter into or amend any contract, agreement, commitment or arrangement to effect any of the foregoing;

        (vi) increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees of Keystone or its subsidiaries in accordance with past practices, or grant severance or termination pay to or enter into any employment or severance agreement in excess of $100,000 with any director, officer or other employee of Keystone or any subsidiary, or establish, adopt, enter into or amend any collective bargaining, employment, termination, severance or benefit plan, agreement, trust, fund, policy or arrangement for any current or former directors, officers or employees, except, in each case, as may be required by law;

        (vii) take any action to change accounting policies or procedures;

        (viii) make any material tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations, except for settlements the amount of which has been reserved for in Keystone's financial statements contained in reports previously filed with the Commission;

        (ix) pay, discharge or satisfy any claims, liabilities or obligations in excess of $100,000 per matter or $1 million in the aggregate, other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in Keystone's financial statements contained in reports previously filed with the Commission or incurred in the ordinary course of business and consistent with past practice; or

        (x) take, or agree to take, any of the foregoing actions, or any action which would make any of the representations or warranties of Keystone contained in the Merger Agreement untrue or incorrect or prevent Keystone from performing its covenants under the Merger Agreement.

    NO SOLICITATION. The Merger Agreement provides that Keystone will not, directly or indirectly, through any officer, director, employee, representative or agent of Keystone or any of its subsidiaries, solicit or encourage the initiation of any inquiries or proposals regarding any merger, sale of substantial assets, sale of shares of capital stock or similar transactions involving Keystone or any subsidiaries of Keystone (the foregoing being referred to as "Acquisition Proposals"). However, the Board of Directors of

Keystone is not prevented from (i) considering, negotiating, approving and recommending to the shareholders of Keystone a bona fide Acquisition Proposal not solicited in violation of the Merger Agreement, (ii) taking and disclosing to its shareholders a position contemplated by Exchange Act Rule 14e-2 or (iii) making any disclosure to the Keystone shareholders, PROVIDED the Board of Directors of Keystone determines in good faith (upon advice of independent counsel) that it is required to do so in order to discharge properly its fiduciary duties.

    Under the Merger Agreement, Keystone is required immediately to notify Tyco after receipt of any Acquisition Proposal, or any modification of or amendment to any Acquisition Proposal, or any request for nonpublic information relating to Keystone or any of its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of Keystone or any subsidiary by any person or entity that informs the Board of Directors of Keystone or such subsidiary that it is considering making, or has made, an Acquisition Proposal.

    If the Board of Directors of Keystone receives a request for material nonpublic information by a person who makes a bona fide Acquisition Proposal, and the Board of Directors determines in good faith and upon the advice of independent counsel that it is required to cause Keystone to provide such information in order to discharge properly the directors' fiduciary duties, then, provided the person making the Acquisition Proposal has executed a confidentiality agreement substantially similar to the one then in effect between Keystone and Tyco, Keystone may provide such person with access to information regarding Keystone.

    The Merger Agreement also provides that Keystone will not release any third party from the confidentiality provisions of any confidentiality agreement to which Keystone is a party.

    Keystone is required to ensure that the officers, directors and employees of Keystone and its subsidiaries and any investment banker or other advisor or representative retained by Keystone are aware of the foregoing restrictions.

    CONDUCT OF BUSINESS BY TYCO. The Merger Agreement provides that, prior to the Effective Time, unless Keystone otherwise agrees in writing, Tyco will conduct its business, and cause the businesses of its subsidiaries to be conducted, in the ordinary course of business and consistent with past practice, other than actions taken by Tyco or its subsidiaries in contemplation of the ADT Merger, and will not, without the prior written consent of Keystone:

        (i) amend or otherwise change Tyco's Articles of Organization or By-Laws;

        (ii) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person, which, in any such case, would materially delay or prevent the consummation of the transactions contemplated by the Merger Agreement;

        (iii) declare, set aside, make or pay any dividend or other distribution in respect of any of its capital stock, except that a wholly owned subsidiary of Tyco may declare and pay a dividend to its parent, and except that Tyco may declare and pay quarterly cash dividends of $.05 consistent with past practice; or

        (iv) take or agree to take, any action which would make any of the representations or warranties of Tyco contained in the Merger Agreement untrue or incorrect or prevent Tyco from performing its covenants under the Merger Agreement.

ADDITIONAL AGREEMENTS

    ACCESS TO INFORMATION; CONFIDENTIALITY. The Merger Agreement provides that, upon reasonable notice and subject to any other agreement by which Keystone or Tyco are bound, Keystone and Tyco will each afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, Keystone and Tyco each will furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, and each will make available to the other the appropriate individuals for discussion of the other's business, properties and personnel as either Tyco or Keystone may reasonably request. Each party shall keep such information confidential in accordance with the terms of the confidentiality letter between Keystone and Tyco dated May 1, 1997.

    CONSENTS; APPROVALS. Keystone and Tyco will each use their reasonable best efforts to obtain all consents, waivers, approvals, authorizations or orders, and Keystone and Tyco will make all filings required in connection with the authorization, execution and delivery of the Merger Agreement and the consummation by them of the transactions contemplated thereby.

    INDEMNIFICATION AND INSURANCE. The Merger Agreement provides that the Articles of Incorporation and By-Laws of the Surviving Corporation will contain the provisions with respect to indemnification set forth in the Articles of Incorporation and By-Laws of Keystone, which will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of Keystone, unless such modification is required by law.

    After the Effective Time, the Surviving Corporation will, to the fullest extent permitted under applicable law or under the Surviving Corporation's Articles of Incorporation or By-Laws, indemnify and hold harmless, each present and former director, officer or employee of Keystone or any of its subsidiaries against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the transactions contemplated by the Merger Agreement, or otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in Keystone's Articles of Incorporation or By-Laws or any applicable contract or agreement as in effect on the date of the Merger Agreement, in each case for a period of six years after the date of the Merger Agreement.

    For a period of three years after the Effective Time, Tyco will cause the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by Keystone's directors' and officers' liability insurance policy on terms comparable to those now applicable to directors and officers of Keystone.

    Tyco has agreed to guarantee the obligations of the Surviving Corporation under the foregoing provisions.

    NOTIFICATION OF CERTAIN MATTERS. Keystone and Tyco will each give the other prompt notice of the occurrence or nonoccurrence of any event which would be likely to cause any representation or warranty of the notifying party contained in the Merger Agreement to be materially untrue or inaccurate, or any failure of the notifying party materially to comply with any covenant, condition or agreement in the Merger Agreement.

    FURTHER ACTION/TAX TREATMENT. Each of the parties to the Merger Agreement agrees to use all reasonable efforts to take, or cause to be taken, all actions and do other things necessary, proper or advisable to consummate as promptly as practicable the transactions contemplated by the Merger Agreement to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under the Merger Agreement, except that Tyco is under no obligation to agree to divest, abandon, license or take similar action with respect to any assets. In addition, each of the parties agrees to use its reasonable best efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368 of the Code, and will not (both before and after consummation of the Merger) take any actions which to its knowledge could reasonably be expected to prevent the Merger from so qualifying.

    PUBLIC ANNOUNCEMENTS. Tyco and Keystone agree to consult with each other before issuing any press release with respect to the Merger or the Merger Agreement and will not issue any such press release or make any such public statement without the prior consent of the other party, which consent will not be unreasonably withheld, except as required by law or the regulations of the NYSE.

    LISTING OF TYCO SHARES. The Merger Agreement provides that Tyco will use its best efforts to cause the Tyco Common Shares to be issued in the Merger to be listed, upon official notice of issuance, on the NYSE prior to the Effective Time.

    ACCOUNTANT'S LETTERS. Upon reasonable notice from the other, Keystone or Tyco will use its respective best efforts to cause Coopers & Lybrand to deliver to Keystone a letter covering such matters as are requested by Keystone and as are customarily addressed in accountant's "comfort" letters, and Keystone will use its best efforts to cause Arthur Andersen LLP to deliver to Tyco a letter covering such matters as are requested by Tyco and as are customarily addressed in accountant's "comfort" letters.

    POOLING ACCOUNTING TREATMENT. Each of Tyco and Keystone agrees not to take any action that would reasonably be expected to adversely affect the ability of Tyco to treat the Merger as a pooling of interests, and each of Tyco and Keystone agrees to use its best efforts to take such action as may be reasonably required to negate the impact of any past actions which, to its knowledge, could reasonably be expected to adversely impact the ability of Tyco to treat the Merger as a pooling of interests.

    KEYSTONE RIGHTS AGREEMENT. Keystone has agreed to take all necessary action prior to the Effective Time to (i) render rights issued pursuant to the Rights Agreement dated March 31, 1990 by and between Keystone and Continental Stock Transfer & Trust Company, as Rights Agent (as amended, the "Keystone Rights Agreement"), inapplicable to the Merger, and (ii) ensure that (x) neither Tyco nor any of its Affiliates (as defined in the Keystone Rights Agreement) is an Acquiring Person (as defined in the Keystone Rights Agreement) and (y) no Distribution Date, Section 11(a)(ii) Event, Section 13 Event, Stock Acquisition Date or Triggering Date (each as defined in the Keystone Rights Agreement) shall occur by reason of the approval, execution or delivery of the Merger Agreement, or the announcement or consummation of the Merger.

CONDITIONS TO THE MERGER

    CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

        (i) SHAREHOLDER APPROVAL. The Merger Agreement and the Merger shall have been approved by the requisite vote of the shareholders of Keystone;

        (ii) LISTING. The Tyco Common Shares issuable in the Merger shall have been authorized for listing on the NYSE, upon official notice of issuance;

        (iii) HART-SCOTT-RODINO APPROVAL. All waiting periods applicable to the consummation of the Merger under HSR Act shall have expired or terminated;

        (iv) GOVERNMENTAL ACTIONS. There shall not have been instituted, pending or threatened any action or proceeding (or any investigation or other inquiry that might result in such an action or proceeding) by any governmental authority or administrative agency before any governmental authority, administrative agency or court of competent jurisdiction, domestic or foreign, nor shall there be in effect any judgment, decree or order of any governmental authority, administrative agency or court of competent jurisdiction or other legal restraint, in either case, preventing or seeking to prevent or limiting or seeking to limit Tyco (which for purposes of this clause (iv) means the Bermuda company) from exercising all material rights and privileges pertaining to its ownership of the Surviving Corporation or the ownership or operation by Tyco or any of its subsidiaries of all or a material portion of the business or assets of Tyco or any of its subsidiaries, or compelling or seeking to compel Tyco or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Tyco or any of its subsidiaries, as a result of the Merger or the transactions contemplated by the Merger Agreement;

        (v) ILLEGALITY. No statute, rule, regulation or order shall be enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal; and

        (vi) TAX OPINIONS. Keystone and Tyco shall have received written opinions of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P. and Kramer, Levin, Naftalis & Frankel, respectively, in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code.

    ADDITIONAL CONDITIONS TO OBLIGATIONS OF TYCO AND MERGER SUB. The obligations of Tyco and Merger Sub to effect the Merger are also subject to the following conditions:

        (i) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Keystone contained in the Merger Agreement shall be true and correct in all respects on and as of the Effective Time, except for (1) changes contemplated by the Merger Agreement, (2) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date), and (3) where the failure to be true and correct could not reasonably be expected to have a Material Adverse Effect, with the same force and effect as if made on and as of the Effective Time, and Tyco and Merger Sub shall have received a certificate to such effect signed by the Chief Executive Officer or Chief Financial Officer of Keystone;

        (ii) AGREEMENTS AND COVENANTS. Keystone shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Effective Time, and Tyco and Merger Sub shall have received a certificate to such effect signed by the Chief Executive Officer or Chief Financial Officer of Keystone;

        (iii) CONSENTS OBTAINED. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Keystone for the authorization, execution and delivery of the Merger Agreement and the consummation by it of the transactions contemplated thereby shall have been obtained and made by Keystone, except where the failure to receive such consents, etc. could not reasonably be expected to have a Material Adverse Effect on Keystone or Tyco;

        (iv) OPINIONS OF ACCOUNTANTS. Tyco shall have received an opinion of Coopers & Lybrand and Keystone shall have received an opinion of Arthur Andersen LLP, each in form and substance reasonably satisfactory to Tyco, regarding the qualification of the Merger as to pooling of interests for accounting purposes; and

        (v) AFFILIATE AGREEMENTS. Tyco shall have received from each person who is identified as an "affiliate" of Keystone an agreement to comply with restrictions on such affiliates pursuant to Rule 145 under the Securities Act and under pooling of interests accounting treatment.

    ADDITIONAL CONDITIONS TO OBLIGATION OF KEYSTONE. The obligation of Keystone to effect the Merger is also subject to the following conditions:

        (i) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Tyco and Merger Sub contained in the Merger Agreement shall be true and correct in all respects on and as of the Effective Time, except for (1) changes contemplated by the Merger Agreement, (2) changes resulting from the consummation of the ADT Merger, (3) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date), and (4) where the failure to be true and correct could not reasonably be expected to have a Material Adverse Effect, with the same force and effect as if made on and as of the Effective Time, and Keystone shall have received a certificate to such effect signed by the President or Chief Financial Officer of Tyco;

        (ii) AGREEMENTS AND COVENANTS. Tyco and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by them on or prior to the Effective Time, and Keystone shall have received a certificate to such effect signed by the President or Chief Financial Officer of Tyco; and

        (iii) CONSENTS OBTAINED. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Tyco and Merger Sub for the authorization, execution and delivery of the Merger Agreement and the consummation by them of the transactions contemplated hereby shall have been obtained and made by Tyco and Merger Sub, except where the failure to receive such consents, etc. could not reasonably be expected to have a Material Adverse Effect on Keystone or Tyco.

        (iv) ADDITIONAL DISCLOSURES. There shall have been no change to Tyco and its subsidiaries from the disclosures regarding Tyco (the Bermuda company) and its subsidiaries set forth in the Joint Proxy
    Statement/Prospectus, as amended or supplemented, mailed to the shareholders of Tyco in connection with the ADT Merger, which is reasonably likely to have a Material Adverse Effect on Tyco.

TERMINATION

    CONDITIONS TO TERMINATION. The Merger Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of Keystone or Tyco:

        (i) by mutual written consent duly authorized by the Boards of Directors of Tyco and Keystone; or

        (ii) by either Tyco or Keystone if the Merger shall not have been consummated by December 31, 1997 (PROVIDED that the right to terminate the Merger Agreement under this clause will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

        (iii) by either Tyco or Keystone if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (PROVIDED that the right to terminate the Merger Agreement under this clause will not be available to any party who has not complied with its obligations under "Additional Agreements--Further Action/Tax Treatment" above, and such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action); or

        (iv) by Tyco or Keystone, if the requisite vote of the shareholders of Keystone shall not have been obtained by December 31, 1997, or if the shareholders of Keystone shall not have approved the Merger and the Merger Agreement at the Special Meeting; or

        (v) by Tyco, if (1) the Board of Directors of Keystone shall withdraw, modify or change its approval or recommendation of the Merger Agreement or the Merger in a manner adverse to Tyco or shall have resolved to do so; (2) the Board of Directors of Keystone shall have recommended to the shareholders of Keystone an Alternative Transaction (as defined in the Merger Agreement); or (3) a tender offer or exchange offer for 25% or more of the outstanding shares of Keystone Common Stock is commenced (other than by Tyco or an affiliate of Tyco) and the Board of Directors of Keystone recommends that the shareholders of Keystone tender their shares in such tender or exchange offer; or

        (vi) by Keystone, if the Board of Directors of Keystone shall withdraw, modify or change its approval of the Merger Agreement or the Merger in a manner adverse to Tyco or shall have resolved to do so in compliance with its fiduciary obligation (after consultation with independent counsel); or

        (vii) by Tyco or Keystone, (1) if any representation or warranty of Keystone or Tyco and Merger Sub, respectively, set forth in the Merger Agreement shall be untrue when made (a "Terminating Misrepresentation"), or
    (2) upon a breach of any covenant or agreement on the part of Keystone or Tyco, respectively, set forth in the Merger Agreement (a "Terminating Breach"), such that the conditions set forth in "Conditions to the Merger--Additional Conditions to Obligation of Tyco and Merger Sub--Representations and Warranties" or "--Agreements and Covenants" above, or in "Conditions to the Merger--Additional Conditions to Obligation of Keystone--Representations and Warranties" or "--Agreements and Covenants" above, as the case may be, would not be satisfied, PROVIDED that, if such Terminating Misrepresentation or Terminating Breach is curable prior to December 31, 1997 by Keystone or Tyco, as the case may be, through the exercise of its reasonable best efforts and for so long as Keystone or Tyco, as the case may be, continues to exercise such reasonable best efforts, neither Tyco nor Keystone, respectively, may terminate the Merger Agreement under this clause; or

        (viii) by Tyco, if any representation or warranty of Keystone shall have become untrue such that the condition set forth in "Conditions to the Merger--Additional Conditions to Obligations of Tyco and Merger Sub--Representations and Warranties" above would not be satisfied (a "Keystone Terminating Change"), or by Keystone, if any representation or warranty of Tyco shall have become untrue such that the condition set forth in "Conditions to the Merger--Additional Conditions to Obligations of Keystone--Representations and Warranties" would not be satisfied (a "Tyco Terminating Change," and together with a Keystone Terminating Change, a "Terminating Change"), in either case other than by reason of a Terminating Breach; PROVIDED that, if such Terminating Change is curable prior to December 31, 1997 by Keystone or Tyco, as the case may be, through exercise of its reasonable best efforts is and for so long as Keystone or Tyco, as the case may be, continues to exercise such reasonable best efforts, Tyco or Keystone, respectively, may not terminate the Merger Agreement under this clause.

        (ix) (1) by Keystone, if the Average Stock Price is less than $54.08 and on or before the third trading day prior to the date of the Special Meeting, Tyco has not agreed by notice to Keystone in writing to an Exchange Ratio equal to $31.00 (or higher) divided by the Average Stock Price; PROVIDED that, the Exchange Ratio shall thereafter, for all purposes of the Merger Agreement, be deemed to be such ratio; or (2) by Tyco, if the Average Stock Price is less than $54.08 and on or before the second trading day prior to the date of the Company Shareholders Meeting, Keystone has not agreed by notice to Tyco in writing to an Exchange Ratio equal to 0.54183; PROVIDED that, the Exchange Ratio shall thereafter, for all purposes of the Merger Agreement, be deemed to be such ratio. In the event Tyco delivers its notice specified under (1) of this clause or the Keystone delivers its notice specified under (2) of this clause, then neither Keystone nor Tyco shall have the right to terminate this Agreement pursuant this clause.

    FEES AND EXPENSES. Except as set forth below, all fees and expenses incurred in connection with the Merger Agreement and the Merger will be paid by the party incurring such expenses, whether or not the Merger is consummated, PROVIDED that Tyco and Keystone shall share equally all filing fees and printing expenses incurred in connection with the printing and filing of this Proxy Statement/Prospectus and the Registration Statement.

    The Merger Agreement provides that Keystone will pay Tyco the Fee of $35 million, plus actual, documented and reasonable out-of-pocket expenses of Tyco of up to $2 million relating to the transactions contemplated by the Merger Agreement (including, but not limited to, fees and expenses of Tyco's counsel, accountants and financial advisors, but excluding any fees paid to such financial advisors), as Tyco's sole and exclusive remedy, upon the first to occur of any of the following events:

        (i) the termination of the Merger Agreement by Tyco or Keystone as a result of the failure to receive the requisite vote for approval of the Merger and the Merger Agreement by the shareholders of Keystone by December 31, 1997 or of the failure of the shareholders of Keystone to approve the Merger and the Merger Agreement at the Special Meeting; or

        (ii) the termination of the Merger Agreement by Tyco pursuant to clause
    (v) under "Conditions to Termination" above; or

        (iii) the termination of the Merger Agreement by Keystone pursuant to clause (vi) under "Conditions to Termination" above; or

        (iv) the termination of the Merger Agreement by Tyco on account of a Terminating Breach of Keystone.

    Upon a termination of the Merger Agreement by Tyco or Keystone, as the case may be, as a result of a Terminating Misrepresentation pursuant to clause (vii) under "Conditions to Termination" above, the other party shall pay to the terminating party documented and reasonable out-of-pocket expenses of up to $2 million, as its sole and exclusive remedy.

    The Fee and aforesaid expenses are payable within one business day after a demand for payment following the occurrence of the event requiring such payment, PROVIDED that, in no event will a party be required to pay such Fee and/or expenses to the other if, immediately prior to the termination of the Merger Agreement, the party to receive the Fee and/or expenses was in material breach of its obligations under the Merger Agreement.

AMENDMENT AND WAIVER

    The Merger Agreement may be amended in writing by the parties by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time, PROVIDED, HOWEVER that after approval of the Merger by the shareholders of Keystone, no amendment may be made which by law requires further approval by such shareholders without such further approval.

    At any time prior to the Effective Time, any party to the Merger Agreement may, with respect to any other party, extend the time for the performance of any of the obligations or other acts, waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement, or waive compliance with any of the agreements or conditions contained in the Merger Agreement. Any such extension or waiver will be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                    PROPOSAL TO ADJOURN THE SPECIAL MEETING

    Keystone shareholders are being asked to authorize a vote in favor of any proposal to adjourn the Special Meeting to a later date, which adjournment is proposed or recommended by the Chairman of the Special Meeting (the "Adjournment Proposal"). There is no present intention to adjourn the Special Meeting. However, without modifying Keystone's obligations under the Merger Agreement, the Chairman could determine to propose to adjourn the Special Meeting for any reason deemed advisable and in the best interests of Keystone shareholders. In particular, the Chairman could determine to propose to adjourn the Special Meeting to a later date if (i) Tyco and Keystone have not resolved the concerns of the Antitrust Division prior to the date set for the Special Meeting (see "Risk Factors" and "The Merger-- Certain Legal Matters"), or (ii) proxies representing less than the minimum number of votes necessary to approve the Merger and the Merger Agreement have been received, and proxies representing a substantial number of shares of Keystone Common Stock have not been received, at or prior to the Special Meeting. If the Special Meeting is adjourned, the Average Stock Price will be determined based on the date to which the Special Meeting is adjourned. Under Texas law, a new notice of meeting may be required to be given to Keystone shareholders if the Special Meeting is adjourned to a date later than September 26, 1997, which is 60 days from the Record Date. By seeking the approval of Keystone shareholders for the Adjournment Proposal, Keystone does not imply that the Special Meeting may not be adjourned or postponed other than by a vote of Keystone shareholders. The affirmative vote of holders of a majority of the shares of Keystone Common Stock present at the Special Meeting is required to approve the Adjournment Proposal.

    THE KEYSTONE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE KEYSTONE SHAREHOLDERS VOTE FOR THE ADJOURNMENT PROPOSAL.

                   COMPARATIVE PER SHARE PRICES AND DIVIDENDS

TYCO

    Tyco Common Shares are listed and traded on the NYSE, the London Stock Exchange and the Bermuda Stock Exchange. The following table sets forth the high and low sales prices per share of Tyco Stock as reported in the NYSE Composite Transaction Tape, and the dividends paid on such Tyco Stock, for the quarterly periods presented below. The price and dividends for Tyco Stock have been restated to reflect a two-for-one stock split effected in the form of a stock dividend which was distributed on November 14, 1995. "Tyco Stock" refers to Old Tyco stock for all times on or prior to July 2, 1997, the consummation date of the ADT Merger, and to Tyco Common Shares for all times thereafter.

                             TYCO STOCK
                     ---------------------------
                      HIGH        LOW    DIVIDEND
                     -------    -------  -------
1995:
  First quarter..... $26.8125   $23.25   $0.05
  Second quarter....  29.125     25.50   0.05
  Third quarter.....  31.625    26.6875  0.05
  Fourth quarter....  31.625     29.50   0.05

1996:
  First quarter.....  39.25      32.375  0.05
  Second quarter....  41.375     35.125  0.05
  Third quarter.....  44.875     35.50   0.05
  Fourth quarter....  56.00      42.875  0.05

1997:
  First quarter.....  62.00      51.75   0.05
  Second quarter....  71.875     54.00   0.05
  Third quarter
    (through July
    28, 1997)....... 84.3125     69.875

    On May 20, 1997, the last trading day prior to announcement of the execution of the Merger Agreement, the closing price per share of Tyco Stock, as reported in the NYSE Composite Transaction Tape, was $62.75. On July 28, 1997, the most recent date for which prices were available prior to printing this Proxy Statement/Prospectus, the closing price per Tyco Common Share as reported in the NYSE Composite Transaction Tape was $81.00. Shareholders are urged to obtain current market quotations.

    Prior to the ADT Merger, dividends were paid on the Tyco Stock in the amount of $.05 per share per quarter ($.20 per share per year). Tyco currently expects to continue this dividend practice, although this may be changed at any time by the Tyco Board of Directors. The payment of dividends by Tyco in the future will depend on business conditions, Tyco's financial condition and earnings and other factors.

KEYSTONE

    Keystone Common Stock is listed and traded on the NYSE. The following table sets forth the high and low sales prices per share of Keystone Common Stock as reported in the NYSE Composite Transaction Tape, and the dividends paid on such Keystone Common Stock, for the quarterly periods presented below.

                                                                                         KEYSTONE COMMON STOCK
                                                                                   ---------------------------------
                                                                                     HIGH        LOW      DIVIDEND
                                                                                   ---------  ---------  -----------
1995:
  First quarter..................................................................  $   22.25  $   16.75   $   0.185
  Second quarter.................................................................      22.75     19.375       0.185
  Third quarter..................................................................      22.50     19.375       0.185
  Fourth quarter.................................................................      23.00     18.875       0.185
1996:
  First quarter..................................................................      22.75     19.375       0.185
  Second quarter.................................................................      22.50      20.50       0.185
  Third quarter..................................................................      21.00      17.25       0.185
  Fourth quarter.................................................................      20.50      17.25       0.185
1997:
  First quarter..................................................................     20.375      17.75       0.185
  Second quarter.................................................................      35.50     17.375       0.185
  Third quarter (through July 28, 1997)..........................................     36.375     34.688

    On May 20, 1997, the last trading day prior to announcement of the execution of the Merger Agreement, the closing price per share of Keystone Common Stock as reported in the NYSE Composite Transaction Tape was $20.50. On July 28, 1997, the most recent date for which prices were available prior to printing this Proxy Statement/Prospectus, the closing price per share of Keystone Common Stock as reported in the NYSE Composite Transaction Tape was $36.0625. Shareholders are urged to obtain current market quotations.

    Under the terms of the Merger Agreement, other than in respect of its regularly scheduled quarterly dividend of $0.185 per share of Keystone Common Stock, Keystone is not permitted to declare, set aside, make or pay any dividend or distribution in respect of its capital stock from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement and the Effective Time.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

    The Merger is to be accounted for in accordance with the pooling of interests method of accounting pursuant to APB Opinion No. 16. The pooling of interests method of accounting assumes that Tyco and Keystone have been merged since their inception, and the historical consolidated financial statements for periods prior to consummation of the Merger are restated as though the companies have been combined since their inception. Accordingly, the accompanying unaudited pro forma combined financial information gives effect to the transaction in accordance with pooling of interests. Pursuant to Rule 11-02 of Regulation S-X, the unaudited pro forma combined financial information excludes the results of discontinued operations and extraordinary items.

    The unaudited pro forma combined financial information should be read in conjunction with (i) Tyco's supplemental consolidated financial statements, including the accounting policies and notes thereto, included in its current report on Form 8-K dated July 10, 1997, (ii) Old Tyco's and ADT's consolidated financial statements and notes thereto included in their quarterly reports on Form 10-Q for the quarterly period ended March 31, 1997, (iii) Keystone's consolidated financial statements, including the accounting policies and notes thereto, included in its annual report on Form 10-K for the year ended December 31, 1996, and (iv) Keystone's consolidated financial statements and notes thereto included in its quarterly report on Form 10-Q for the quarterly period ended March 28, 1997. See "Where You Can Find More Information."

    The unaudited pro forma combined financial information has been prepared in United States dollars in accordance with generally accepted principles in the United States ("U.S. GAAP"). These principles require management to make extensive use of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The unaudited pro forma combined results of operations are not necessarily indicative of future operating results.

    The unaudited pro forma combined condensed balance sheet gives effect to the Merger as if it had occurred on March 31, 1997, combining the balance sheets of Tyco and Keystone at March 31, 1997. The unaudited pro forma combined statements of income give effect to the Merger as if it had occurred on January 1, 1994, combining the results of Tyco and Keystone for each of the three years in the period ended December 31, 1996 and for the three month period ended March 31, 1997.

               UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME

                   FOR THE THREE MONTHS ENDED MARCH 31, 1997

            (IN MILLIONS, EXCEPT SHARE NUMBER AND PER SHARE AMOUNTS)


                                                                                           PRO FORMA    PRO FORMA
                                                                     TYCO     KEYSTONE    ADJUSTMENTS    COMBINED
                                                                  ----------  ---------  -------------  ----------
Net sales.......................................................  $  2,114.9  $   157.9                 $  2,272.8
Cost of sales...................................................    (1,433.8)     (97.6)                  (1,531.4)
Selling, general and administrative expenses....................      (420.3)     (43.8)                    (464.1)
                                                                  ----------  ---------        -----    ----------
Operating (loss) income.........................................       260.8       16.5       --             277.3
Interest income (3).............................................         5.6     --              0.3           5.9
Interest expense (3)............................................       (42.4)      (1.2)        (0.3)        (43.9)
                                                                  ----------  ---------        -----    ----------
(Loss) income from continuing operations before income taxes....       224.0       15.3       --             239.3
Income taxes....................................................       (82.3)      (5.8)      --             (88.1)
                                                                  ----------  ---------        -----    ----------
(Loss) income from continuing operations........................  $    141.7  $     9.5    $  --        $    151.2
                                                                  ----------  ---------        -----    ----------
                                                                  ----------  ---------        -----    ----------
Primary earnings per common share:
  (Loss) income from continuing operations......................  $     0.61  $    0.27       --        $     0.60
                                                                  ----------  ---------        -----    ----------
                                                                  ----------  ---------        -----    ----------
Fully diluted earnings per common share:
  (Loss) income from continuing operations......................  $     0.60  $    0.27       --        $     0.59
                                                                  ----------  ---------        -----    ----------
                                                                  ----------  ---------        -----    ----------
Weighted average number of common shares (in thousands):
  Primary.......................................................     231,604     35,605       --           250,896
                                                                  ----------  ---------        -----    ----------
                                                                  ----------  ---------        -----    ----------
  Fully diluted.................................................     243,617     35,605       --           262,909
                                                                  ----------  ---------        -----    ----------
                                                                  ----------  ---------        -----    ----------



   See accompanying notes to unaudited pro forma combined condensed financial information.

               UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1996

            (IN MILLIONS, EXCEPT SHARE NUMBER AND PER SHARE AMOUNTS)

                                                                                          PRO FORMA   PRO FORMA
                                                                     TYCO     KEYSTONE   ADJUSTMENTS   COMBINED
                                                                  ----------  ---------  -----------  ----------
Net sales.......................................................  $  7,425.8  $   677.9               $  8,103.7
Cost of sales...................................................    (5,052.3)    (422.9)                (5,475.2)
Selling, general and administrative expenses....................    (1,485.8)    (175.5)                (1,661.1)
Merger and transaction related costs............................        (8.8)                               (8.8)
Restructuring and other non-recurring charges...................      (237.3)                             (237.3)
Charge for the impairment of long-lived assets..................      (744.7)                             (744.7)
                                                                  ----------  ---------  -----------  ----------
Operating (loss) income.........................................      (102.9)      79.5                    (23.4)
Interest income.................................................        30.5        1.0                     31.5
Interest expense................................................      (185.3)      (8.0)                  (193.3)
Gain (loss) on disposal of business.............................         1.7                                 1.7
Other income less expenses......................................       128.8       (6.5)                   122.3
                                                                  ----------  ---------  -----------  ----------
(Loss) income from continuing operations
  before income taxes...........................................      (127.2)      66.0      --            (61.2)
Income taxes....................................................      (211.4)     (24.1)                  (235.5)
                                                                  ----------  ---------  -----------  ----------
(Loss) income from continuing operations........................  $   (338.6) $    41.9   $  --       $   (296.7)
                                                                  ----------  ---------  -----------  ----------
                                                                  ----------  ---------  -----------  ----------
Primary earnings per common share:
  (Loss) income from continuing operations......................  $    (1.53) $    1.18               $    (1.24)
                                                                  ----------  ---------  -----------  ----------
                                                                  ----------  ---------  -----------  ----------
Weighted average number of common shares (in thousands):
  Primary.......................................................     220,465     35,528                  239,715
                                                                  ----------  ---------  -----------  ----------
                                                                  ----------  ---------  -----------  ----------

   See accompanying notes to unaudited pro forma combined condensed financial information.

               UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1995

            (IN MILLIONS, EXCEPT SHARE NUMBER AND PER SHARE AMOUNTS)

                                                                                            PRO FORMA   PRO FORMA
                                                                     TYCO      KEYSTONE    ADJUSTMENTS   COMBINED
                                                                  ----------  -----------  -----------  ----------
Net sales.......................................................  $  6,318.5   $   597.1                $  6,915.6
Cost of sales...................................................    (4,303.7)     (361.6)                 (4,665.3)
Selling, general and administrative expenses....................    (1,294.3)     (163.3)                 (1,457.6)
Merger and transaction related costs............................       (37.2)                                (37.2)
Restructuring and other non-recurring charges...................       (34.2)      (22.8)                    (57.0)
Impairment of assets held for sale..............................                    (8.2)                     (8.2)
Plant closure and related costs.................................                    (2.9)                     (2.9)
                                                                  ----------  -----------  -----------  ----------
Operating (loss) income.........................................       649.1        38.3                     687.4
Interest income.................................................        17.8         1.2                      19.0
Interest expense................................................      (181.3)       (6.2)                   (187.5)
Gain (loss) on disposal of business.............................       (36.6)                                (36.6)
Other income less expenses......................................        (5.0)       (1.2)                     (6.2)
                                                                  ----------  -----------  -----------  ----------
(Loss) income from continuing operations before income taxes....       444.0        32.1       --            476.1
Income taxes....................................................      (196.4)      (12.2)                   (208.6)
                                                                  ----------  -----------  -----------  ----------
(Loss) income from continuing operations........................  $    247.6   $    19.9    $  --       $    267.5
                                                                  ----------  -----------  -----------  ----------
                                                                  ----------  -----------  -----------  ----------
Primary earnings per common share:
  (Loss) income from continuing operations......................  $     1.14   $    0.56                $     1.13
                                                                  ----------  -----------  -----------  ----------
                                                                  ----------  -----------  -----------  ----------
Weighted average number of common shares (in thousands):
  Primary.......................................................     217,578      35,372                   236,744
                                                                  ----------  -----------  -----------  ----------
                                                                  ----------  -----------  -----------  ----------

   See accompanying notes to unaudited pro forma combined condensed financial information.

               UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1994

            (IN MILLIONS, EXCEPT SHARE NUMBER AND PER SHARE AMOUNTS)

                                                                                          PRO FORMA   PRO FORMA
                                                                     TYCO     KEYSTONE   ADJUSTMENTS   COMBINED
                                                                  ----------  ---------  -----------  ----------
Net sales.......................................................  $  5,705.8  $   535.1               $  6,240.9
Cost of sales...................................................    (3,916.6)    (314.9)                (4,231.5)
Selling, general and administrative expenses....................    (1,188.1)    (158.8)                (1,346.9)
Restructuring and other non-recurring charges...................        (4.5)                               (4.5)
Plant closure and related costs.................................                   (4.4)                    (4.4)
                                                                  ----------  ---------  -----------  ----------
Operating (loss) income.........................................       596.6       57.0      --           (653.6)
Interest income.................................................        15.7        1.4                     17.1
Interest expense................................................      (162.2)      (5.5)                  (167.7)
Gain (loss) on disposal of business.............................        (0.3)                               (0.3)
Other income less expenses......................................        (4.1)      (0.5)                    (4.6)
                                                                  ----------  ---------  -----------  ----------
(Loss) income from continuing operations before income taxes....       445.7       52.4      --            498.1
Income taxes....................................................      (173.9)     (19.4)                  (193.3)
                                                                  ----------  ---------  -----------  ----------
(Loss) income from continuing operations........................  $    271.8  $    33.0   $  --       $    304.8
                                                                  ----------  ---------  -----------  ----------
                                                                  ----------  ---------  -----------  ----------
Primary earnings per common share:
  (Loss) income from continuing operations......................  $     1.21  $    0.94               $     1.26
                                                                  ----------  ---------  -----------  ----------
                                                                  ----------  ---------  -----------  ----------
Weighted average number of common shares (in thousands):
  Primary.......................................................     213,072     35,250                  232,172
                                                                  ----------  ---------  -----------  ----------
                                                                  ----------  ---------  -----------  ----------

   See accompanying notes to unaudited pro forma combined condensed financial information.

             UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEETS

                               AT MARCH 31, 1997

                                 (IN MILLIONS)

                                                                                              PRO FORMA     PRO FORMA
                                                                      TYCO      KEYSTONE     ADJUSTMENTS    COMBINED
                                                                    ---------  -----------  -------------  -----------
ASSETS
Current assets:
Cash and cash equivalents.........................................  $   555.2   $    16.5                   $   571.7
Accounts receivable, net..........................................    1,275.6       165.0                     1,440.6
Contracts in process..............................................      125.1                                   125.1
Inventories.......................................................      881.2       137.7                     1,018.9
Deferred income taxes.............................................      147.5                                   147.5
Prepaid expenses and other current assets.........................      159.6         6.4                       166.0
                                                                    ---------  -----------        -----    -----------
    Total current assets..........................................    3,144.2       325.6                     3,469.8
Property, plant and equipment, net................................    2,525.2       144.9                     2,670.1
Goodwill and other intangibles, net(3)............................    2,548.1                      43.3       2,591.4
Reorganization value in excess of identifiable assets.............       97.8                                    97.8
Long-term investments.............................................       61.9                                    61.9
Deferred income taxes.............................................      100.6                                   100.6
Other assets(3)...................................................      222.9        51.8         (43.3)        231.4
                                                                    ---------  -----------        -----    -----------
    Total assets..................................................  $ 8,700.7   $   522.3     $  --         $ 9,223.0
                                                                    ---------  -----------        -----    -----------
                                                                    ---------  -----------        -----    -----------

LIABILITIES AND SHAREHOLDERS' EQUITY
  Current liabilities:
  Loans payable and current portion of long-term debt(10).........  $   190.0   $    14.2                   $   204.2
  Accounts payable................................................      741.2        28.6                       769.8
  Accrued expenses and other current liabilities(6)...............      992.6        83.8          33.3       1,109.7
  Contracts in process--billings in excess of cost................      148.0                                   148.0
  Deferred revenue................................................      163.2                                   163.2
  Income taxes....................................................      115.6         7.9                       123.5
  Deferred income taxes...........................................       12.1                                    12.1
                                                                    ---------  -----------        -----    -----------
    Total current liabilities.....................................    2,362.7       134.5          33.3       2,530.5

  Long-term debt(10)..............................................    1,895.3        72.6                     1,967.9
  Other long-term liabilities.....................................      127.9        18.4                       146.3
  Deferred income taxes...........................................      382.2                                   382.2
                                                                    ---------  -----------        -----    -----------
    Total liabilities.............................................    4,768.1       225.5          33.3       5,026.9
                                                                    ---------  -----------        -----    -----------
  Retained (deficit) earnings(6)..................................      (39.1)      159.6         (33.3)         87.2
  Other shareholders' equity......................................    3,971.7       137.2                     4,108.9
                                                                    ---------  -----------        -----    -----------
    Total shareholders' equity....................................    3,932.6       296.8         (33.3)      4,196.1
                                                                    ---------  -----------        -----    -----------
      Total liabilities and shareholders' equity..................  $ 8,700.7   $   522.3     $  --         $ 9,223.0
                                                                    ---------  -----------        -----    -----------
                                                                    ---------  -----------        -----    -----------

   See accompanying notes to unaudited pro forma combined condensed financial information.

                          NOTES TO UNAUDITED PRO FORMA
                    COMBINED CONDENSED FINANCIAL INFORMATION

(1) The merger of Old Tyco and ADT, which was consummated on July 2, 1997, was accounted for as a pooling of interests. Unless otherwise noted, the information presented for Tyco treats Old Tyco and ADT as if they had always been combined for accounting and financial reporting purposes.

(2) The pro forma combined per share amounts are based on the combined weighted average of Tyco Common Shares and Keystone Common Stock for all periods presented based on Keystone shareholders receiving 0.54183 of a Tyco Common Share for each share of Keystone Common Stock held. Based on the July 28th Average Stock Price of Tyco Common Shares of $79.8256, the Exchange Ratio would be 0.46351. Assuming that ratio, pro forma combined (loss) income per share would be $0.61 per share (0.59 per share on a fully diluted basis) for March 31, 1997, and ($1.25), $1.14 and $1.27 for the years ended December 31, 1996, 1995 and 1994, respectively.

(3) Certain reclassifications, none of which affects (loss) income from continuing operations, have been made to the Keystone statements of income in the pro forma combined statements of income to classify interest income on a consistent basis. The pro forma adjustments to the balance sheet were required to classify on a consistent basis goodwill and other intangibles.

(4) Primary (loss) earnings per common share from continuing operations for Tyco, after deducting dividends on Tyco convertible preference shares, was based on adjusted net (loss) income from continuing operations available to common shareholders of ($338.9) million in 1996, $247.3 million in 1995 and $258.5 million in 1994.

    Fully diluted earnings per common share from continuing operations for Tyco, after adding Liquid Yield Option Notes discount amortization, was based on adjusted net income from continuing operations available to common shareholders of $145.2 million in the three months ended March 31, 1997.

(5) There were no material transactions between Tyco and Keystone during any of the periods presented.

(6) Total transaction costs to be incurred by Tyco and Keystone in connection with the Merger are estimated to be approximately $33.3 million. These costs, related to legal, printing, accounting, financial advisory services, severance costs payable at the Effective Time and other expenses, will be charged against income upon consummation of the Merger.

(7) A restructuring charge to operations by Tyco is expected to occur subsequent to the Merger to reflect the combination of the two companies. Such charges, which have not yet been estimated, may include amounts with respect to the elimination of excess facilities, the write-off of certain goodwill and fixed assets, severance costs and the satisfaction of certain liabilities. The effects of these costs have not been reflected in the pro forma combined condensed financial information.

(8) In 1996 Tyco recorded certain non-recurring items including (i) a non-cash charge relating to the write-down of specific assets of ADT Security and ADT Automotive to their estimated fair values in accordance with SFAS 121, (ii) a charge principally relating to costs associated with integrating the businesses of Automated Security (Holdings) plc in the United Kingdom and the United States into ADT Security, together with the costs of administrative accounting, management information and technological infrastructure enhancements currently being implemented in the United States electronic security services division, (iii) a gain arising on the sale of Tyco's entire interest in Limelight Group plc, which was recorded in the balance sheet at a nominal value and (iv) a gain represented by cash receivable as a result of the settlement of Tyco's litigation against BDO Binder Hamlyn. Tyco's historical net income for 1996 before these non-recurring items amounted to $488.1 million, or $2.19 per share ($2.14 per share on a fully diluted basis). On a pro forma combined basis, net income for

    1996 before these non-recurring items is $530.0 million, or $2.19 per share ($2.15 per share on a fully diluted basis).

(9) In the three months ended March 31, 1997, Tyco recorded certain non-recurring charges in connection with the ADT Merger and the unsolicited proposals of Western Resources, Inc. to acquire ADT. Tyco's historical net income before these non-recurring items amounted to $151.3 million, or $0.65 per share ($0.64 per share on a fully diluted basis). On a pro forma combined basis, net income for the three months ended March 31, 1997 before these non-recurring items is $160.8 million, or $0.64 per share ($0.63 per share on a fully diluted basis).

(10) In June 1997, Tyco entered into a new $1.75 billion credit agreement, consisting of a $500 million five-year revolving credit facility, a $750 million 364-day revolving credit facility and a $500 million bridge credit facility (expiring in December 1997) with a group of commercial banks and simultaneously canceled its existing $300 million credit agreement. Interest rates and financial and operating covenants under the new facilities are substantially the same as those under the canceled credit agreement. In July 1997, Tyco borrowed $600 million under the new credit agreement at a weighted average interest rate of 5.92% to partially fund Tyco's acquisition of Submarine Systems, Inc. from AT&T Corp. Also in July 1997 Tyco borrowed under the new credit agreement to fund certain debt tenders, as discussed below.

   In July 1997, Tyco consummated tender offers for its 8.125% public notes due
    1999, of which $145,000,000 in principal amount was then outstanding; its 8.25% senior notes due 2000, of which $250,000,000 in principal amount was then outstanding; its 9.25% senior subordinated notes due 2003, of which $294,085,000 in principal amount was then outstanding; and its 9.5% public debentures due 2022, of which $200,000,000 in principal amount was then outstanding. 92.8% of the outstanding 8.125% notes, 96.2% of the outstanding 8.25% notes, 95.2% of the outstanding 9.25% notes and 75.5% of the outstanding 9.5% debentures were tendered in the offers. Tyco paid an aggregate amount, including accrued interest, of approximately $900.8 million to the note holders, of which $800.0 million was financed from the new credit agreement.

                               BUSINESSES OF TYCO

TYCO

    Tyco, through its divisions and operating subsidiaries, engages in the manufacture and distribution of flow control products, the design, manufacture, installation and servicing of fire protection and suppression systems, the installation, monitoring and maintenance of electronic security systems, the manufacture and distribution of disposable medical supplies and other specialty products and the manufacture and distribution of electrical and electronic components, including underwater telecommunication systems. Tyco, which operates in more than 50 countries around the world, has annual revenues of approximately $10 billion.

FLOW CONTROL PRODUCTS

    Tyco is a manufacturer and distributor of flow control products in North America, Europe and Asia-Pacific. Flow control products include pipe, fittings, valves, meters and related products which are used to transport, control and measure the flow of liquids and gases. Tyco's Flow Control Group includes Grinnell, Allied Tube & Conduit, Mueller Co. and a number of specialized manufacturers of valves, fittings and couplings.

    Tyco manufactures and distributes a wide range of flow control products, including pipe and pipe fittings, tubing, valves, meters, couplings, pipe hangers, strut and related components. These products are used in plumbing, heating, ventilation and air conditioning (HVAC) systems, mechanical contracting, power generation, water and gas utilities, oil and gas exploration, petrochemical and numerous other industrial applications. Tyco also manufactures certain related products such as steel tubing, custom iron castings, malleable iron pipe fittings and fencing materials.

    Allied is the leading North American manufacturer of pipe and other tubular products. Allied produces a full line of steel pipe for the fire protection and construction industries and for commercial, residential and institutional markets. Its mechanical tube division offers steel tubing in a wide assortment of shapes and sizes for a variety of industrial and commercial applications. Allied's fence division is a leader in the manufacture of products for the residential and industrial/commercial fence markets. Allied also manufactures metal framing systems used in the construction, industrial and OEM markets.

    Mueller, a manufacturer of water and gas distribution products, produces fire hydrants, iron butterfly and gate valves, service-line brass valves and fittings, gas valves and meter bars, water meters, backflow preventers and related products for sale to independent distributors and, to a lesser extent, directly to waterworks contractors, municipalities and gas companies throughout the United States and Canada.

    Over the past five years, Tyco has expanded its worldwide manufacturing and distribution presence through a series of acquisitions and internal growth. In North America, Grinnell manufactures forged steel fittings and valves. In Switzerland, Neotecha manufactures Teflon lined specialty valves for use in highly corrosive environments. In the United Kingdom, Charles Winn (Valves) Ltd. and Hindle Cockburns manufacture specialty high performance butterfly valves and ball valves that are used principally in the oil and gas, chemical and processing industries. In Spain, Belgicast manufactures valves used for waterworks and other industrial applications. In Malaysia, Tyco manufactures couplings, fittings, steel tubing and metal framing products.

    In September 1996, Tyco acquired Henry Pratt Co., James Jones Company and Edward Barber & Co from Watts Industries, Inc. These three operations, located in the United States and the United Kingdom, are engaged in the manufacture and sale of valves, hydrants and fittings used primarily in water utility, wastewater treatment and power generation markets.

FIRE AND SAFETY SERVICES

    Tyco is the largest contractor in the world for the design and installation of fire detection, suppression and sprinkler systems, and for the servicing for such systems. Tyco is also a leading manufacturer and distributor of fire detection and suppression products. Tyco's ADT Security business is the largest provider of electronic security services in North America and the United Kingdom.

    Tyco's Grinnell subsidiary ("Grinnell"), which was founded in 1850, is the largest installer, manufacturer and supplier of automatic fire sprinkler and fire alarm and detection systems in North America. Wormald International Limited ("Wormald"), which was founded in 1889, operates as a major fire protection company with contracting, manufacturing and distribution operations throughout Western Europe and the Asia-Pacific region. Grinnell and Wormald, in combination, is the largest fire protection company in the world, forming a network of over 300 offices on five continents. The acquisition of Thorn Security Group ("Thorn") in July 1996 further expands Tyco's worldwide position in the fire detection and security systems market.

    CONTRACTING AND SERVICE. Tyco designs, fabricates, installs and services automatic fire sprinkler systems, fire alarm and detection systems, special hazard suppression systems and security systems in buildings and other installations. Grinnell's fire protection contracting and service business in North America operates through a network of offices located in the United States, Canada, Mexico and Puerto Rico. Internationally, Tyco engages in fire protection contracting and service through a network of offices in the United Kingdom, Continental Europe, Saudi Arabia, United Arab Emirates, Australia, New Zealand, Southeast Asia and South America.

    Tyco installs fire protection systems in both new and existing structures. Typically, the contracting businesses bid on contracts for fire protection installation which are let by owners, architects, construction engineers and mechanical or general contractors. In recent years, the business of retrofitting existing buildings in the United States and Canada has grown as a result of local and state legislation requiring installation of fire protection systems and reduced insurance premiums available on structures with automatic sprinkler systems. Revenue from the servicing, maintenance, repair and inspection of fire protection, detection and suppression systems installed by Tyco and other contractors has increased in recent years. The retrofitting and servicing of fire protection systems in existing buildings represented approximately 65% of Grinnell's North American contracting sales in 1996.

    A majority of the fire suppression systems installed by Tyco are water-based, but Tyco is also the world's leader in providing custom designed special hazard fire protection systems which incorporate various specialized non-water agents such as foams, dry chemicals and gases. Systems using agents other than water are suited for fire protection in certain manufacturing, power generation, petrochemical, offshore oil exploration, transportation, telecommunications, mining and marine applications. Tyco holds exclusive manufacturing and distribution rights in several regions of the world for INERGEN-Registered Trademark- fire suppression products.
INERGEN-Registered Trademark-, an alternative to the ozone depleting agent known as halon, consists of a mixture of three inert gases designed to effectively extinguish fires without polluting the environment or damaging costly equipment.

    In Australia, New Zealand and Asia, Tyco's O'Donnell Griffin division engages in the installation of electrical wire and related electrical equipment in new and existing structures and offers specialized electrical contracting services in these markets for different types of construction, including applications for railroad and bridge construction.

    Substantially all of the mechanical components (and, in North America, most of the pipe) used in the fire protection systems installed by Tyco are manufactured by Tyco. Tyco also has fabrication plants worldwide that cut, thread and weld pipe, which is then shipped with other prefabricated components to job sites for installation. Tyco has developed its own computer-aided-design technology that reduces the time required to design systems for specific applications and coordinates fabrication and delivery of system

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components. Tyco also installs alarms, detection and activation devices and centralized monitors. With the acquisition of Thorn, Tyco is now a major manufacturer of alarms, detection and activation devices and central monitoring stations.

    MANUFACTURING. Tyco manufactures most of the components used in its own fire protection contracting business, as well as a variety of products for sale to other fire protection contractors. In North America, Tyco manufactures pipe and pipe fittings, fire hydrants, sprinkler heads and substantially all of the mechanical sprinkler components used in an automatic fire suppression system. In the United Kingdom, France, Germany and Asia-Pacific, Tyco manufactures and sells sprinkler heads, specialty valves, fire doors and electronic panels for use in fire detection systems. In Mexico, Tyco manufactures fire extinguishers, fire hose and related equipment. With the recent addition of Thorn, Tyco now manufactures a complete line of alarm and detection equipment that is installed by Tyco's units and sold to other alarm and detection installers.

    Tyco's Ansul subsidiary manufactures and sells various lines of dry chemical, liquid and gaseous portable fire extinguishers and related agents for industrial, government, commercial and consumer applications. Ansul also manufactures and sells special hazard fire suppression systems designed for use in restaurants, marine applications, mining applications, the petrochemical industry, confined industrial spaces and commercial spaces housing electronic and other delicate equipment. Ansul also manufactures spill control products designed to absorb, neutralize and solidify spills of various hazardous materials.

    ADT SECURITY. ADT Security sells, installs and maintains monitored security systems, integrated electronic security systems and other electronic security products in both the commercial and residential markets. ADT Security's electronically monitored security systems involve the use on a customer's premises of devices designed to detect or react to various occurrences or conditions, such as intrusions, movement, fire, smoke, flooding, environmental conditions (including temperature or humidity variations), industrial operations (such as water, gas or steam pressure and process flow controls) and other hazards. In most systems, these detection devices are connected to a microprocessor based control panel which communicates through telephone lines to an ADT Security monitoring center where alarm and supervisory signals are received and recorded. Systems may also incorporate an emergency "panic button," which when pushed causes the control panel to transmit an alarm signal that takes priority over other alarm signals. In most systems, control panels can identify the nature of the alarm and the areas within a building where the sensor was activated and transmit the information to an ADT Security customer monitoring center. Monitoring center personnel will respond to alarms by relaying appropriate information to the local fire or police departments, notifying the customer or taking other appropriate action, such as dispatching employees to the customer's premises. ADT Security's other electronic security products include card or keypad activated access central systems and closed circuit television systems.

    ADT Security conducts its commercial operations in the United States, Canada, the United Kingdom, Spain, France, Belgium, Greece, The Netherlands and the Republic of Ireland. These operations provide electronic security services and products to financial institutions, industrial and commercial businesses and complexes, warehouses, facilities of federal, state and local government departments, defense installations, and health care and educational facilities. ADT Security's systems and products are typically tailored to its customers' specific needs, but ADT Security also markets standard security packages for specific types of commercial customers, such as retailers and banks. ADT Security also sells integrated electronic security systems that combine a variety of electronic security services and products into a single computer controlled security system. Integrated security systems can range in price from a few thousand to several million dollars.

    Commercial security systems may be owned by ADT Security or, as in the case of most integrated systems, by the customer. In addition to obtaining systems equipment from ADT Security, most customers pay an annual service charge for monitoring and maintenance. Service contracts are negotiated on an

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individual basis depending upon the number of systems monitored, the type of alarm transmission and the level of response services required.

    Residential electronic security services are primarily marketed to customers in North America and consist of the sale, installation, monitoring and maintenance of electronically monitored security systems to detect intrusion and fire. Residential customer service and monitoring are performed from the same facilities as those used for commercial accounts.

    In North America, ADT Security usually retains ownership of standard residential systems, although more sophisticated systems are usually purchased by the customer. Substantially all residential customers pay an annual service charge for monitoring and may also subscribe for maintenance services. Uniform package prices are offered to residential customers who purchase ADT Security's standard residential security system, which includes a fixed number of detection devices. Frequently, customers add detection devices to expand the coverage of their system, for which ADT Security imposes additional charges. Pricing for residential customers who require more sophisticated systems depends upon the monitoring components installed, the type of alarm transmission and the mix of services provided.

    ADT Security entered the mobile security services market in 1996 with the launch of CarCop-Registered Trademark-, a vehicle security system introduced in conjunction with Mobile Security Communications, Inc. which is responsible for the sale and installation of the CarCop product. CarCop combines ADT Security's 24 hour monitoring services with cellular communications technology and the Global Positioning Satellite system to provide constant security coverage for a vehicle and its occupants whether the vehicle is parked, unattended or in use. The system can detect a range of emergency situations and, through ADT Security's 24 hour monitoring services and satellite tracking technology, appropriate assistance can be despatched to the vehicle's exact location at any time, day or night.

    ADT Security maintains an installation, service and maintenance force in North America and Europe. These employees are trained by ADT Security to install and service the various types of commercial and residential security systems which are marketed by ADT Security. ADT Security also uses sub-contracted personnel where appropriate.

    ADT Security does not manufacture any of the components used in its electronic security services business, although it does provide its own specifications to manufacturers for certain security system components and undertakes some final assembly work in respect of more sophisticated systems.

    ENVIRONMENTAL SERVICES. Tyco's The Earth Technology Corporation ("Earth Tech") is a provider of a broad range of environmental, consulting and engineering services. The principal services of Earth Tech consist of full-spectrum environmental and hazardous waste management services. They also include infrastructure design and construction services, facilities engineering and construction management services for institutional, civic, commercial and industrial clients, and contract operations and management services for water, waste water and remediation treatment facilities operated by municipal and industrial clients. Services are provided through a network of 40 offices located throughout North America.

DISPOSABLE AND SPECIALTY PRODUCTS

    Tyco's Disposable and Specialty Products Group consists of Kendall International ("Kendall"), Ludlow Laminating and Coating, Armin Plastics ("Armin"), Twitchell, Accurate Forming, Carlisle Plastics, Inc. ("Carlisle") and ADT Automotive. Kendall manufactures and distributes medical supplies, disposable medical products and adhesive products and tapes. Ludlow Laminating and Coating manufactures laminated and coated products. Armin manufactures polyethylene film and packaging products. Twitchell manufactures extrusion coated polyester yarns and woven fabrics. Accurate Forming manufactures deep-drawn metal parts. Carlisle, which was acquired in September 1996, is a leading manufacturer of specialty packaging materials and garment hangers. ADT Automotive operates a network of large modern vehicle auction and reconditioning centers in the United States.

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    KENDALL.  Kendall conducts its operations through four business units:
Kendall Healthcare, Kendall International, Kendall-Polyken and Ludlow Technical Products.

    The Kendall Healthcare business unit markets a broad range of wound care, vascular therapy, urological care, incontinence care, anesthetic care and other products to U.S. and Canadian hospitals and alternate site health care customers. Kendall Healthcare is the industry leader in gauze production with its Kerlix-Registered Trademark- and Curity-Registered Trademark- brands. Kendall Healthcare's other core domestic product category consists of its vascular therapy products, principally anti-embolism stockings, marketed under the T.E.D.-Registered Trademark- brand name, sequential pneumatic compression devices sold under the SCD-TM-brand name and a venous plexus foot pump. Kendall Healthcare pioneered the pneumatic compression form of treatment and continues to be the dominant participant in the pneumatic compression and elastic stocking segments of the vascular therapy market.

    Kendall Healthcare also offers a range of other patient care products, including incontinent care products marketed primarily to nursing homes and other institutional providers of long term care, urological, wound care, surgical care and respiratory care products, a broad line of disposable medical supplies including respiratory, urology and nursing care products and airway management, temperature monitoring and specialty products serving patients in anesthesia, critical care and emergency medicine.

    Kendall International is responsible for the manufacturing, marketing, distribution and export of Kendall products in numerous countries worldwide. Kendall International's operations are organized primarily into three geographic regions: Europe, Latin America and the Far East. Kendall International generally markets a range of products similar to those of Kendall Healthcare, although the mix of product lines varies from country to country.

    The Kendall-Polyken division manufactures and markets specialty adhesive products and tapes for industrial applications, including external corrosion protection tape products for oil, gas and water pipelines. Other industrial applications include tapes used in the automotive industry for wire harness wraps, sealing and other purposes, and tapes used in the aerospace and heating, ventilation and air conditioning (HVAC) industries. Kendall-Polyken also produces duct, foil, strapping, packaging and electrical tapes and spray adhesives for industrial and consumer markets worldwide and manufactures bandages and medical tapes for Kendall Healthcare and others. Kendall's Betham division develops and markets pressure sensitive adhesives and coatings, principally for the automotive, medical and specialty markets.

    The Ludlow Technical Products division manufactures and sells a variety of disposable medical products, specialized paper and film products. These products include transcutaneous electrical nerve stimulation electrodes and related products which are used primarily in physical therapy and other forms of rehabilitative medicine, medical electrodes for EKGs and similar diagnostic tests, gels which are used with medical electrodes for testing and other monitoring purposes, hydrogel wound care products, and neonatal electrodes, diagnostic and monitoring electrodes, electrotherapy electrodes and cable and lead wires. Ludlow Technical Products also produces adhesive tapes, pressure sensitive coated papers and films used for business forms and printing applications, high quality facsimile paper and recording chart papers for medical and industrial instrumentation.

    LUDLOW LAMINATING AND COATING. Ludlow Laminating and Coating produces protective packaging and other materials made of coated or laminated combinations of paper, polyethylene and foil. Coated packaging materials provide barriers against grease, oil, light, heat, moisture, oxygen and other contaminants that could damage the contained products. The division produces structural coated and laminated products such as plastic coated kraft, linerboard and bleached boards for rigid urethane insulation panels, automotive components and wallboard panels. Other applications include packaging for photographic film, frozen foods, health care products, electrical and metallic components, agricultural chemicals, cement and specialty resins.

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    ARMIN.  Armin manufactures polyethylene film and packaging products in a wide range of size, gauge, construction strength, stretch capacity, clarity and color. Armin extrudes low density, high density and linear low density polyethylene film from resin purchased in pellet form, incorporating such additives as coloring, slip and anti-block chemicals. Armin's products include plastic supermarket packaging, greenhouse sheeting, shipping covers and liners and a variety of other packaging configurations for the aerospace, agricultural, automotive, construction, cosmetics, electronics, food processing, healthcare, pharmaceutical and shipping industries. Armin also manufactures a number of other polyethylene products, such as reusable plastic pallets, transformer pads for electric utilities, and a large variety of disposable gloves for the cosmetic, medical, foodhandling and pharmaceutical industries.

    TWITCHELL. Twitchell manufactures extrusion coated polyester yarns and woven PVC-coated yarn fabrics and woven and knit paper fabrics. These fabrics are sold for use principally in outdoor furniture, wall coverings, window screening, awnings, housewares and other specialty products. Non-woven fabric is coated and sold for use as disposable medical clothing.

    ACCURATE FORMING. Accurate Forming manufactures deep-drawn metal parts, primarily barrels, caps and clips for pens and pencils and containers, caps and closures for cosmetics, pharmaceutical packaging and automotive applications.

    CARLISLE. Carlisle is a leading producer of industrial and consumer plastic products. Carlisle's products include trash bags, flexible packaging, sheeting and garment hangers. Carlisle supplies plastic trash bags to mass merchants, grocery chains, and institutional customers. Carlisle manufactures Ruffies-Registered Trademark-, a national brand consumer trash bag, for mass merchants and other retail stores. Carlisle also provides heavy duty trash can liners for institutional customers, such as food service distributors, janitorial supply houses, restaurants, hotels and hospitals.

    Film-Gard-Registered Trademark-, Carlisle's leading plastic sheeting product, is sold to consumers and professional contractors through do-it-yourself outlets, home improvement centers and hardware stores. A wide range of Film-Gard products are sold for various uses, including painting, renovation, construction, landscaping and agriculture. Carlisle's industrial packaging film is sold for use as shrink wrap and for other packaging requirements.

    Carlisle sells molded plastic garment hangers to garment manufacturers, national retailers, regional or local retailers, and mass merchants. Garment manufacturers place their clothes on Carlisle's hangers before shipping to retail outlets. Carlisle creates, manufactures and sells customized hanger designs to national retailers. Regional or local retailers buy standard Carlisle hanger lines for retail clothing displays. Carlisle also supplies mass merchants with consumer plastic hangers for sale to the general public.

    ADT AUTOMOTIVE. ADT Automotive operates a network of large modern auction centers and provides a comprehensive range of vehicle redistribution services. Vehicle auctions constitute a principal channel of distribution and redistribution for used vehicles. An auction brings together dealers seeking to restock and diversify their inventory of used cars with a high volume of various makes and models provided by sellers seeking to dispose of their vehicles. The principal sources of vehicles for sale through auctions are consignments by new and used vehicle dealers, vehicle manufacturers, corporate owners of vehicles such as fleet operators, daily rental companies, leasing companies, banks and other financial institutions, manufacturers' credit subsidiaries and government agencies.

    ADT Automotive collects and transports a seller's vehicles to an auction center, reconditions the vehicles to retail standards, matches the vehicles with the auction market most likely to generate the highest amount of sale proceeds and delivers the vehicles to the buyer. ADT Automotive acts solely as an agent in auction transactions and does not purchase vehicles for its own account. However, it does repurchase a small number of vehicles under its buyer protection programs, which require it to repurchase vehicles that have suffered odometer tampering or that have an undisclosed salvage history. ADT

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Automotive operates almost exclusively in the wholesale marketplace, and the public is generally not permitted to attend its auctions.

ELECTRICAL AND ELECTRONIC COMPONENTS

    Tyco's Electrical and Electronic Components group consists of Tyco Submarine Systems ("TSS"), Allied's electrical conduit division and Tyco's Printed Circuit Group. TSS manufactures underwater communications cable and cable assemblies and is a leading full-service provider of undersea communication systems and services. Allied manufactures and distributes electrical conduit and related components used in commercial electrical installations. The Printed Circuit Group manufactures printed circuit boards and assembles backplanes for the electronics industry.

    TYCO SUBMARINE SYSTEMS. TSS is a fully-integrated source for the design, engineering, manufacturing, installation and maintenance of undersea cable telecommunication systems. TSS combines the manufacturing capabilities of Tyco's Simplex Technologies business with the submarine services business acquired by Tyco from AT&T Corp. ("AT&T") in July 1997. TSS designs and builds both repeatered and non-repeatered cable systems. Repeatered systems, which use optical amplifier repeater and cable technology and advanced add-drop multiplexing, have capacity to connect points over 10,000 kilometers apart. Non-repeatered systems, which allow for greater circuit capacity and reduced transmission costs, are designed for short-haul systems of several hundred kilometers. Over the past ten years, TSS has manufactured more than 100,000 kilometers of undersea optical cable.

    TSS also operates the world's largest fleet of ships for installing and maintaining undersea fiber optic transmission systems. These ships lay cable, perform upgrades and repairs, monitor transmission quality and perform system tests. TSS also employs a variety of other undersea tools, including robotic vehicles for undersea burial and retrieval operations.

    For more than thirty years, Simplex Technologies has been the primary supplier of cable and cable assemblies to the U.S. Navy for use in data-gathering systems. Simplex Technologies also manufactures underwater electric power cable and optical ground wire for use by power authorities and utilities, and electro-mechanical cable for unique field operations.

    ALLIED ELECTRICAL CONDUIT. Allied's electrical conduit division is one of the leading producers of steel electrical conduit in the United States. Electrical conduit is galvanized steel tubing designed to contain current-carrying electrical wires both inside and outside building structures. The conduit also serves as an electrical ground that ensures proper operation of circuit interrupters and provides a channel into which additional wires can be inserted or removed as electrical needs change. The division manufactures a full line of electrical conduit as well as metal framing and other products.

    PRINTED CIRCUIT GROUP. Tyco's Printed Circuit Group of companies is one of the largest independent manufacturers of complex multi-layered printed circuit boards and assemblers of backplanes in the United States. Printed circuit boards are used in the electronics industry to mount and interconnect components to create electronic systems. They are categorized by the number of sides or layers that contain circuitry, which could be single-sided, double-sided or multi-layer. In general, single and double-sided boards are less advanced. Multi-layer boards provide greater interconnection density while decreasing the number of separate printed circuit boards which are required to accommodate powerful and sophisticated components. Backplanes include printed circuit boards and are assemblies of connectors and other electronic components which distribute power and interconnect printed circuit boards, power supplies and other system elements.

    The Printed Circuit Group manufactures highly sophisticated double-sided, mass molded boards of up to eight layers, precision tooled, custom laminated multi-layer boards of up to 68 layers and sophisticated flex-rigid circuit boards for use in environmentally demanding conditions. The majority of the group's sales are derived from its high-density multi-layer boards. Tyco's backplanes facility produces fully assembled

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units utilizing press-fit or soldered connection technology, custom pin grid array sockets and surface mounted assembly. The printed circuit boards and backplanes manufactured by Tyco are designed by customers and are manufactured on a job order basis to the customers' specifications. In January 1997, Tyco acquired ElectroStar, Inc., a leading U.S. manufacturer of complex printed circuit boards used in sophisticated electronic equipment.

PROPOSED ACQUISITION

    On May 12, 1997, Old Tyco entered into a definitive merger agreement for the acquisition of INBRAND Corporation ("INBRAND") in a stock for stock transaction valued at approximately $450 million. INBRAND, with annual revenues of approximately $150 million, is a producer of adult incontinence products, feminine hygiene products and baby diapers. INBRAND products are sold to the clinical and retail markets in North America and Europe. The transaction, which will be accounted for as a pooling of interests, will be structured with INBRAND shareholders receiving 0.43 of a Tyco Common Share, for each share of INBRAND common stock outstanding. According to publicly filed documents, as of May 12, 1997, INBRAND had 11,760,123 shares of common stock outstanding. The transaction is contingent upon approval by the INBRAND shareholders and other customary conditions.

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                              BUSINESS OF KEYSTONE

    Keystone designs, manufactures and markets, on a worldwide basis, valves and other specialized industrial products that control the flow of liquids, gases and fibrous and slurry materials for use in various industries, including chemical, power, food and beverage, marine and government, petroleum production and refining, water, commercial construction, oil and gas pipeline, mining and metals, and pulp and paper. Keystone, incorporated in Texas in 1947, is one of the leading manufacturers of flow control products in the world. For additional information regarding the business of Keystone, refer to Keystone's Anuual Report on Form 10-K for the year ended December 31, 1996. See "Where to Find More Information."

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                      DESCRIPTION OF SHARE CAPITAL OF TYCO

    The summary of the terms of the share capital of Tyco set forth below does not purport to be complete and is qualified by reference to the Tyco Memorandum of Association (the "Tyco Memorandum") and the Bye-laws of Tyco (the "Tyco Bye-Laws"). Copies of the Tyco Memorandum and the Tyco Bye-Laws are incorporated by reference in this Proxy Statement/Prospectus and will be sent to holders of Keystone Common Stock upon request. See "Where To Find More Information."

AUTHORIZED SHARE CAPITAL

    Tyco's authorized share capital consists of 750,000,000 Tyco Common Shares, par value $0.20 per share, 125,725,000 convertible cumulative redeemable preference shares, par value $1 per share, divided into three classes (the "Convertible Preference Shares") (including a class of first preference shares (the "First Preference Shares")), and 25,000 exchangeable cumulative redeemable preference shares, par value $1 per share (the "Exchangeable Preference Shares") (the Convertible Preference Shares and the Exchangeable Preference Shares, collectively, the "Preference Shares"). As of July 3, 1997, there were 242,804,288 Tyco Common Shares outstanding and no Preference Shares outstanding.

TYCO COMMON SHARES

    DIVIDENDS. The Board of Directors of Tyco may declare dividends out of profits of Tyco available for that purpose as long as there are no reasonable grounds for believing that Tyco is, or after such dividend would be, unable to pay its liabilities as they became due or if the realizable value of Tyco's assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts. Subject to such special rights as may be attached to any other shares in Tyco, all dividends are payable according to the amounts paid or credited as paid on Tyco Common Shares. Dividends are normally payable in U.S. dollars, but holders with a registered address in the United Kingdom and other countries outside the United States may receive payment in another currency. Any dividend which is unclaimed may be invested or otherwise made use of by the Board of Directors of Tyco and after a period of 12 years is forfeited and reverts to Tyco.

    VOTING RIGHTS. At any general meeting of Tyco, votes may be given in person or by proxy and each holder of Tyco Common Shares is entitled, on a show of hands, to one vote and, on a poll, to one vote for each Tyco Common Share held by him. Any proxy must be a shareholder of Tyco.

    LIQUIDATION. On a liquidation of Tyco, holders of Tyco Common Shares are entitled to receive any assets remaining after the payment of Tyco's debts and the expenses of the liquidation, subject to such special rights as may be attached to any other class of shares.

    SUSPENSION OF RIGHTS. In certain circumstances, the rights of a shareholder to vote and to receive any payment or income or capital in respect of a Tyco Common Share may be suspended. Those circumstances include failure to provide information about ownership of and other interests in Tyco Common Shares, if so required in accordance with Tyco Bye-Laws. See "Comparison of Shareholder Rights."

    VARIATION OF RIGHTS. If at any time the share capital of Tyco is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of the issue of the shares of that class) may be varied with the consent in writing of the holders of three-fourths of the issued shares of that class or with the sanction of a resolution passed at a separate general meeting of the holders of the shares of that class by a majority of three-fourths of such holders voting in person or by proxy.

    TRANSFERS. A Tyco Common Share may be transferred in any manner the Tyco Board of Directors may approve. The Board of Directors may require the transfer to be by an instrument signed by the transferor and, in the case of a partly paid share, also by the transferee. The instrument must be in writing in the usual common form or in any other form which the Board of Directors may approve and must be

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lodged at the office of the registrar of Tyco for registration. The Tyco Board of Directors may decline to register any transfer of shares on which Tyco has a lien, any transfer of shares not fully paid up to a transferee of whom they do not approve and any transfer of shares by a transferor or to a transferee on whom Tyco has duly served a notice under the provisions of the Tyco Bye-Laws described under "-- Suspension of Rights" above, during a period of suspension of voting rights.

    GENERAL. The Tyco Common Shares to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and non-assessable. All such shares will be in registered form.

    AS&K Services Limited is Tyco's Registrar. ChaseMellon Shareholder Services, L.L.C. is the transfer agent for Tyco Common Shares.

TYCO PREFERENCE SHARES

    Under the Tyco Bye-Laws, the Tyco Board of Directors, in its sole discretion, may designate, allot and issue one or more series of First Preference Shares from the authorized and unissued First Preference Shares. Subject to limitations imposed by law, the Tyco Memorandum or the Tyco Bye-Laws, the Board of Directors is empowered to determine the designation of, and the number of shares constituting, each series of First Preference Shares, the dividend rate for each series, the terms and conditions of any voting and conversion rights for each series, the amounts payable on each series on redemption or return of capital and the preference and relative rights among each series of First Preference Shares. At present, 7,500,000 First Preference Shares have been designated as Series A First Preference Shares and are reserved for issue upon exercise of the Rights under the Tyco Shareholder Rights Plan. For a description of the Tyco Shareholder Rights Plan, see "Comparison of Shareholder Rights--Shareholder Rights Plan."

STOCK EXCHANGE LISTING

    The Tyco Common Shares are listed on the NYSE, the London Stock Exchange and the Bermuda Stock Exchange. It is a condition to the Merger that the Tyco Common Shares issuable in the Merger be approved for listing on the NYSE at or prior to the Effective Time, subject to official notice of issuance. Application will also be made to list such shares on the London Stock Exchange and the Bermuda Stock Exchange.

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                        COMPARISON OF SHAREHOLDER RIGHTS

    The rights of Tyco shareholders are governed by Bermuda law, the Tyco Memorandum and the Tyco Bye-Laws. The rights of Keystone shareholders are governed by Texas law, the Keystone Restated Articles of Incorporation (the "Keystone Articles") and the Keystone Bylaws (the "Keystone Bylaws"). Upon consummation of the Merger, the rights of Keystone shareholders who become shareholders of Tyco in the Merger will be governed by Bermuda law, the Tyco Memorandum and the Tyco Bye-Laws. The following is a summary of the principal differences between the current rights of Keystone shareholders and those of Tyco shareholders following the Merger.

    The following discussions are not intended to be complete and are qualified by reference to Bermuda law, Texas law, the Tyco Memorandum, the Tyco Bye-Laws, the Keystone Articles and the Keystone Bylaws. Copies of the Tyco Memorandum, the Tyco Bye-Laws, the Keystone Articles and the Keystone Bylaws will be sent to holders of Keystone Common Stock upon request. See "Where To Find More Information."

    QUORUM. The Keystone Bylaws provide that holders of a majority of shares entitled to vote generally in the election of directors constitutes a quorum. Pursuant to the Tyco Bye-Laws, the presence, either in person or by proxy, of two holders of Tyco Common Shares at any general meeting constitutes a quorum.

    VOTING RIGHTS. Texas law provides that shareholders entitled to vote shall have one vote for each share of stock owned by them. Pursuant to the Keystone Bylaws, when a quorum is present, any matter brought before a shareholder meeting shall be decided by the vote of a majority of the votes which are entitled to be cast and are present, either in person or by proxy, at such meeting, except where a larger vote is otherwise required by law or the Keystone Articles. Neither Texas law, the Keystone Articles nor the Keystone Bylaws contain a provision that allows shareholder voting by a show of hands.

    Under Bermuda law, questions proposed for consideration at a general meeting shall be decided on a simple majority of votes or by such majority as the bye-laws of a company may prescribe except where a larger majority is required by law. Any question proposed for consideration at a general meeting may be decided on a show of hands in which each shareholder present in person or by proxy is entitled to one vote and casts such vote by raising his or her hand unless, before or on the declaration of the result of a show of hands, a poll is demanded by (i) the Chairman of the meeting, (ii) at least three shareholders present in person or represented by proxy, (iii) any shareholder or shareholders present in person or represented by proxy holding between them 10% of the total voting rights of all the shareholders entitled to vote at such meeting, or (iv) a shareholder or shareholders present in person or represented by proxy holding shares in such company entitled to vote at such meeting and on which an aggregate sum has been paid up to at least 10% of the total sum paid up on all such shares entitled to vote. Where a poll has been demanded, every shareholder present in person or by proxy is entitled to one vote for each share held by him.

    The Tyco Bye-Laws provide that a Tyco shareholder is not entitled (except as a proxy for another shareholder) to be present or vote at any meeting if such shareholder has been served, and failed to comply, with a notice under the Tyco Bye-Laws stating that such shareholder must make an offer in accordance with the City Code (as defined below), as applied by the Tyco Bylaws (as described below), or, as the case may be, in accordance with the Tyco Bye-Laws. A shareholder of Tyco also loses the right to vote for a period of 180 days if such shareholder acquires three percent or more of the issued share capital of any class of Tyco shares, either alone or with others, and fails to notify Tyco of such acquisition within two days or, already possessing three percent or more, the shareholder fails to notify Tyco of a change in the shareholder's interests amounting to one percent or more of the share capital of any class and such shareholder is so notified by the Tyco Board of Directors of such loss of right. In addition, the Tyco Bye-Laws provide that any person who is known or believed by Tyco to be interested in Tyco shares and has failed to comply with a notice from Tyco requesting specified information regarding such person's interests in Tyco shares shall lose the right to vote for the period during which such person fails to comply with the notice plus an additional ninety days.

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    Under cumulative voting, each shareholder casts as many votes for directors as he has shares of stock multiplied by the number of directors to be elected. Texas law provides for cumulative voting unless expressly prohibited by the company's articles of incorporation. The Keystone Articles expressly prohibit cumulative voting. Bermuda law allows, but does not require, cumulative voting for the election of directors. Tyco shareholders do not have cumulative voting rights for the election of directors, either under Bermuda law or under the Tyco Bye-Laws.

    SHAREHOLDER PROPOSALS. Neither Texas law, the Keystone Articles nor the Keystone Bylaws contain provisions regulating shareholder proposals. Shareholder proposals, however, are regulated by U.S. federal securities laws and regulations.

    Under Bermuda law, a shareholder wishing to move a resolution at an annual general meeting of a company must give notice to the company of the resolution at least six weeks before the meeting. If after notice has been given an annual general meeting is called for a date less than six weeks after the giving of that notice, the notice shall be deemed to have been given in time. Only shareholders who represent not less than one-twentieth of the total voting rights of members having a right to vote at the meeting or who are one hundred or more in number may requisition a resolution at an annual general meeting. The Tyco Bye-Laws provide that other than a director retiring at a general meeting of shareholders or unless recommended by the Tyco Board of Directors, advance written notice to the Secretary of Tyco of shareholder nominations of persons for election to the Tyco Board of Directors is required. To be timely, such notice must be received by the Secretary of Tyco not less than six and not more than twenty-eight clear days before the day appointed for the meeting at which such election is to be held. Such notice must be given by a shareholder (not being the person to be proposed) entitled to attend and vote at the meeting for which such notice is given and must also include notice in writing signed by the person to be proposed of such person's willingness to be elected.

    SPECIAL MEETING OF SHAREHOLDERS. Texas law provides that special meetings of shareholders of a company may be called by a company's president, board of directors, the person or persons authorized to do so by the articles of incorporation or bylaws or by the holders of at least 10% (unless a greater or lesser amount is specified in the company's articles of incorporation or bylaws) of all the votes entitled to be cast on the proposed issue. The Keystone Articles provide that a special meeting of shareholders may be called by the Chairman of the Board, the President or the Board of Directors, or by the holders of record of 50% of the Keystone shares entitled to vote at the proposed special meeting.

    The Tyco Bye-Laws provide that the directors of Tyco are authorized to call a special general meeting at any time on not less than five day's notice. Pursuant to Bermuda law and the Tyco Bye-Laws, the Tyco Board of Directors is also required, on the written request of Tyco shareholders holding at least 10% of the paid-up capital of Tyco entitled to vote at a general meeting, to convene a special general meeting of Tyco. If the directors do not convene a meeting within twenty-one days from the date of the request, the requesting shareholders, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a meeting, but any meeting so convened may not be held later than three months from the date of the request.

    INSPECTION RIGHTS. Under Texas law, any person who has been a shareholder for at least six months or who holds at least 5% of the company's shares shall, upon written demand stating the purpose thereof, have the right to examine, in person or by agent, accountant or attorney, at any reasonable time or times, for any proper purpose, the company's books and records of account, minutes and share transfer records, and to make extracts therefrom.

    Under Bermuda law, members of the general public have the right to inspect the public documents (which include the memorandum of association (including its objects and powers) and any amendments thereto and documents relating to any increase or reduction of authorized capital) of a Bermuda company at the office of the Registrar of Companies of Bermuda. The shareholders of a Bermuda company have the

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additional right to receive a copy of the company's bye-laws and its audited financial statements and the right to inspect minutes of general meetings. The register of shareholders of a Bermuda company is also open for inspection by shareholders without charge, and to members of the general public for a minimal fee. A Bermuda company must also keep at its registered office a register of directors and officers which is open for inspection by members of the public without charge. Bermuda law does not provide a general right for shareholders to inspect or obtain copies of any other corporate records.

    DIVIDENDS. Under Texas law, the payment of dividends is generally permissible unless payment of such dividends would leave the company insolvent or the distribution would exceed the surplus of the company. Under Bermuda law, a dividend cannot be declared or paid if there are reasonable grounds for believing that the company is, or after such payment would be, unable to pay its liabilities as they become due or if the realizable value of the company's assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts. Under the Tyco Bye-Laws, dividends may only be paid out of profits available for the purpose, and a shareholder's right to receive dividends is suspended during such time as he is disqualified from voting, as described under "Voting Rights."

    DERIVATIVE ACTIONS. Under Texas law, a shareholder may institute a derivative suit in the right of the company if (i) the plaintiff was a record or beneficial owner of shares at the time of the transaction of which he complains, or the plaintiff receives such shares by operation of law from a person who was such an owner at that time, and (ii) the initial pleading in the suit states the requisite ownership and, with particularity, the efforts of the plaintiff to have the suit brought for the company by the board of directors, or the reasons for not making any such efforts. Under Bermuda law, subject to certain limited exceptions, minority shareholders are not permitted to bring derivative actions for wrongs done to their company.

    BOARD OF DIRECTORS. Texas law provides that the number of directors shall not be less than one. The Keystone Bylaws provided that the Keystone Board of Directors shall be not less than nine, and the Keystone Board of Directors currently consists of nine members. Under the Keystone Bylaws the number of directors may be increased by vote of a majority of the directors then in office. The Tyco Bye-Laws provide that the number of directors shall be such number, not less than two, as the shareholders at a general meeting may from time to time determine.

    CLASSIFICATION OF THE BOARD OF DIRECTORS. Texas law provides that the directors of a company may be classified into two or three classes, with the effect that directors are elected and serve for staggered terms. The Keystone Articles provide for a classified board which is to consist of three classes. The three classes are to be as nearly equal in size as possible, and each director is elected for a three year term. The Tyco Board is not classified, and the Tyco Bye-Laws do not contemplate a classified board. Under Bermuda law, the election of directors of a company may be regulated by its bye-laws or otherwise determined by the company in general meeting. The Tyco Bye-Laws do not prescribe any particular term of office for a director, except one appointed to fill a casual vacancy.

    REMOVAL OF DIRECTORS; VACANCIES ON THE BOARD OF DIRECTORS. Pursuant to the Keystone Articles, a director, or the entire board of directors, may be removed from office at any time, with or without cause, only by the affirmative vote of the holders of at least 70% of all of the Keystone shares entitled to vote generally in the election of directors, except that if the board of directors, by an affirmative vote of at least 80% of the entire board of directors, recommends removal of a director to the shareholders, such removal may be effected by the affirmative vote of the holders of at least a majority of the shares entitled to vote generally in the election of directors. Under Texas law, the Keystone Articles and Keystone Bylaws, vacancies on the board of directors (other than by an increase in the number of directors) may be filled at any time by the vote of a majority of the remaining directors. Vacancies created by an increase in the number of directors may be filled by the board of directors no more than twice between any two annual shareholder meetings.

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
    Bermuda law provides that, subject to its bye-laws, the shareholders of a company may, at a special general meeting called for the purpose, remove a director, subject to statutory due process requirements. The Tyco Bye-Laws provide that any director may at any time be removed from office as a director either by resolution of the Tyco shareholders to that effect or upon a written resolution signed by all the other directors of Tyco. The remaining Tyco directors have the power to appoint any qualified person to fill a casual vacancy in the Tyco Board who shall hold office until the next following annual general meeting, and the existing directors may act notwithstanding any vacancy in the board of directors.

    LIMITATION OF LIABILITY OF DIRECTORS. Texas law permits a company to eliminate or limit the personal liability of a director to the company or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except where such limitation is expressly prohibited. Texas law does not authorize the elimination or limitation of the liability of a director to the extent the director is found liable for (i) a breach of the director's duty of loyalty to the company or its shareholders; (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of law; (iii) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute. The Keystone Articles provide for such limitation of liability of directors.

    Bermuda law permits a company to exempt a director from liability with respect to any negligence, default, breach of duty or breach of trust of which a director may be guilty in relation to the company or any of its subsidiaries except from any liability resulting from fraud or dishonesty. The Tyco Bye-Laws provide for such exculpation for directors except in relation to the director's own willful negligence, willful default, fraud or dishonesty.

    INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHERS. Texas law permits indemnification of directors and officers for expenses incurred by them by reason of their position with the company, if the director or officer has acted in good faith and, in the case of conduct with respect to his official capacity, with the reasonable belief that his conduct was in the best interest of the company, and in all other cases, that such conduct was at least not opposed to the best interest of the company. The Keystone Bylaws provide for the indemnification of each director and officer of Keystone against all liabilities imposed on him and actual expenses reasonably incurred by him in connection with any claim made against him by reason of his having been a director or officer of Keystone. No indemnification is permitted for any action in which such director or officer is found not to have acted in good faith and in the reasonable belief
(i) in the case of a director, that his conduct as a director was in the corporation's best interests; and (ii) in the case of an officer, that his conduct as an officer was at least not opposed to the corporation's best interests. No indemnification is permitted in a criminal proceeding where a director or officer is found to have had reasonable cause to believe that his conduct was unlawful. Moreover, no director will be indemnified in any action where it is found that the director derived improper profit or where such director is found liable to the corporation.

    Bermuda law permits a company to indemnify its officers and employees with respect to any loss or liability attaching to such persons by virtue of any rule of law concerning any negligence, default, breach of duty or breach of trust of which the officer or employee may be guilty in relation to the company or any subsidiary thereof; provided, however, that the company shall not indemnify an officer or employee against any liability arising out of any fraud or dishonesty of which such person may be guilty. The Tyco Bye-Laws provide that every director, secretary and other officers of Tyco shall be indemnified by Tyco against all costs, losses and expenses which any such person may be liable for by reason of any contract entered into, or any act or thing done by such officer in the discharge of such person's duties, provided that the indemnity contained in the Tyco Bye-Laws shall not extend to any matter which would render such indemnification void under applicable Bermuda law.

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
    INTERESTED DIRECTOR TRANSACTIONS. Texas law provides that a contract or transaction between a corporation and one of its directors is not void or voidable solely because the director is present and counted towards establishing a quorum at the meeting at which the contract or transaction is authorized, so long as (i) the material facts as to his relationship or interest regarding the contract or transaction are disclosed or known to the board of directors and the contract or transaction is authorized in good faith by a majority of the disinterested directors, (ii) the material facts as to his relationship or interest regarding the contract or transaction are disclosed or known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by the shareholders, or (iii) the contract or transaction is fair as to the corporation as of the time it is authorized by the board of directors or shareholders.

    Under the Tyco Bye-Laws, no director is disqualified from contracting with Tyco and no contract will be avoided by reason of such director holding that office or of the fiduciary relationship thereby established if the requisite disclosure by the interested director is made. A director who to his or her knowledge is in any way, whether directly or indirectly, interested in a contract or arrangement with Tyco shall declare the nature of that interest at the meeting of the directors at which the question of entering into the contract or arrangement is first taken into consideration, if he knows that he is or has become so interested. Subject to certain exceptions, an interested director shall not be counted towards a quorum, nor vote, with respect to the board of directors authorization of such contract. Failure to make a declaration of interest constitutes a breach of duty of a director under Bermuda law.

    AMENDMENTS TO ORGANIZATIONAL DOCUMENTS. Under Texas law, the articles of incorporation may be amended upon a resolution passed by a majority of the board of directors and the subsequent approval by the holders of at least of two-thirds of the shares entitled to vote thereon, unless any class of shares is entitled to vote thereon as a class, in which case the amendment must be approved by two-thirds of each class voting thereon. Texas law provides that each class of shares is entitled to vote as a class on certain matters affecting that class directly, regardless of whether separate class voting is specifically authorized by the articles of incorporation. The Keystone Articles provide that the Keystone Bylaws may be amended by the board of directors without action by the shareholders, but that the shareholders retain the right to alter or repeal any such Bylaws enacted by the directors.

    Bermuda law provides that a company may, with the consent of the Minister of Finance, by resolution passed at a general meeting of members of which due notice has been given, alter the provisions of its memorandum of association. Holders of at least 20% of any class of the company's share capital may apply to the Bermuda Supreme Court to annul an alteration and, if such application is made, the alteration shall not have effect except insofar as it is confirmed by the Court. In addition, under Bermuda law a company may alter the conditions of its memorandum of association, if so authorized by a general meeting and its bye-laws, so as to increase its share capital, divide its shares into several classes, consolidate and divide its share capital into shares of a larger par value, sub-divide its shares into shares of a smaller par value, change the currency denomination of its share capital and cancel any shares which have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount so canceled. The Tyco Bye-Laws include such authority (except as to changing the currency denomination of its share capital).

    The Tyco Bye-Laws provide that the rights attached to any class of shares (unless otherwise provided by the terms of such class) may be varied either by the consent in writing of the holders of three-fourths of the issued shares of the class or by a resolution passed at a separate meeting of the holders of such class of shares by the holder of three-fourths of the shares of such class voting at such separate meeting. The rules of a Tyco general shareholder meeting shall apply, MUTATIS MUTANDIS, to such separate meeting, except that (i) the quorum required at such separate meeting shall be three or more persons holding or representing by proxy not less than one-third of the issued shares of the class, except that at any adjourned meeting, two holders of the shares of the class present in person or by proxy (whatever the number of shares held by them) shall constitute a quorum; (ii) every holder of shares of the class shall be entitled on a poll to one vote for every share of such class held; and (iii) any holders of shares of the class present in

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
person or by proxy may demand a poll. Pursuant to Bermuda law, holders of at least 10% of the class of shares may apply to the Bermuda Supreme Court to cancel a variation otherwise approved by the requisite vote. Upon such application, the variation shall not have effect unless and until it is confirmed by the Court.

    Pursuant to Bermuda law and the Tyco Bye-Laws, the Tyco Board may amend the Tyco Bye-Laws, provided that no such amendment will be operative unless and until it is confirmed by the Tyco shareholders at a general meeting of the Tyco shareholders.

    MERGERS AND OTHER EXTRAORDINARY CORPORATE TRANSACTIONS. Under Texas law, a merger or share exchange requires the approval of two-thirds of the outstanding shares otherwise entitled to vote, or two-thirds of the shares within each class or series entitled to vote as a class and two-thirds of the outstanding shares otherwise entitled to vote, of each constituent corporation, unless a different amount (not less than a majority) is specified in the articles of incorporation, except if the domestic corporation meets the following requirements: (i) the corporation will be the sole surviving corporation in the merger; (ii) the articles of incorporation will remain unchanged after the merger; (iii) each shareholder will hold the same number of shares, with identical designations, preferences, limitations and relative rights, immediately after the merger; (iv) the voting power of outstanding voting shares immediately after the merger, plus the number of participating shares issuable as a result of the merger, will not exceed by more than 20% the voting power of the total number of voting shares outstanding immediately before the merger; (v) the number of outstanding participating shares immediately after the merger, plus the number of participating shares issuable as a result of the merger, will not exceed by more than 20% the total number of participating shares outstanding before the merger, and (vi) the board of directors adopts a resolution approving the plan of merger. Separate voting by class or series of shares shall be required: (i) for a plan of merger if the plan contains a provision that if contained in a proposed amendment to the articles of incorporation would require approval by that class or series, or that class or series is entitled under the articles of incorporation to vote as a class thereon, or (ii) for a plan of exchange if shares of that class or series are to be exchanged pursuant to the terms of the plan, or that class or series is entitled under the articles of incorporation to vote as a class thereon. The Keystone Articles do not alter the vote required to approve a merger or share exchange.

    The sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without the goodwill, of a Texas corporation, if not made in the usual and regular course of its business, requires the approval of the holders of at least two-thirds of the outstanding shares of the corporation entitled to vote thereon, and the holders of at least two-thirds of the outstanding shares of each class or series entitled to vote thereon as a class, unless the articles of incorporation require the vote of a different number (not less than a majority) of the shares outstanding. Such a transaction is in the usual and ordinary course of business if the corporation shall, directly or indirectly, either continue to engage in one or more businesses or apply the consideration received in connection with the transaction to the conduct of a business in which it engages following the transaction. The Keystone Articles do not alter the vote required to approve such a transaction.

    Under Texas law, the dissolution of a corporation requires the approval of the holders of at least two-thirds of the total outstanding shares of the corporation, and the holders of two-thirds of the outstanding shares of each class or series entitled to vote thereon as a class, unless a different amount (not less than a majority) is specified in the articles of incorporation. Each outstanding share of a Texas corporation is entitled to vote on dissolution. The Keystone Articles do not alter the vote required to approve the dissolution of the corporation.

    Under Bermuda law, there is no requirement for a company's shareholders to approve a sale, lease or exchange of any of its property and assets. Under Bermuda law, a company may enter into a compromise or arrangement in connection with a scheme for the reconstruction of the company on terms which

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include, among other things, the transfer of all or part of the undertaking or assets of the company to another company. Any such compromise or arrangement requires the approvals of a majority in number representing three-fourths in value of each class of shareholders of the company and the sanction of the Bermuda Supreme Court.

    Pursuant to Bermuda law, unless the company's bye-laws provide otherwise, an amalgamation requires the approval of the holders of at least three-fourths of those voting at a meeting of shareholders at which a requisite quorum is present. For purposes of approval of an amalgamation, all shares, whether or not otherwise entitled to vote, carry the right to vote. A separate vote of a class of shares is required if the rights of such class would be altered by virtue of the amalgamation.

    Under Bermuda law, unless its memorandum of association provides otherwise, a company may be wound up voluntarily with the approval of its shareholders in general meeting by a simple majority of votes. The Tyco Memorandum does not contain any such provision.

    PROVISIONS CONCERNING CERTAIN BUSINESS COMBINATIONS. The Keystone Articles provide that any "business combination" (as defined therein) between the corporation and a "control person" (as defined therein) must be approved by the affirmative vote of two-thirds of the shares entitled to vote thereon, excluding the shares held by such control person.

    Pursuant to Tyco Bye-Law 104(1)(A), if any person, whether as a result of one transaction or a series of transactions, would be obligated to make an offer to the Tyco security holders pursuant to the Rules of City Code on Take-overs and Mergers of the United Kingdom of Great Britain and Northern Ireland (the "City Code"), the Tyco Board may require such person to make such an offer as if the City Code applied to Tyco. The City Code provides that when any person (and persons acting in concert with such person) acquires shares which carry 30% or more of the voting rights of a company, such person must make an offer for all shares of any class of equity share capital (whether voting or non-voting) and also any voting non-equity share capital in which any such person or persons hold shares. The offer must be in cash or offer a cash alternative, in each case at not less than the highest price paid (in cash or otherwise) for shares of the same class by the offeror, or anyone acting in concert with the offeror, during the offer period and within the 12 months prior to commencement of the offer.

    Bye-Law 104(3) further provides that where any person is interested, whether as a result of a series of transactions over a period of time or not, in 30% or more of the outstanding shares, the Tyco Board of Directors may serve a notice requiring that person to make an offer for all of the outstanding securities of Tyco if the Tyco Board of Directors determines that an offer pursuant to Bye-Law 104(1)(A) of the Tyco Bye-Laws is not expedient or if a person required to make such an offer fails to do so. Such offer must be made within 30 days of the demand on terms that payment in full therefor will be made within 21 days of such offer becoming unconditional in all respects. If the Tyco Board of Directors serves a notice under this provision, the Tyco Board of Directors may also require that the offeror offer to purchase securities of Tyco convertible into voting or non-voting shares of Tyco on terms considered "fair and reasonable" by the Tyco Board of Directors in its sole discretion. Unless the Tyco Board of Directors otherwise agrees, such an offer must be for cash or must offer a cash alternative at not less than the highest price paid by the offeror or any person acting in concert with it for shares of such class within the preceding 12 months or, if unavailable or inappropriate, at a price fixed by the directors. Any such offer must remain open for at least 14 days after the date on which it becomes unconditional as to acceptances.

    Bye-Law 104(1)(B) provides that when any person has acquired, is in the process of acquiring, or appears to the Tyco Board of Directors likely to acquire an interest in the capital stock of Tyco in circumstances in which such person would be subject to the Rules Governing Substantial Acquisitions of Shares ("SARs"), the Tyco Board of Directors may give notice requiring such person to comply with the SARs, and if such person fails to comply, give further notice requiring such person to dispose or to procure the disposal by any person with whom such person has acted in concert of any interest in shares acquired within 28 days of the date of such notice. The SARs provide that a person may not, in any period of seven

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days, acquire shares representing 10% or more of the voting rights in a company if such shares, aggregated with shares already held by the purchaser, would carry 15% or more but less than 30% of the voting rights of such company. The SARs do not apply to an acquisition from a single shareholder if such acquisition is the only acquisition within a seven-day period. The SARs also do not apply to a person who acquires 30% or more of the voting rights in a company.

    Under the Tyco Bye-Laws, any person who acquires an interest in three per cent or more of the issued share capital of any class of Tyco is required to notify the company of that interest and, on any change in that person's interest amounting to one percent or more of the issued capital of any class, of such change. Any such notification must be made within two days (Saturdays and Sundays excluded) after the relevant event. In determining the percentage interest of any person for these purposes, interests of persons acting in concert for the purposes of Bylaw 104 may be aggregated. Neither Texas law nor the Keystone Bylaws include any corresponding requirement.

    REQUIRED PURCHASE AND SALE OF SHARES. Pursuant to Bermuda law, where the transfer of shares or any class of shares in a company (the "transferor company") to another company (the "transferee company") has, within four months after the making of the offer, been approved by the holders of not less than 90% in value of the shares or class of shares for which the offer was made, subject to the satisfaction of certain conditions, the transferee company may, within two months after the expiration of the four month period, give notice to any dissenting shareholder that it desires to acquire his or her shares, and then such transferee company shall be entitled and bound to acquire such shares on the terms on which shareholders that approved such scheme or contract transferred their shares, unless the Bermuda Supreme Court orders otherwise upon application by the dissenting shareholder. "Dissenting shareholder" includes a shareholder that has not assented to a scheme or contract and any shareholder that has failed or refused to transfer shares to the transferee company.

    Within one month of the transfer of 90% in value of the transferor company's shares or class of shares to the transferee company, or to its nominee or subsidiary, the transferee company shall notify the holders of the remaining shares of such transfer. Within three months of the giving of notice, any such remaining holder of shares may require the transferee company to acquire his shares, and the transferee company shall be required to acquire such shares on the same terms as provided for in the scheme or contract or upon such terms as may be agreed or upon such terms as the Bermuda Supreme Court may determine upon application of the transferee company or the shareholder. Neither Texas law nor the Keystone Articles or the Keystone Bylaws contain similar provisions.

    SHORT FORM MERGER. Under Texas law, where 90% of the outstanding shares of each class of stock of a company is owned by another company, the parent company may merge such other company into itself by vote of the parent company's directors only. In certain circumstances, appraisal rights might be available to shareholders of the merged company.

    Bermuda law provides for short form mergers between companies and their wholly-owned subsidiaries. Under Bermuda law, a holder or holders of not less than 95% of the shares of any class of shares in a Bermuda company may give notice to the remaining shareholders or class of shareholders of the intention to acquire their shares on the terms set out in the notice. Bermuda law provides that when such notice is given, the acquiring holder or holders shall be entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice unless the remaining shareholders exercise statutory appraisal rights. Bermuda law additionally provides a right of appraisal in respect of the situation in which a holder of not less than 95% of the shares of any class of shares in the company proposes to acquire the remaining shares.

    APPRAISAL RIGHTS. Texas law grants shareholders the right to dissent and receive payment of the fair value of their shares in the event of: (i) any merger which requires shareholder approval under Texas law, (ii) any sale, lease, exchange or other disposition of all or substantially all of the company's assets requiring shareholder approval under Texas law; or (iii) any plan of exchange in which the shareholder's shares are to be acquired.

    Under Texas law, a shareholder shall not have appraisal rights with respect to any plan of merger in which there is a single surviving or new corporation, or with respect to any plan of exchange, if (i) the shares held by the shareholder are part of a class of shares listed on a national securities exchange or held of record by not less than 2,000 holders, on the record date, and (ii) the shareholder is not required by the terms of the plan of merger or plan of exchange to accept any consideration other than (A) shares of a corporation that, immediately after the effective time of the merger or exchange, will be part of a class of shares which are listed on a national securities exchange, or held of record by not less than 2,000 holders, and (B) cash in lieu of fractional shares otherwise entitled to be received.

    Under Bermuda law, a properly dissenting shareholder who did not vote in favor of an amalgamation and who is not satisfied that he has been offered the fair value of his shares is entitled to receive the appraised value of his shares.

    SHAREHOLDER RIGHTS PLAN. In 1990, Keystone adopted the Keystone Rights Agreement, and declared a dividend of one preferred stock purchase right ("Right" or "Rights") for each share of Keystone Common Stock outstanding as of the close of business on July 2, 1990. The Keystone Rights Agreement provides that unless certain actions are taken by the Keystone Board of Directors, following the Distribution Date (as defined therein), the Rights will become exercisable into Keystone depository preferred shares having a market value equal to two times the exercise price. The Rights associated with the common stock owned by the hostile third party are null and void. Additionally, the Keystone Board of Directors has the option to exchange the Rights for preferred shares on a one to one ratio, which terminates if a third person acquires 50% of Keystone's stock. On May 20, 1997, the Keystone Board of Directors approved an amendment to the Keystone Rights Agreement to provide that Rights granted thereunder would not be triggered in connection with the Merger.

    In 1996, Tyco adopted a Shareholders Rights Plan (the "Tyco Shareholder Rights Plan"). The Tyco Shareholders Rights Plan provides that unless certain actions are taken by the Tyco Board of Directors, upon the Distribution Date (as defined therein) each right other than those rights owned by an Acquiring Person (as defined therein) will become exercisable. Each right entitles its holder, among other things, to purchase Tyco Common Shares from Tyco at a 50% discount from the market price of Tyco Common Shares on the Distribution Date.

                                 OTHER MATTERS

    It is not expected that any matters other than those described in this Proxy Statement/Prospectus will be brought before the Special Meeting. If any other matters are presented, however, it is the intention of the persons named in the Keystone proxy to vote the proxy in accordance with the discretion of the persons named in such proxy.

                                 LEGAL MATTERS

    The validity of the Tyco Common Shares to be issued to Keystone shareholders pursuant to the Merger will be passed upon by Appleby, Spurling & Kempe, Hamilton, Bermuda, special counsel to Tyco. Certain other legal matters in connection with the Merger will be passed upon for Tyco by Kramer, Levin, Naftalis & Frankel, New York, New York, and by Appleby, Spurling & Kempe. Joshua
M. Berman, a director and vice president of Tyco, is counsel to Kramer, Levin, Naftalis & Frankel and owns 36,000 Tyco Common Shares. Certain legal matters in connection with the Merger will be passed upon for Keystone by Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P., Houston, Texas.

                                    EXPERTS

    The supplemental consolidated financial statements of Tyco as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 included in Tyco's Current Report on Form 8-K and incorporated by reference in this Proxy Statement/Prospectus give retroactive effect to the merger between ADT Limited and Tyco International Ltd. (now Tyco International
(US) Inc.) and have been examined by Coopers & Lybrand. The consolidated financial statements of ADT Limited as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 (not separately presented, but incorporated herein) have been audited by Coopers & Lybrand. The consolidated financial statements of Tyco International Ltd (now Tyco International (US) Inc.) as of December 31, 1996 and for the year then ended (not separately presented or incorporated herein) and as of June 30, 1996 and 1995 and for each of the three years in the period ended June 30, 1996 (not separately presented, but incorporated herein) have been audited by Coopers & Lybrand L.L.P. Such reports are incorporated by reference herein in reliance on the authority of said firms as experts in accounting and auditing.

    The audited consolidated financial statements of Keystone incorporated by reference in this Proxy Statement/Prospectus and elsewhere in this registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                         WHERE TO FIND MORE INFORMATION

    Tyco and Keystone file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information filed by Tyco and Keystone at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. The filings of Tyco and Keystone with the Commission are also available to the public from commercial document retrieval services and at the web site maintained by the Commission at "http:// www.sec.gov."

    Tyco filed a Registration Statement on Form S-4 to register with the Commission the Tyco Common Shares to be issued to Keystone shareholders in the Merger. This Proxy Statement/Prospectus is a part of that Registration Statement and constitutes a prospectus of Tyco in addition to being a proxy statement of Keystone. As allowed by Commission rules, this Proxy Statement/Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

    The Commission allows Tyco and Keystone to "incorporate by reference" information into this Proxy Statement/Prospectus, which means that they can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this Proxy Statement/Prospectus, except for any information superseded by information in this Proxy Statement/Prospectus. This Proxy Statement/Prospectus incorporates by reference the documents set forth below that Tyco and Keystone have previously filed with the Commission. These documents contain important information about Tyco and Keystone and their finances.

TYCO COMMISSION FILINGS (FILE NO. 0-16979)                                         PERIOD
--------------------------------------------------------  --------------------------------------------------------
Annual Report on Form 10-K                                Year Ended December 31, 1996
Quarterly Report on Form 10-Q                             Quarter ended March 31, 1997
Current Reports on Form 8-K                               Filed on March 25, 1997 and July 10, 1997

OLD TYCO COMMISSION FILINGS (FILE NO. 1-5482)                                      PERIOD
--------------------------------------------------------  --------------------------------------------------------
Annual Report on Form 10-K                                Fiscal Year Ended June 30, 1996
Quarterly Reports on Form 10-Q                            Quarters Ended September 30, 1996, December 31, 1996 and
                                                            March 31, 1997
Current Reports on Form 8-K                               Filed on October 29, 1996, March 4, 1997, March 25, 1997
                                                            and March 28, 1997

KEYSTONE COMMISSION FILINGS (FILE NO. 0-22144)                                     PERIOD
--------------------------------------------------------  --------------------------------------------------------
Annual Report on Form 10-K                                Year Ended December 31, 1996
Quarterly Report on Form 10-Q                             Period Ended March 28, 1997
Current Report on Form 8-K                                Filed on May 27, 1997

    Tyco and Keystone are also incorporating by reference additional documents that they file with the Commission between the date of this Proxy
Statement/Prospectus and the date of the Special Meeting.

    Tyco has supplied all information contained or incorporated by reference in this Proxy Statement/ Prospectus relating to Tyco, and Keystone has supplied all such information relating to Keystone.

    If you are a shareholder, Tyco and Keystone may have sent you some of the documents incorporated by reference, but you can obtain any of them through Tyco, Keystone or the Commission. Documents incorporated by reference are available from Tyco and Keystone without charge. Exhibits to the documents will not be sent, however, unless those exhibits have specifically been incorporated by reference as exhibits in this Proxy Statement/Prospectus. Shareholders may obtain documents incorporated by reference in this Proxy Statement/Prospectus by requesting them in writing or by telephone from the appropriate party at the following address:

    Tyco International Ltd.                    Keystone International, Inc.
    Cedar House                                9600 West Gulf Bank Road
    41 Cedar Avenue                            Houston, Texas 77040
    Hamilton HM12, Bermuda                     USA
    (441) 292-2033                             (713) 466-1176

    If you would like to request documents from Tyco or Keystone, please do so by August 18, 1997 to receive them before the Special Meeting.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS TO VOTE ON THE MERGER. NEITHER TYCO NOR KEYSTONE HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED JULY 29, 1997. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THE PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO SHAREHOLDERS NOR THE ISSUANCE OF TYCO COMMON SHARES IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                             LIST OF DEFINED TERMS

DEFINED TERM                                   PAGE NO.
--------------------------------------------  -----------
Acquisition Proposals.......................          35
Adjournment Proposal........................          43
ADT.........................................           3
ADT Automotive..............................          59
ADT Security................................          56
ADT Merger..................................           3
Antitrust Division..........................          28
Armin.......................................          57
Articles of Merger..........................          15
AT&T........................................          60
Average Stock Price.........................           4
Carlisle....................................          57
Certificate of Merger.......................          15
City Code...................................          71
Closing Price...............................          32
Code........................................          25
Commission..................................           8
Convertible Preference Shares...............          63
Earth Tech..................................          57
EBIT........................................          20
EBITDA......................................          20
Effective Time..............................          15
Engagement Letter...........................          24
EPS.........................................          20
Exchange Act................................          29
Exchange Agent..............................          32
Exchange Ratio..............................          15
Exchangeable Preference Shares..............          63
Fee.........................................          30
First Preference Shares.....................          63
5% Shareholder..............................          26
FTC.........................................          28
Goldman Sachs...............................          17
Grinnell....................................          55
HSR Act.....................................          28
IBES........................................          20
INBRAND.....................................          61
Incorporate by Reference....................          74
IRS.........................................          25
July 28th Average Stock Price...............           4
Kendall.....................................          57
Kendall International.......................           8
Keystone....................................           3
Keystone Articles...........................          65
Keystone Bylaws.............................          65
Keystone Common Stock.......................          14
Keystone Rights Agreement...................          38

DEFINED TERM                                   PAGE NO.
--------------------------------------------  -----------
Keystone Stock Option Plans.................          28
Keystone Terminating Change.................          41
LTM.........................................          20
Management Case.............................          20
Material Adverse Effect.....................          34
Merger......................................          14
Merger Agreement............................          14
Merger Consideration........................          32
Merger Sub..................................          14
NYSE........................................          28
No Synergies Case...........................          21
Old Tyco....................................           3
Old Tyco Common Stock.......................          19
pooling of interests........................          27
Preference Shares...........................          63
Record Date.................................          14
Rights......................................          73
SARs........................................          71
Second Request..............................          28
Securities Act..............................          29
Selected Companies..........................          19
Sensitivity Analysis........................          20
SFAS 121....................................           9
Special Committee...........................          17
Special Meeting.............................          14
Stock Option................................          24
Surviving Corporation.......................          31
T6..........................................          14
TBCA........................................          30
Terminating Breach..........................          41
Terminating Change..........................          41
Terminating Misrepresentation...............          41
Thorn.......................................          55
TIN.........................................          26
Transaction Fee.............................          24
TSS.........................................          60
Tyco........................................           3
Tyco Bye-Laws...............................          63
Tyco Common Shares..........................          15
Tyco Memorandum.............................          63
Tyco Selected Companies.....................          22
Tyco Shareholder Rights Plan................          73
Tyco Stock..................................          44
Tyco Terminating Change.....................          41
U.S. GAAP...................................          46
United States Holder........................          27
Wormald.....................................          55

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                              TYCO INTERNATIONAL LTD.,

                              T6 ACQUISITION CORP.

                                      AND

                          KEYSTONE INTERNATIONAL, INC.

                            DATED AS OF MAY 20, 1997

                               TABLE OF CONTENTS

                                   ARTICLE I

                                   THE MERGER

SECTION 1.01.   The Merger...........................................................        A-2

SECTION 1.02.   Effective Time.......................................................        A-2

SECTION 1.03.   Effect of the Merger.................................................        A-2

SECTION 1.04.   Articles of Incorporation; By-Laws...................................        A-2

SECTION 1.05.   Directors and Officers...............................................        A-2

SECTION 1.06.   Effect on Capital Stock..............................................        A-3

SECTION 1.07.   Exchange of Certificates.............................................        A-4

SECTION 1.08.   Stock Transfer Books.................................................        A-6

SECTION 1.09.   No Further Ownership Rights in Company Common Stock..................        A-6

SECTION 1.10.   Lost, Stolen or Destroyed Certificates...............................        A-6

SECTION 1.11.   Tax and Accounting Consequences......................................        A-6

SECTION 1.12.   Taking of Necessary Action; Further Action...........................        A-6

SECTION 1.13.   Material Adverse Effect..............................................        A-6

SECTION 1.14    Termination of the ADT Merger........................................        A-6

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 2.01.   Organization and Qualification; Subsidiaries..........................         A-7

SECTION 2.02.   Articles of Incorporation and By-Laws.................................         A-7

SECTION 2.03.   Capitalization........................................................         A-7

SECTION 2.04.   Authority Relative to this Agreement..................................         A-8

SECTION 2.05.   No Conflict; Required Filings and Consents............................         A-8

SECTION 2.06.   Compliance; Permits...................................................         A-9

SECTION 2.07.   SEC Filings; Financial Statements.....................................         A-9

SECTION 2.08.   Absence of Certain Changes or Events..................................        A-10

SECTION 2.09.   No Undisclosed Liabilities............................................        A-10

SECTION 2.10.   Absence of Litigation.................................................        A-10

SECTION 2.11.   Employee Benefit Plans; Employment Agreements.........................        A-10

SECTION 2.12.   Labor Matters.........................................................        A-13

SECTION 2.13.   Registration Statement; Proxy Statement/Prospectus....................        A-13

SECTION 2.14.   Restrictions on Business Activities...................................        A-14

SECTION 2.15.   Title to Property.....................................................        A-14

SECTION 2.16.   Taxes.................................................................        A-14

SECTION 2.17.   Environmental Matters.................................................        A-15

SECTION 2.18.   Brokers...............................................................        A-16

SECTION 2.19.   Intellectual Property.................................................        A-16

SECTION 2.20.   Interested Party Transactions.........................................        A-17

SECTION 2.21.   Insurance.............................................................        A-17

SECTION 2.22.   Product Liability and Recalls.........................................        A-17

SECTION 2.23.   Opinion of Financial Advisor..........................................        A-17

SECTION 2.24.   Pooling Matters.......................................................        A-17

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

SECTION 3.01.   Organization and Qualification; Subsidiaries..........................        A-17

SECTION 3.02.   Articles of Organization and By-Laws..................................        A-18

SECTION 3.03.   Capitalization........................................................        A-18

SECTION 3.04.   Authority Relative to this Agreement..................................        A-19

SECTION 3.05.   No Conflict; Required Filings and Consents............................        A-19

SECTION 3.06.   Compliance; Permits...................................................        A-20

SECTION 3.07.   SEC Filings; Financial Statements.....................................        A-20

SECTION 3.08.   Absence of Certain Changes or Events..................................        A-21

SECTION 3.09.   No Undisclosed Liabilities............................................        A-21

SECTION 3.10.   Absence of Litigation.................................................        A-21

SECTION 3.11.   Employee Benefit Plans; Employment Agreements.........................        A-21

SECTION 3.12.   Labor Matters.........................................................        A-24

SECTION 3.13.   Registration Statement; Proxy Statement/Prospectus....................        A-24

SECTION 3.14.   Restrictions on Business Activities...................................        A-24

SECTION 3.15.   Title to Property.....................................................        A-24

SECTION 3.16.   Taxes.................................................................        A-25

SECTION 3.17.   Environmental Matters.................................................        A-26

SECTION 3.18.   Brokers...............................................................        A-26

SECTION 3.19.   Intellectual Property.................................................        A-26

SECTION 3.20.   Interested Party Transactions.........................................        A-27

SECTION 3.21.   Insurance.............................................................        A-27

SECTION 3.22.   Product Liability and Recalls.........................................        A-27

SECTION 3.23.   Ownership of Merger Sub; No Prior Activities..........................        A-27

SECTION 3.24.   Pooling Matters.......................................................        A-27

                                   ARTICLE IV

                     CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 4.01.   Conduct of Business by the Company Pending the Merger.................        A-28

SECTION 4.02.   No Solicitation.......................................................        A-29

SECTION 4.03.   Conduct of Business by Parent Pending the Merger......................        A-30

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

SECTION 5.01.   Proxy Statement/Prospectus; Registration Statement....................        A-31

SECTION 5.02.   Company Shareholders Meeting..........................................        A-31

SECTION 5.03.   Access to Information; Confidentiality................................        A-31

SECTION 5.04.   Consents; Approvals...................................................        A-31

SECTION 5.05.   Agreements with Respect to Affiliates.................................        A-32

SECTION 5.06.   Indemnification and Insurance.........................................        A-32

SECTION 5.07.   Notification of Certain Matters.......................................        A-33

SECTION 5.08.   Further Action/Tax Treatment..........................................        A-33

SECTION 5.09.   Public Announcements..................................................        A-33

SECTION 5.10.   Listing of Parent Shares..............................................        A-34

SECTION 5.11.   Conveyance Taxes......................................................        A-34

SECTION 5.12.   Accountant's Letters..................................................        A-34

SECTION 5.13.   Pooling Accounting Treatment..........................................        A-34

SECTION 5.14.   Rights Agreement......................................................        A-34

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

SECTION 6.01.   Conditions to Obligation of Each Party to Effect the Merger...........        A-34

SECTION 6.02.   Additional Conditions to Obligations of Parent and Merger Sub.........        A-35

SECTION 6.03.   Additional Conditions to Obligation of the Company....................        A-36

                                  ARTICLE VII

                                  TERMINATION

SECTION 7.01.   Termination...........................................................        A-37

SECTION 7.02.   Effect of Termination.................................................        A-38

SECTION 7.03.   Fees and Expenses.....................................................        A-39

                                  ARTICLE VIII

                               GENERAL PROVISIONS

SECTION 8.01.   Effectiveness of Representations, Warranties and Agreements...........        A-39

SECTION 8.02.   Notices...............................................................        A-40

SECTION 8.03.   Certain Definitions...................................................        A-40

SECTION 8.04.   Amendment.............................................................        A-41

SECTION 8.05.   Waiver................................................................        A-41

SECTION 8.06.   Headings..............................................................        A-41

SECTION 8.07.   Severability..........................................................        A-41

SECTION 8.08.   Entire Agreement......................................................        A-42

SECTION 8.09.   Assignment; Merger Sub................................................        A-42

SECTION 8.10.   Parties in Interest...................................................        A-42

SECTION 8.11.   Failure or Indulgence Not Waiver; Remedies Cumulative.................        A-42

SECTION 8.12.   Governing Law; Jurisdiction...........................................        A-42

SECTION 8.13.   Counterparts..........................................................        A-42

SECTION 8.14.   WAIVER OF JURY TRIAL..................................................        A-42

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER, dated as of May 20, 1997 (this "Agreement"), among TYCO INTERNATIONAL LTD., a Massachusetts corporation ("Parent"), T6 ACQUISITION CORP., a Texas corporation and a direct, wholly-owned subsidiary of Parent ("Merger Sub"), and KEYSTONE INTERNATIONAL, INC., a Texas corporation (the "Company").

                              W I T N E S S E T H:

    WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each determined that it is advisable and in the best interests of their respective shareholders for Parent to cause Merger Sub to merge with and into the Company upon the terms and subject to the conditions set forth herein;

    WHEREAS, in furtherance of such combination, the Boards of Directors of Parent, Merger Sub and the Company have each approved the merger (the "Merger") of Merger Sub with and into the Company in accordance with the applicable provisions of the Texas Business Corporation Act (the "TBCA"), and upon the terms and subject to the conditions set forth herein;

    WHEREAS, Parent, Merger Sub and the Company intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder;

    WHEREAS, Parent, Merger Sub and the Company intend that the Merger be accounted for as a pooling-of-interests for financial reporting purposes; and

    WHEREAS, pursuant to the Merger, each outstanding share (a "Share") of the Company's Common Stock, par value $1.00 per share (the "Company Common Stock"), shall be converted into the right to receive the Merger Consideration (as defined in Section 1.07(b)), upon the terms and subject to the conditions set forth herein;

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

                                   ARTICLE I
                                   THE MERGER

    SECTION 1.01. THE MERGER. (a) EFFECTIVE TIME. At the Effective Time (as defined in Section 1.02 hereof), and subject to and upon the terms and conditions of this Agreement and the TBCA, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

    (b) CLOSING. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section
7.01 and subject to the satisfaction or waiver of the conditions set forth in
Article VI, the consummation of the Merger will take place as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in Article VI, at the offices of Kramer, Levin, Naftalis & Frankel, 919 Third Avenue, New York, New York, unless another date, time or place is agreed to in writing by the parties hereto.

    SECTION 1.02. EFFECTIVE TIME. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by filing articles of merger as contemplated by the TBCA (the "Articles of Merger"), together with any required related certificates, with the Secretary of State of the State of Texas, in such form as required by, and executed in accordance with the relevant provisions of, the TBCA (the time of such filing being the "Effective Time").

    SECTION 1.03. EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of the TBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

    SECTION 1.04. ARTICLES OF INCORPORATION; BY-LAWS. (a) ARTICLES OF INCORPORATION. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time the Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by the TBCA and such Articles of Incorporation; PROVIDED, HOWEVER, that (i) Article Four shall be amended and restated in its entirety to provide that the capital stock of the Surviving Corporation shall consist of 100 shares of Common Stock, par value $.01 per share; and (ii) Article Seven shall be amended and restated in its entirety to provided that the Surviving Corporation's Board shall consist of not less than three members, all of a single class, with the exact number to be fixed from time to time by resolution of the Board of Directors.

    (b) BY-LAWS. The By-Laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by the TBCA, the Articles of Incorporation of the Surviving Corporation and such By-Laws; PROVIDED, HOWEVER, that Article II,
Section 1 shall be amended and restated in its entirety to provide that the Surviving Corporation's Board shall consist of not less than three members, all of a single class, with the exact number to be fixed from time to time by resolution of the Board of Directors.

    SECTION 1.05. DIRECTORS AND OFFICERS. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

    SECTION 1.06. EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, Merger Sub, the Company or the holders of any of the following securities:

    (a) CONVERSION OF SECURITIES. Each Share issued and outstanding immediately prior to the Effective Time (excluding any Shares to be canceled pursuant to Section 1.06(b)) shall be converted, subject to Section 1.06(f), into the right to receive validly issued, fully paid and nonassessable shares of New Tyco Common Stock in the ratio (the "Exchange Ratio") of 0.54183 a share of New Tyco Common Stock for each such issued and outstanding Share; PROVIDED, HOWEVER, that
(i) in the event the Average Stock Price (as hereinafter defined) is greater than $68.29, the Exchange Ratio shall be equal to $37.00 divided by the Average Stock Price; (ii) subject to clauses (iii) and (iv) below, in the event the Average Stock Price is less than $57.21, the Exchange Ratio shall be equal to $31.00 divided by the Average Stock Price, but in no event greater than 0.57327;
(iii) in the event Parent delivers its notice specified in clause (y) of Section 7.01(k), the Exchange Ratio shall be equal to $31.00 (or such higher number as specified in Parent's notice) divided by the Average Stock Price; and (iv) in the event the Company delivers its notice specified in clause (y) of Section 7.01(l), the Exchange Ratio shall be equal to 0.54183.

    Capitalized terms used in this section have the following meanings:

        "Average Stock Price" means the average of the Daily Per Share Prices for the ten (10) consecutive trading days ending on the fifth trading day prior to the Company Shareholders Meeting (as defined in Section 2.13).

        "Daily Per Share Price" for any trading day means the weighted average of the per share selling prices on the New York Stock Exchange, Inc. (the "NYSE") of New Tyco Common Stock (as reported in the NYSE Composite Transactions) for that day.

        "New Tyco Common Stock" means the common shares of ADT Limited, a Bermuda corporation ("ADT"), par value $.20 per share, outstanding following the merger (the "ADT Merger") of Limited Apache, Inc. ("Apache"), a Massachusetts corporation and a wholly-owned subsidiary of ADT, with and into Parent, pursuant to the terms of a Merger Agreement, dated March 17, 1997, among ADT, Apache and Parent (the "ADT Merger Agreement"). The ADT Merger Agreement provides, among other things, that (i) Apache will be merged with Parent, with Parent being the surviving company in such merger,
    (ii) each share of common stock of Parent, par value $.50 per share ("Parent Common Stock"), will be exchanged in the ADT Merger for one share of New Tyco Common Stock; (iii) each common share of ADT, par value $.20 per share, outstanding prior to the ADT Merger, as a result of a reverse stock split to occur immediately prior to the ADT Merger, will be exchanged for 0.48133 shares of New Tyco Common Stock, and (iv) the name of ADT will changed to Tyco International Ltd. (ADT, following consummation of the ADT Merger, being referred to as "New Tyco").

    (b) CANCELLATION. Each Share held in the treasury of the Company and each Share owned by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of the Company or Parent immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

    (c) ASSUMPTION OF OUTSTANDING STOCK OPTIONS. Each option outstanding at the Effective Time to purchase shares of Company Common Stock (a "Stock Option") granted under (i) the Keystone International, Inc. 1985 Incentive Plan, as amended, and the 1994 Directors' Stock Option Plan (the "Company Stock Option Plans"), or (ii) any other stock plan or agreement of the Company, which by its terms is not extinguished in the Merger, shall be deemed assumed by Parent and deemed to constitute an option to acquire, on the same terms and conditions MUTATIS MUTANDIS as were applicable under such Stock Option prior to the Effective Time, the number of shares of New Tyco Common Stock as the holder of such Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (not taking into account whether or not such option was in fact exercisable), at a price per share equal to (x) the aggregate exercise price for Company Common Stock otherwise purchasable pursuant to such Stock Option divided by (y) the number of shares of New Tyco Common Stock deemed purchasable pursuant to such Stock Option; PROVIDED, HOWEVER, that the number of shares of New Tyco Common Stock that may be purchased upon exercise of any such Stock Option shall not include any fractional share and, upon exercise of the Stock Option, a cash payment shall be made for any fractional share based upon the Closing Price (as hereinafter defined) of a share of New Tyco Common Stock on the trading day immediately preceding the date of exercise. "Closing Price" shall mean, on any day, the last reported sale price of one share of New Tyco Common Stock on the New York Stock Exchange ("NYSE").

    As soon as practicable after the Effective Time, Parent shall cause to be delivered to each holder of an outstanding Stock Option an appropriate notice setting forth such holder's rights pursuant thereto, and such Stock Option shall continue in effect on the same terms and conditions.

    Parent shall cause to be taken all corporate action necessary to reserve for issuance a sufficient number of shares of New Tyco Common Stock for delivery upon exercise of Stock Options in accordance with this Section 1.06(c). As soon as practicable after the Effective Time, Parent shall cause the New Tyco Common Stock subject to the Stock Options to be registered under the Securities Act of 1933, as amended and the SEC's rules thereunder (the "Securities Act") pursuant to a registration statement on Form S-8, as the case may be (or any successor or other appropriate forms), and shall use its best efforts to cause the effectiveness of such registration statement or registration statements (and the current status of the prospectus or prospectuses contained therein) to be maintained for so long as the Stock Options remain outstanding.

    (d) CAPITAL STOCK OF MERGER SUB. Each share of common stock, $.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Corporation.

    (e) ADJUSTMENTS TO EXCHANGE RATIO. The Exchange Ratio shall be appropriately adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock occurring after the date hereof and prior to the consummation of the ADT Merger and any such change with respect to the New Tyco Common Stock occurring after the consummation of the ADT Merger and prior to the Effective Time.

    (f) FRACTIONAL SHARES. No certificates or scrip representing less than one Parent Share shall be issued upon the surrender for exchange of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates"). In lieu of any such fractional share, each holder of Shares who would otherwise have been entitled to a fraction of a share of New Tyco Common Stock upon surrender of Certificates for exchange shall be paid upon such surrender cash (without interest) in an amount equal to such fraction multiplied by the Closing Price of New Tyco Common Stock on the date of the Effective Time.

    SECTION 1.07. EXCHANGE OF CERTIFICATES. (a) EXCHANGE AGENT. Parent shall cause to be supplied, to or for such bank or trust company as shall be mutually designated by the Company and Parent (the "Exchange Agent"), in trust for the benefit of the holders of Company Common Stock, for exchange in accordance with this Section 1.07, through the Exchange Agent, certificates evidencing the shares of New Tyco Common Stock issuable pursuant to Section 1.06 in exchange for outstanding Shares and the cash to be paid in lieu of fractional shares.

    (b) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, Parent will instruct the Exchange Agent to mail to each holder of record of Certificates (i) a letter of transmittal

(which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify), and (ii) instructions to effect the surrender of the Certificates in exchange for the certificates evidencing shares of New Tyco Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) certificates evidencing that number of whole shares of New Tyco Common Stock which such holder has the right to receive in accordance with the Exchange Ratio in respect of the Shares formerly evidenced by such Certificate, (B) any dividends or other distributions to which such holder is entitled pursuant to
Section 1.07(c), and (C) cash in respect of fractional shares as provided in
Section 1.06(f) (the shares of New Tyco Common Stock and cash being, collectively, the "Merger Consideration"), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company as of the Effective Time, shares of New Tyco Common Stock, dividends, distributions, and cash in respect of fractional shares, may be issued and paid in accordance with this Article I to a transferee if the Certificate evidencing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer pursuant to this Section 1.07(b) and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented Shares of the Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends and subject to Section 1.06(f), to evidence the ownership of the number of full shares of New Tyco Common Stock, and cash in respect of fractional shares, into which such shares of the Company Common Stock shall have been so converted.

    (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the Effective Time with respect to shares of New Tyco Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of New Tyco Common Stock they are entitled to receive until the holder of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of New Tyco Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of New Tyco Common Stock.

    (d) TRANSFERS OF OWNERSHIP. If any certificate for shares of New Tyco Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to New Tyco or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of New Tyco Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of New Tyco or any agent designated by it that such tax has been paid or is not payable.

    (e) NO LIABILITY. Neither Parent, Merger Sub, the Company nor New Tyco shall be liable to any holder of Company Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    (f) WITHHOLDING RIGHTS. New Tyco or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as New Tyco or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by New Tyco or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by New Tyco or the Exchange Agent.

    SECTION 1.08. STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of the Company Common Stock thereafter on the records of the Company.

    SECTION 1.09. NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. The Merger Consideration delivered upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

    SECTION 1.10. LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of New Tyco Common Stock as may be required pursuant to Section 1.06; PROVIDED, HOWEVER, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

    SECTION 1.11. TAX AND ACCOUNTING CONSEQUENCES. It is intended by the parties hereto that the Merger shall (i) constitute a reorganization within the meaning of Section 368 of the Code and (ii) subject to applicable accounting standards, qualify for accounting treatment as a pooling of interests. The parties hereto hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

    SECTION 1.12. TAKING OF NECESSARY ACTION; FURTHER ACTION. Each of Parent, Merger Sub and the Company will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

    SECTION 1.13. MATERIAL ADVERSE EFFECT. When used in connection with the Company or any of its subsidiaries, Parent or any of its subsidiaries or New Tyco or any of its subsidiaries, as the case may be, the term "Material Adverse Effect" means any change, effect or circumstance that, individually or when taken together with all other such changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the Company and its subsidiaries, Parent and its subsidiaries, or New Tyco and its subsidiaries as the case may be, in each case taken as a whole.

    SECTION 1.14 TERMINATION OF THE ADT MERGER. In the event that the ADT Merger Agreement is terminated such that the consummation of the ADT Merger shall cease to be a condition to the consummation of the Merger as provided in Section 6.01(h), all references in this Agreement to ADT or New Tyco (other than in the definition of "New Tyco Common Stock" set forth in Section 1.06(a)) shall be deemed references to Parent and all references to New Tyco Common Stock (other than in the definition of "New Tyco Common Stock" set forth in Section 1.06(a)) shall be deemed references to Parent Common Stock.

                                   ARTICLE II
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company hereby represents and warrants to Parent and Merger Sub that, except as set forth in the written disclosure schedule previously delivered (or, to the extent set forth below, to be delivered) by the Company to Parent (the "Company Disclosure Schedule"):

    SECTION 2.01. ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Approvals") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and Approvals could not reasonably be expected to have a Material Adverse Effect. Each of the Company and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not reasonably be expected to have a Material Adverse Effect. A true and complete list of all of the Company's subsidiaries, together with the jurisdiction of incorporation of each subsidiary and the percentage of each subsidiary's outstanding capital stock owned by the Company or another subsidiary, is set forth in Section 2.01 of the Company Disclosure Schedule. Except as set forth in Section 2.01 of the Company Disclosure Schedule or the Company SEC Reports (as defined below), the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, with respect to which interest the Company has invested or is required to invest $300,000 or more, excluding securities in any publicly traded company held for investment by the Company and comprising less than five percent of the outstanding stock of such company.

    SECTION 2.02. ARTICLES OF INCORPORATION AND BY-LAWS. The Company has heretofore furnished to Parent a complete and correct copy of its Articles of Incorporation and By-Laws as most recently restated and subsequently amended to date, and has made available to Parent the Articles of Incorporation and By-Laws (or equivalent organizational documents) of each of its subsidiaries (the "Subsidiary Documents"). Such Articles of Incorporation, By-Laws and Subsidiary Documents are in full force and effect. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its Articles of Incorporation or By-Laws or Subsidiary Documents, except for immaterial violations of the Subsidiary Documents which may exist.

    SECTION 2.03. CAPITALIZATION. The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 5,000,000 shares of Preferred Stock, par value $10.00 per share (the "Company Preferred Stock"). As of May 7, 1997, (i) 35,736,250 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, and an additional 342,015 shares were held in treasury, (ii) no shares of Company Preferred Stock were outstanding or held in treasury, (iii) no shares of Company Common Stock or Company Preferred Stock were held by subsidiaries of the Company, and (iv) 3,566,363 shares of Company Common Stock were reserved for existing and future grants pursuant to the Company Stock Option Plans. No material change in such capitalization has occurred between May 7, 1997 and the date hereof. Except as set forth in Section 2.01, this Section 2.03 or Section
2.11 or in Section 2.03 or Section 2.11 of the Company Disclosure Schedule or the Company SEC Reports (as hereinafter defined), there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company or any of its subsidiaries. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. Except as disclosed in Section 2.03 of the Company Disclosure Schedule or the Company SEC Reports, there are no obligations, contingent or otherwise, of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of any subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other entity other than guarantees of bank obligations of subsidiaries entered into in the ordinary course of business. Except as set forth in Sections 2.01 and 2.03 of the Company Disclosure Schedule, all of the outstanding shares of capital stock (other than directors' qualifying shares) of each of the Company's subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and all such shares (other than directors' qualifying shares and a de minimis number of shares owned by employees of such subsidiaries) are owned by the Company or another subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company's voting rights, charges or other encumbrances of any nature whatsoever.

    SECTION 2.04. AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the approval of the Merger and this Agreement by the holders of at least a two-thirds of the outstanding shares of Company Common Stock entitled to vote in accordance with the TBCA and the Company's Articles of Incorporation and By-Laws). The Board of Directors of the Company has determined that it is advisable and in the best interest of the Company's shareholders for the Company to enter into this Agreement and to consummate upon the terms and subject to the conditions of this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, as applicable, constitutes a legal, valid and binding obligation of the Company.

    SECTION 2.05. NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) Section 2.05(a) of the Company Disclosure Schedule includes a list of (i) all loan agreements, indentures, mortgages, pledges, conditional sale or title retention agreements, security agreements, equipment obligations, guaranties, standby letters of credit, equipment leases or lease purchase agreements, each in an amount equal to or exceeding $1,500,000, to which the Company or any of its subsidiaries is a party or by which any of them is bound; (ii) all contracts, agreements, commitments or other understandings or arrangements to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets are bound or affected, but excluding contracts, agreements, commitments or other understandings or arrangements entered into in the ordinary course of business and involving, in each case, payments or receipts by the Company or any of its subsidiaries of less than $750,000 in any single instance but not more than $3,000,000 in the aggregate; and (iii) all agreements which, as of the date hereof, are required to be filed as "material contracts" with the Securities and Exchange Commission ("SEC") pursuant to the requirements of the Securities Exchange Act of 1934, as amended, and the SEC's rules thereunder (the "Exchange Act") but have not been so filed with the SEC as of the date hereof.

    (b) Except as set forth in Section 2.05(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Articles of Incorporation or By-Laws of the Company, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair the Company's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except in any such case for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have a Material Adverse Effect.

    (c) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities laws ("Blue Sky Laws"), the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), filings and consents under any applicable foreign laws intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade ("Foreign Monopoly Laws"), filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, and the filing and recordation of appropriate merger or other documents as required by the TBCA, (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent or delay the Company from performing its obligations under this Agreement, or would not otherwise reasonably be expected to have a Material Adverse Effect, or (iii) as to which any necessary consents, approvals, authorizations, permits, filings or notifications have heretofore been obtained or filed, as the case may be, by the Company.

    SECTION 2.06. COMPLIANCE; PERMITS. (a) Except as disclosed in Section 2.06(a) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not reasonably be expected to have a Material Adverse Effect.

    (b) Except as disclosed in Section 2.06(b) of the Company Disclosure Schedule, the Company and its subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are material to the operation of the business of the Company and its subsidiaries taken as a whole as it is now being conducted (collectively, the "Company Permits"). The Company and its subsidiaries are in compliance with the terms of the Company Permits, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

    SECTION 2.07. SEC FILINGS; FINANCIAL STATEMENTS. (a) The Company has filed all forms, reports and documents required to be filed with the SEC since December 31, 1993 and has made available to Parent (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1994, 1995 and 1996, (ii) its Quarterly Report on Form 10-Q for the quarterly period ended March 28, 1997, and, (iii) all proxy statements relating to the Company's meetings of shareholders (whether annual or special) held since December 31, 1993, (iv) all other reports or registration statements (other than Reports on Form 10-Q not referred to in clause (ii) above or on Form 8-K filed before January 1, 1997) filed by the Company with the SEC since December 31, 1993, and (v) all amendments and supplements to all such reports and registration statements filed by the Company with the SEC (collectively, the "Company SEC Reports"). Except as disclosed in Section 2.07 of the Company Disclosure Schedule, the Company SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

    (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly in all material respects presents the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

    SECTION 2.08. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in
Section 2.08 of the Company Disclosure Schedule or the Company SEC Reports, since December 31, 1996, the Company has conducted its business in the ordinary course and there has not occurred: (i) any Material Adverse Effect; (ii) any amendments or changes in the Articles of Incorporation or By-laws of the Company; (iii) any damage to, destruction or loss of any asset of the Company (whether or not covered by insurance) that could reasonably be expected to have a Material Adverse Effect; (iv) any material change by the Company in its accounting methods, principles or practices; (v) any material revaluation by the Company of any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (vi) any sale of a material amount of property of the Company, except in the ordinary course of business, or (vii) any other action or event that would have required the consent of Parent pursuant to
Section 4.01 had such action or event occurred after the date of this Agreement.

    SECTION 2.09. NO UNDISCLOSED LIABILITIES. Except as set forth in Section
2.09 of the Company Disclosure Schedule or the Company SEC Reports, neither the Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) in the aggregate adequately provided for in the Company's audited balance sheet (including any related notes thereto) for the fiscal year ended December 31, 1996 included in the Company's 1996 Annual Report to Shareholders (the "1996 Balance Sheet"), (b) incurred in the ordinary course of business and not required under GAAP to be reflected on the 1996 Balance Sheet, (c) incurred since December 31, 1996 in the ordinary course of business consistent with past practice, (d) incurred in connection with this Agreement, or (e) which would not reasonably be expected to have a Material Adverse Effect.

    SECTION 2.10. ABSENCE OF LITIGATION. Except as set forth in Section 2.10 of the Company Disclosure Schedule or the Company SEC Reports, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, overtly threatened against the Company or any of its subsidiaries, or any properties or rights of the Company or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that would reasonably be expected to have a Material Adverse Effect.

    SECTION 2.11. EMPLOYEE BENEFIT PLANS; EMPLOYMENT AGREEMENTS. (a) Section 2.11(a) of the Company Disclosure Schedule lists all employee pension benefit plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employee welfare benefit plans (as defined in Section 3(1) of ERISA, and all other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, and any employment, executive compensation or severance agreements, written or otherwise, as amended, modified or supplemented, for the benefit of, or relating to, any former or current employee, officer or consultant (or any of their beneficiaries) of the Company or any other entity (whether or not incorporated) which is a member of a controlled group including the Company or which is under common control with the Company (an "ERISA Affiliate") within the meaning of Sections 414(b), (c), (m) or (o) of the Code or Section 4001(a) (14) or (b) of ERISA, or any subsidiary of the Company, as well as each plan with respect to which the Company or an ERISA Affiliate could incur liability under Title IV of ERISA or Section 412 of the Code (together for the purposes of this Section 2.11, the "Employee Plans"). Within 30 days following the date of this Agreement, the Company will provide to Parent copies of (i) each such written Employee Plan (or a written description of any Employee Plan which is not written) and all related trust agreements, insurance and other contracts (including policies), summary plan descriptions, summaries of material modifications and communications distributed to plan participants, (ii) the three most recent annual reports on Form 5500 series, with accompanying schedules and attachments, filed with respect to each Employee Plan required to make such a filing, (iii) the most recent actuarial valuation for each Employee Plan subject to Title IV of ERISA, (iv) the latest reports which have been filed with the Department of Labor with respect to each Employee Plan required to make such filing and (v) the most recent favorable determination letters issued for each Employee Plan and related trust which is subject to Parts 1, 2 and 4 of the Subtitle B of Title I of ERISA (and, if an application for such determination is pending, a copy of the application for such determination). For purposes of this
Section 2.11, the term "material," when used with respect to (i) any Employee Plan, shall mean that the Company or an ERISA Affiliate has incurred or may incur obligations in an amount exceeding $300,000 with respect to such Employee Plan, and (ii) any liability, obligation, breach or non-compliance, shall mean that the Company or an ERISA Affiliate has incurred or may incur obligations in an amount exceeding $300,000, with respect to any one such or series of related liabilities, obligations, breaches, defaults, violations or instances of non-compliance.

    (b) Except as set forth in Section 2.11(b) of the Company Disclosure Schedule, (i) none of the Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, and none of the Employee Plans is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA; (ii) no party in interest or disqualified person (as defined in Section 3(14) of ERISA and Section 4975 of the Code) has at any time engaged in a transaction with respect to any Employee Plan which could subject the Company or any ERISA Affiliate, directly or indirectly, to a tax, penalty or other material liability for prohibited transactions under ERISA or Section 4975 of the Code; (iii) no fiduciary of any Employee Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA, which breach could result in any material liability to the Company or any ERISA Affiliate; (iv) all Employee Plans have been established and maintained substantially in accordance with their terms and have operated in compliance in all material respects with the requirements prescribed by any and all statutes (including ERISA and the Code), orders, or governmental rules and regulations currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, Internal Revenue Service (the "IRS") or Secretary of the Treasury), and may by their terms be amended and/or terminated at any time subject to applicable law, and the Company and each of its subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Employee Plans; (v) each Employee Plan which is subject to Parts 1, 2 and 4 of Subtitle B of ERISA is the subject of a favorable determination letter from the IRS, and nothing has occurred which may reasonably be expected to impair such determination; (vi) all contributions required to be made with respect to any Employee Plan pursuant to Section 412 of the Code, or the terms of the Employee Plan or any collective bargaining agreement, have been made on or before their due dates; (vii) with respect to each Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to
Section 4043 of ERISA) or any event described in Section 4062, 4063 or 4041 of ERISA has occurred for which there is any material outstanding liability to the Company or any ERISA Affiliate nor would the consummation of the transaction contemplated hereby (including the execution of this agreement) constitute a reportable event for which the 30-day requirement has not been waived; and (viii) neither the Company nor any ERISA Affiliate has incurred or reasonably expects to incur any liability under Title IV of ERISA (other than liability for premium payments to the Pension Benefit Guaranty Corporation (the "PBGC") arising in the ordinary course).

    (c) Section 2.11(c) of the Company Disclosure Schedule sets forth a true and complete list of each current or former employee, officer or director of the Company or any of its subsidiaries who holds (i) any option to purchase Company Common Stock as of the date hereof, together with the number of shares of Company Common Stock subject to such option, the option price of such option (to the extent determined as of the date hereof), whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code (an "ISO"), and the expiration date of such option; (ii) any shares of Company Common Stock that are restricted; and (iii) any other right, directly or indirectly, to receive Company Common Stock, together with the number of shares of Company Common Stock subject to such right. Section 2.11(c) of the Company Disclosure Schedule also sets forth the total number of any such ISOs and any such nonqualified options and other such rights.

    (d) Section 2.11(d) of the Company Disclosure Schedule sets forth a true and complete list of (i) all employment agreements with officers of the Company or any of its subsidiaries; (ii) all agreements with consultants who are individuals obligating the Company or any of its subsidiaries to make annual cash payments in an amount exceeding $150,000; (iii) all agreements with respect to the services of independent contractors or leased employees whether or not they participate in any of the Employee Plans; (iv) all officers of the Company or any of its subsidiaries who have executed a non-competition agreement with the Company or any of its subsidiaries; (v) all severance agreements, programs and policies of the Company or any of its subsidiaries with or relating to its employees, in each case with outstanding commitments exceeding $150,000, excluding programs and policies required to be maintained by law; and (vi) all plans, programs, agreements and other arrangements of Company which contain change in control provisions. The disclosure of any documents under this Section 2.11(d) shall be provided within 30 days of this Agreement.

    (e) Except as set forth in Section 2.11(e) of the Company Disclosure Schedule, no employee of the Company or any of its ERISA Affiliates has participated in any employee pension benefit plans (as defined in Section 3(2) of ERISA) maintained by or on behalf of the Company with respect to which the Company or an ERISA Affiliate could incur liability under Title IV of ERISA or
Section 412 of the Code. The PBGC has not instituted proceedings to terminate any Employee Benefit Plan that is subject to Title IV of ERISA (each, a "Defined Benefit Plan"). The Defined Benefit Plans have no accumulated or waived funding deficiencies within the meaning of Section 412 of the Code nor have any extensions of any amortization period within the meaning of Section 412 of the Code or 302 of ERISA been applied for with respect thereto. The present value of the benefit liabilities (within the meaning of Section 4041 of ERISA) of the Defined Benefit Plans, determined on a termination basis using actuarial assumptions that would be used by the PBGC does not exceed by more than $1,000,000 the value of the Plans' assets. All applicable premiums required to be paid to the PBGC with respect to the Defined Benefit Plans have been paid. No facts or circumstances exist with respect to any Defined Benefit Plan which would give rise to a lien on the assets of the Company under Section 4068 of ERISA or otherwise. All the assets of the Defined Benefit Plans are readily marketable securities or insurance contracts.

    (f) Except as provided in Schedule 2.11(f) of the Company Disclosure Schedule, (i) the Company has never maintained an employee stock ownership plan (within the meaning of Section 4975(e)(7) of the Code) or any other Employee Plan that invests in Company stock; (ii) the Company has not proposed nor agreed to any increase in benefits under any Employee Plan (or the creation of new benefits) or change in employee coverage which would increase the expense of maintaining any Employee Plan; (iii) the consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable in respect of any employee; (iv) no person will be entitled to any severance benefits under the terms of any Employee Plan solely by reason of the consummation of this transaction contemplated by this Agreement. With respect to each Employee Plan that owns Company Common Stock, the terms of such Employee Plan will allow the voting of Company Common Stock with respect to the Merger.

    (g) Each Employee Plan covering non-U.S. employees (an "International Plan") has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable Laws (including any special provisions relating to registered or qualified plans where such International Plan was intended to so qualify) and has been maintained in good standing with applicable regulatory authorities. The fair market value of the assets of each funded International Plan (or the liability of each funded International Plan funded through insurance) is sufficient to procure or provide for the benefits accrued thereunder through the Closing Date according to the actuarial assumptions and valuations most recently used to determine employer contributions to the International Plan.

    (h) Schedule 2.11(h) of the Company Disclosure Schedule sets forth the amount of the Company's fiduciary liability insurance covering the fiduciaries of the Employee Plans (including the Company) with respect to whom the Company may have liability.

    (i) The Company Disclosure Schedules under this Section 2.11 shall be provided to the Parent within 30 days following the date of this Agreement.

    SECTION 2.12. LABOR MATTERS. Except as set forth in Section 2.12 of the Company Disclosure Schedule or the Company SEC Reports, (i) there are no controversies pending or, to the knowledge of the Company or any of its subsidiaries, threatened, between the Company or any of its subsidiaries and any of their respective employees, which controversies have had, or would reasonably be expected to have, a Material Adverse Effect; (ii) neither the Company nor any of its subsidiaries is a party to any material collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its subsidiaries, nor does the Company or any of its subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and
(iii) neither the Company nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any of its subsidiaries which would reasonably be expected to have a Material Adverse Effect.

    SECTION 2.13. REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. Subject to the accuracy of the representations of Parent in Section 3.13, the information supplied by the Company in writing specifically for inclusion in the Registration Statement (as defined in Section 3.13) shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied by the Company for inclusion in the proxy statement/prospectus to be sent to the shareholders of the Company in connection with the meeting of the shareholders of the Company to consider the Merger (the "Company Shareholders Meeting") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement/Prospectus") will not, on the date the Proxy Statement/ Prospectus (or any amendment thereof or supplement thereto) is first mailed to shareholders, at the time of the Company Shareholders Meeting, or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact necessary in order to make the statements made therein not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to the Company or any of its respective affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy

Statement/Prospectus, the Company shall promptly inform Parent and Merger Sub. The Proxy Statement/ Prospectus shall comply in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained or incorporated by reference in, or furnished in connection with the preparation of, the Registration Statement or the Proxy Statement/Prospectus.

    SECTION 2.14. RESTRICTIONS ON BUSINESS ACTIVITIES. Except for this Agreement or as set forth in Section 2.14 of the Company Disclosure Schedule or the Company SEC Reports, to the best of the Company's knowledge, there is no agreement, judgment, injunction, order or decree binding upon the Company or any of its subsidiaries which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any of its subsidiaries, acquisition of property by the Company or any of its subsidiaries or the conduct of business by the Company or any of its subsidiaries as currently conducted or as proposed to be conducted by the Company, except for any prohibition or impairment as would not reasonably be expected to have a Material Adverse Effect.

    SECTION 2.15. TITLE TO PROPERTY. Except as set forth in Section 2.15 of the Company Disclosure Schedule, the Company and each of its subsidiaries have good and indefeasible title to all of their properties and assets, free and clear of all liens, charges and encumbrances, except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which could not reasonably be expected to have a Material Adverse Effect, and except for liens which secure indebtedness reflected in the 1996 Balance Sheet; and, to the knowledge of the Company, all leases pursuant to which the Company or any of its subsidiaries lease from others material amounts of real or personal property, are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of the Company, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default could not reasonably be expected to have a Material Adverse Effect.

    SECTION 2.16. TAXES. (a) For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes, fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including (without limitation) (i) income, franchise, profits, gross receipts, AD VALOREM, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto; and "Tax Returns" shall mean returns, reports, and information statements with respect to Taxes required to be filed with the IRS or any other taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns (including returns required in connection with any Employee Plan).

    (b) The Company on behalf of itself and all of its subsidiaries hereby represents that, other than as disclosed in Section 2.16(b) of the Company Disclosure Schedule or the Company SEC Reports: The Company and its subsidiaries have timely filed all United States federal income Tax Returns and all other material Tax Returns required to be filed by them. All such Tax Returns are complete and correct in all material respects (except to the extent a reserve has been established as reflected in the 1996 Balance Sheet). The Company and its subsidiaries have timely paid and discharged all Taxes due in connection with or with respect to the periods or transactions covered by such Tax Returns and have paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required), and there are no other Taxes that would be due if asserted by a taxing authority, except with respect to which the Company is maintaining reserves unless the failure to do so would not reasonably be expected to have a Material Adverse Effect. Except as does not involve or would not result in liability to the Company or any of its subsidiaries that would reasonably be expected to have a Material Adverse Effect, (i) there are no tax liens on any assets of the Company or any subsidiary thereof; (ii) neither the Company nor any of its subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax; (iii) no unpaid (or unreserved) deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other governmental authority with respect to the Company or any of its subsidiaries; (iv) there are no pending or threatened audits, investigations or claims for or relating to any liability in respect of Taxes of the Company or any of its subsidiaries; and (v) neither the Company nor any of its subsidiaries has requested any extension of time within which to file any currently unfiled returns in respect of any Taxes. The accruals and reserves for Taxes (including deferred taxes) reflected in the 1996 Balance Sheet are in all material respects adequate to cover all Taxes accruable through the date thereof (including Taxes being contested) in accordance with GAAP.

    (c) The Company on behalf of itself and all its subsidiaries hereby represents that, other than as disclosed in Section 2.16(c) of the Company Disclosure Schedule or the Company SEC Reports, and other than with respect to items the inaccuracy of which would not reasonably be expected to have a Material Adverse Effect: (i) neither the Company nor any of its subsidiaries is obligated under any agreement with respect to industrial development bonds or other obligations with respect to which the excludability from gross income of the holder for federal or state income tax purposes could be affected by the transactions contemplated hereunder; (ii) neither the Company nor any of its subsidiaries is, or has been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (iii) neither the Company nor any of its subsidiaries has filed or been included in a combined, consolidated or unitary return (or substantial equivalent thereof) of any Person other than the Company and its subsidiaries; (iv) neither the Company nor any of its subsidiaries is liable for Taxes of any Person other than the Company and its subsidiaries, or currently under any contractual obligation to indemnify any Person with respect to Taxes, or a party to any tax sharing agreement or any other agreement providing for payments by the Company or any of its subsidiaries with respect to Taxes; (v) except entities the beneficial ownership of which is wholly owned by the Company and/or its subsidiaries, neither the Company nor any of its subsidiaries is a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for United States federal income tax purposes; (vi) neither the Company nor any of its subsidiaries is a party to any agreement, contract, arrangement or plan that would result (taking into account the transactions contemplated by this Agreement), separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code; (vii) the prices for any property or services (or for the use of property) provided by the Company or any of its subsidiaries to any other subsidiary or to the Company have been arm's length prices determined using a method permitted by the Treasury Regulations under Section 482 of the Code; (viii) neither the Company nor any of its subsidiaries is a "consenting corporation" under Section 341 (f) of the Code or any corresponding provision of state, local or foreign law; and
(ix) neither the Company nor any of its subsidiaries has made an election or is required to treat any of its assets as owned by another Person for federal income tax purposes or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code (or any corresponding provision of state, local or foreign law).

    SECTION 2.17. ENVIRONMENTAL MATTERS. Except as set forth in Section 2.17 of the Company Disclosure Schedule or the Company SEC Reports, and except in all cases as, in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, to the best of the Company's knowledge, the Company and each of its subsidiaries (i) have obtained all applicable permits, licenses and other authorizations which are required to be obtained under all applicable federal, state or local laws or any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder ("Environmental Laws") relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic substances or wastes into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic substances or wastes by the Company or its subsidiaries (or their respective agents); (ii) are in compliance with all terms and conditions of such required permits, licenses and authorizations, and also are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws; (iii) as of the date hereof, are not aware of nor have received written notice from any governmental authority or third party of any past or present violations of Environmental Laws, or any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, against the Company or any of its subsidiaries based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic substance or waste; and (iv) have taken all actions necessary under applicable Environmental Laws to register any products or materials required to be registered by the Company or its subsidiaries (or any of their respective agents) thereunder.

    SECTION 2.18. BROKERS. No broker, finder or investment banker (other than Goldman, Sachs & Co. ("Goldman, Sachs") the fees and expenses of whom will be paid by the Company) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

    SECTION 2.19. INTELLECTUAL PROPERTY. (a) The Company and/or each of its subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or material that are used in the business of the Company and its subsidiaries as currently conducted, except as would not reasonably be expected to have a Material Adverse Effect.

    (b) Except as disclosed in Section 2.19(b) of the Company Disclosure Schedule or the Company SEC Reports or as could not reasonably be expected to have a Material Adverse Effect: (i) The Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any third-party patents, trademarks, service marks and copyrights ("Third-Party Intellectual Property Rights"); (ii) No claims with respect to the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names and any applications therefor owned by the Company or any of its subsidiaries (the "Company Intellectual Property Rights"), any trade secret material to the Company, or Third Party Intellectual Property Rights to the extent arising out of any use, reproduction or distribution of such Third Party Intellectual Property Rights by or through the Company or any of its subsidiaries, are currently pending or, to the knowledge of the Company, are overtly threatened by any person; or (iii) The Company does not know of any valid grounds for any bona fide claims (1) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by Company or any of its subsidiaries, infringes on any copyright, patent, trademark, service mark or trade secret; (2) against the use by the Company or any of its subsidiaries, of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of the Company or any of its subsidiaries as currently conducted or as proposed to be conducted; (3) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property Rights or other trade secret material to the Company; or (4) challenging the license or legally enforceable right to use of the Third Party Intellectual Rights by the Company or any of its subsidiaries.

    (c) To the Company's knowledge, all material patents, registered trademarks, service marks and copyrights held by the Company are valid and subsisting. Except as set forth in Section 2.19(c) of the

Company Disclosure Schedule or the Company SEC Reports, to the Company's knowledge, there is no material unauthorized use, infringement or misappropriation of any of the Company Intellectual Property by any third party, including any employee or former employee of the Company or any of its subsidiaries.

    SECTION 2.20. INTERESTED PARTY TRANSACTIONS. Except as set forth in Section
2.20 of the Company Disclosure Schedule or the Company SEC Reports or for events as to which the amounts involved do not, in the aggregate, exceed $300,000, since the date of the Company's proxy statement dated March 31, 1997 (the "1997 Company Proxy Statement"), no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

    SECTION 2.21. INSURANCE. Except as disclosed in Section 2.21 of the Company Disclosure Schedule, all material fire and casualty, general liability, business interruption, product liability and sprinkler and water damage insurance policies maintained by the Company or any of its subsidiaries are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of the Company and its subsidiaries and their respective properties and assets and are in character and amount appropriate for the businesses conducted by the Company, except as could not reasonably be expected to have a Material Adverse Effect.

    SECTION 2.22. PRODUCT LIABILITY AND RECALLS. (a) Except as disclosed in
Section 2.22(a) of the Company Disclosure Schedule or the Company SEC Reports, the Company is not aware of any claim, or the basis of any claim, against the Company or any of its subsidiaries for injury to person or property of employees or any third parties suffered as a result of the sale of any product or performance of any service by the Company or any of its subsidiaries, including claims arising out of the defective or unsafe nature of its products or services, which would reasonably be expected to have a Material Adverse Effect.

    (b) Except as disclosed in Section 2.22(b) of the Company Disclosure Schedule or the Company SEC Reports, there is no pending or, to the knowledge of the Company, overtly threatened recall or investigation of any product sold by the Company, which recall or investigation would reasonably be expected to have a Material Adverse Effect.

    SECTION 2.23. OPINION OF FINANCIAL ADVISOR. The Company has been advised by its financial advisor, Goldman, Sachs, to the effect that in its opinion, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the holders of Shares. It is agreed and understood that such opinion is for the benefit of the Board of Directors of the Company and may not be relied upon by Parent, Merger Sub or their affiliates.

    SECTION 2.24. POOLING MATTERS. To the Company's knowledge and based upon consultation with its independent accountants, the Company has provided to Parent and its independent accountants all information concerning actions taken or agreed to be taken by the Company or any of its affiliates on or before the date of this Agreement that could reasonably be expected to adversely affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling of interests. For purposes of this Section 2.26, "to the Company's knowledge" means to the actual knowledge of the Company's Chairman, Chief Executive Officer or Chief Financial Officer.

                                  ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

    Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that, except as set forth in the written disclosure schedule previously delivered or, to the extent set forth below, to be delivered, by Parent to the Company (the "Parent Disclosure Schedule"):

    SECTION 3.01. ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Each of Parent and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and Approvals could not reasonably be expected to have a Material Adverse Effect. Each of Parent and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not reasonably be expected to have a Material Adverse Effect. A true and complete list of all of Parent's subsidiaries, together with the jurisdiction of incorporation of each subsidiary and the percentage of each subsidiary's outstanding capital stock owned by Parent or another subsidiary, is set forth in Section 3.01 of Parent Disclosure Schedule. Except as set forth in Section 3.01 of the Parent Disclosure Schedule or the Parent SEC Reports (as defined below), Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, with respect to which Parent has invested or is required to invest $1,000,000 or more, excluding securities in any publicly traded company held for investment by Parent and comprising less than five percent of the outstanding capital stock of such company.

    SECTION 3.02. ARTICLES OF ORGANIZATION AND BY-LAWS. Parent has heretofore furnished to the Company a complete and correct copy of its Articles of Organization and By-Laws, as amended to date. Such Articles of Organization and By-Laws are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its Articles of Organization (or Articles of Incorporation) or By-Laws.

    SECTION 3.03. CAPITALIZATION. (a) The authorized capital stock of Parent consists of 500,000,000 shares of Parent Common Stock and 2,000,000 shares of Preferred Stock, $1 par value per share ("Parent Preferred Stock"). As of May 13, 1997, (i) 168,358,092 shares of Parent Common Stock were issued and outstanding, all of which are validly issued, fully paid and non-assessable, and 12,984,870 shares were held in treasury, (ii) no shares of Parent Preferred Stock were outstanding or held in treasury, (iii) no shares of Parent Common Stock or Parent Preferred Stock were held by subsidiaries of the Parent, (iv) 1,606,065 shares of Parent Common Stock were reserved for future issuance under Parent's 1994 Restricted Stock Ownership Plan, (v) 210,178 shares of Parent Common Stock were reserved for issuance upon exercise of Warrants issued by Kendall International, Inc. and assumed by Parent, (vi) 7,974,990 shares of Parent Common Stock were reserved for issuance upon exercise of stock options issued under the Tyco International Ltd. 1995 Stock Option Plan, and (viii) 26,084 shares of Parent Common Stock were reserved for issuance upon exercise of stock options issued under the stock incentive plans maintained by Kendall International, Inc. No material change in such capitalization has occurred between May 13, 1997 and the date hereof. Except as set forth in Section 3.03 of the Parent Disclosure Schedule or the Parent SEC Reports (as hereinafter defined), there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, Parent or any of its subsidiaries. Except as set forth in
Section 3.03 of the Parent Disclosure Schedule or the Parent SEC Reports, there are no obligations, contingent or otherwise, of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or the capital stock of any subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary other than guarantees of bank obligations of subsidiaries entered into in the ordinary course of business. Except as set forth in Section
3.01 or 3.03 of the Parent Disclosure Schedule, all of the outstanding shares of capital stock (other than directors' qualifying shares) of each of Parent's subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares (other than directors' qualifying shares) are owned by Parent or another subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in Parent's voting rights, charges or other encumbrances of any nature whatsoever.

    (b) The shares of New Tyco Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable and shall be listed, upon official notice of issuance, for trading on the NYSE.

    SECTION 3.04. AUTHORITY RELATIVE TO THIS AGREEMENT. (a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated thereby. The Board of Directors of Parent has determined that it is advisable and in the best interest of Parent's shareholders for Parent to enter into this Agreement and to consummate the Merger upon the terms and subject to the conditions of this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub.

    (b) At or prior to the filing of the Registration Statement of which the Proxy Statement/Prospectus forms a part, ADT or New Tyco will have duly and validly authorized the issuance of the New Tyco Common Stock in the Merger in accordance with the terms of this Agreement.

    SECTION 3.05. NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) Section 3.05(a) of the Parent Disclosure Schedule includes a list of (i) all loan agreements, indentures, mortgages, pledges, conditional sale or title retention agreements, security agreements, equipment obligations, guaranties, standby letters of credit, equipment leases or lease purchase agreements to which Parent or any of its subsidiaries is a party or by which any of them is bound, each in an amount exceeding $25,000,000, but excluding any such agreement between Parent and its wholly-owned subsidiaries or between two or more wholly-owned subsidiaries of Parent; (ii) all contracts, agreements, commitments or other understandings or arrangements to which Parent or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets are bound or affected, but excluding contracts, agreements, commitments or other understandings or arrangements entered into in the ordinary course of business and involving, in each case, payments or receipts by Parent or any of its subsidiaries of less than $10,000,000 in any single instance; and (iii) all agreements which, as of the date hereof, are required to be filed with the SEC pursuant to the requirements of the Exchange Act as "material contracts" but have not been so filed with the SEC as of the date hereof.

    (b) Except as set forth in Section 3.05(b) of the Parent Disclosure Schedule, the execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not,
(i) conflict with or violate the Articles of Organization (or Articles of Incorporation) or By-Laws of Parent or Merger Sub, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which its or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or impair Parent's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties are bound or affected, except in any such case for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have a Material Adverse Effect and except possibly with respect to the ADT Merger Agreement, as to which any necessary consents have heretofore been obtained by Parent.

    (c) Except as set forth in Section 3.05(c) of the Parent Disclosure Schedule, the execution and delivery of this Agreement by Parent will not, and the performance of this Agreement by Parent will not, at the Effective Time (i) conflict with or violate the Memorandum of Association or Bye-Laws of New Tyco,
(ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to New Tyco or any of its subsidiaries or by which its or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or impair New Tyco's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of New Tyco or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which New Tyco or any of its subsidiaries is a party or by which New Tyco or any of its subsidiaries or its or any of their respective properties are bound or affected, except in any such case for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have a Material Adverse Effect.

    (d) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, the Blue Sky Laws, the pre-merger notification requirements of the HSR Act, Foreign Monopoly Laws, and the filing and recordation of appropriate merger or other documents as required by the TBCA, (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent Parent or Merger Sub from performing their respective obligations under this Agreement, and would not otherwise be reasonably expected to have a Material Adverse Effect or (iii) as to which any necessary consents, approvals, authorizations, permits, filings or notifications have heretofore been obtained or filed, as the case may be, by Parent.

    SECTION 3.06. COMPLIANCE; PERMITS. (a) Except as disclosed in Section 3.06(a) of the Parent Disclosure Schedule, neither Parent nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not reasonably be expected to have a Material Adverse Effect.

    (b) Except as disclosed in Section 3.06(b) of the Parent Disclosure Schedule, Parent and its subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are material to the operation of the business of the Parent and its subsidiaries taken as a whole as it is now being conducted (collectively, the "Parent Permits"). Parent and its subsidiaries are in compliance with the terms of Parent Permits, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

    SECTION 3.07. SEC FILINGS; FINANCIAL STATEMENTS. (a) Parent has filed all forms, reports and documents required to be filed with the SEC since June 30, 1994, and has heretofore delivered to the Company, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal years ended June 30, 1994, 1995 and 1996, (ii) its Quarterly Reports on Form 10-Q for the quarterly periods ending September 30, 1996 , December 31, 1996 and March 31, 1997, (iii) all proxy statements relating to Parent's meetings of shareholders (whether annual or special) held since June 30, 1994, (iv) all other reports or registration statements (other than Reports on Form 10-Q not referred to in clause (ii) above) filed by Parent with the SEC since June 30, 1993, and (v) all amendments and supplements to all such reports and registration statements filed by Parent with the SEC (collectively, the "Parent SEC Reports"). The Parent

SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and
(ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

    (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports has been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

    SECTION 3.08. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in
Section 3.08 of the Parent Disclosure Schedule or the Parent SEC Reports, since June 30, 1996, Parent has conducted its business in the ordinary course and there has not occurred: (i) any Material Adverse Effect; (ii) any amendments or changes in the Articles of Organization or By-Laws of Parent; (iii) any damage to, destruction or loss of any assets of the Parent (whether or not covered by insurance) that could reasonably be expected to have a Material Adverse Effect;
(iv) any material change by Parent in its accounting methods; (v) any material revaluation by Parent of any of its assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (vi) any sale of a material amount of assets of Parent, except in the ordinary course of business, or (vii) any other action or event that would have required the consent of the Company pursuant to Section 4.03 had such action or event occurred after the date of this Agreement.

    SECTION 3.09. NO UNDISCLOSED LIABILITIES. Except as is disclosed in Section
3.09 of the Parent Disclosure Schedule and the Parent SEC Reports, neither the Parent nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) adequately provided for in the Parent's balance sheet (including any related notes thereto) as of June 30, 1996 included in Parent's Annual Report on Form 10-K for the fiscal year ended June 30, 1996 (the "June 1996 Balance Sheet"), (b) incurred in the ordinary course of business and not required under GAAP to be reflected on the June 1996 Balance Sheet, (c) incurred since June 30, 1996 in the ordinary course of business and consistent with past practice, (d) incurred in connection with this Agreement, or (e) which would not reasonably be expected to have a Material Adverse Effect.

    SECTION 3.10. ABSENCE OF LITIGATION. Except as set forth in Section 3.10 of the Parent Disclosure Schedule, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Parent, threatened against the Parent or any of its subsidiaries, or any properties or rights of the Parent or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that would reasonably be expected to have a Material Adverse Effect.

    SECTION 3.11. EMPLOYEE BENEFIT PLANS; EMPLOYMENT AGREEMENTS. (a) Section 3.11(a) of the Parent Disclosure Schedule lists all employee pension benefit plans (as defined in Section 3(2) of ERISA), all employee welfare benefit plans (as defined in Section 3(1) of ERISA) and all other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, and any employment, executive compensation or severance agreements, written or otherwise, as amended, modified or supplemented, for the benefit of, or relating to, any former or current employee, officer or consultant (or any of their beneficiaries) of Parent or any other entity (whether or not incorporated) which is a member of a controlled group including Parent or which is under common control with Parent (an "ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the Code or
Section 4001(a) (14) or (b) of ERISA, or any subsidiary of Parent, as well as each plan with respect to which Parent or an ERISA Affiliate could incur liability under Title IV of ERISA or Section 412 of the Code (together for the purposes of this Section 5.11, the "Employee Plans"). Prior to the date of this Agreement, the Parent has provided to the Company copies of (i) each such written Employee Plan or a written description of any Employee Plan which is not written and all related trust agreements, insurance and other contracts (including policies), summary plan descriptions, summaries of material modifications and communications distributed to plan participants, (ii) the three most recent annual reports on Form 5500 series, with accompanying schedules and attachments, filed with respect to each Employee Plan required to make such a filing, and (iii) the most recent actuarial valuation for each Employee Plan subject to Title IV of ERISA, (iv) the latest reports which have been filed with the department of Labor with respect to each Employee Plan required to make such a filing and (v) the most recent favorable determination letters issued for each Employee Plan and related trust that is subject to Parts 1, 2, and 4 of Subtitle B of Title I of ERISA (and, if an application for such determination is pending, a copy of the application). For purposes of this
Section 3.11(a) the term "material", when used with respect to (i) any Employee Plan, shall mean that Parent or an ERISA Affiliate has incurred or may incur obligations in an amount exceeding $5,000,000 with respect to such Employee Plan, and (ii) any liability, obligation, breach or non-compliance, shall mean that the Company or an ERISA Affiliate has incurred or may incur obligations in an amount exceeding $1,000,000 with respect to any one such or series of related liabilities, obligations, breaches, defaults, violations or instances of non-compliance.

    (b) (i) Except as set forth in Section 3.11(b) of the Parent Disclosure Schedule, none of the Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, and none of the Employee Plans is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA; (ii) no party in interest or disqualified person (as defined in Section 3(14) of ERISA and Section 4975 of the Code) has at any time engaged in a transaction with respect to any Employee Plan which could subject Parent or any ERISA Affiliate, directly or indirectly, to a tax, penalty or other material liability for prohibited transactions under ERISA or Section 4975 of the Code; (iii) no fiduciary of any Employee Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA, which breach could result in any material liability to Parent or any ERISA Affiliate; (iv) all Employee Plans have been established and maintained substantially in accordance with their terms and have operated in compliance in all material respects with the requirements prescribed by any and all statutes (including ERISA and the Code), orders, or governmental rules and regulations currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, IRS or Secretary of the Treasury), and may by their terms be amended and/or terminated at any time subject to applicable law and Parent and each of its subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Employee Plans; (v) each Employee Plan which is subject to Parts 1, 2 and 4 of Subtitle B of ERISA is the subject of a favorable determination letter from the IRS, and nothing has occurred which may reasonably be expected to impair such determination; (vi) all contributions required to be made with respect to any Employee Plan pursuant to
Section 412 of the Code, or the terms of the Employee Plan or any collective bargaining agreement, have been made on or before their due dates; (vii) with respect to each Employee Plan, no "reportable event" within the meaning of
Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) or any event described in Section 4062, 4063 or 4041 of ERISA has occurred for which there is any material outstanding liability to the Parent or any ERISA Affiliates; nor would the consummation of the transaction contemplated hereby (including the execution of this agreement) constitute a reportable event for which the 30-day requirement has not been waived; and (viii) neither Parent nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA (other than liability for premium payments to the PBGC arising in the ordinary course).

    (c) Section 3.11(c) of the Parent Disclosure Schedule sets forth a true and complete list of each current or former employee, officer or director of Parent or any of its subsidiaries who holds (i) any option to purchase Parent Common Stock as of the date hereof, together with the number of shares of Parent Common Stock subject to such option, the option price of such option (to the extent determined as of the date hereof), whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code (an "ISO"), and the expiration date of such option; and (ii) any shares of Parent stock that are restricted (iii) any other right, directly or indirectly, to receive Parent Common Stock, together with the number of shares of Parent Common Stock subject to such right. Section 3.11(c) of the Parent Disclosure Schedule also sets forth the total number of any such ISOs and any, such nonqualified options and such other rights.

    (d) Section 3.11(d) of the Parent Disclosure Schedule sets forth a true and complete list of (i) all employment agreements with officers of Parent or any of its subsidiaries; (ii) all agreements with consultants who are individuals obligating Parent or any of its subsidiaries to make annual cash payments in an amount exceeding $1,000,000; (iii) all agreements with respect to the services of independent contractors or leased employees whether or not they participate in any of the Employee Plans; (iv) all officers of Parent or any of its subsidiaries who have executed a non-competition agreement with Parent or any of its subsidiaries; (v) all severance agreements, programs and policies of Parent or any of its subsidiaries with or relating to its employees in each case with outstanding commitments exceeding $1,000,000, excluding programs and policies required to be maintained by law; and (vi) all plans, programs, agreements and other arrangements of Parent or any of its subsidiaries with or relating to its employees which contain change in control provisions.

    (e) Except as set forth in Section 3.11(e) of the Parent Disclosure Schedule, no employee of Parent or any of its ERISA Affiliates has participated in any employee pension benefit plans (as defined in Section 3(2) of ERISA) maintained by or on behalf of Parent with respect to which the Parent or an ERISA Affiliate could incur liability under Title IV of ERISA or Section 412 of the Code. The PBGC has not instituted proceedings to terminate any Employee Plan that is subject to Title IV of ERISA (each, a "Defined Benefit Plan"). The Defined Benefit Plans have no accumulated or waived funding deficiencies within the meaning of Section 412 of the Code nor have any extensions of any amortization period within the meaning of Section 412 of the Code or 302 of ERISA been applied for with respect thereto. As of June 30, 1996, the funded ratio of the Defined Benefit Plans was approximately 100%. This funded ratio was determined based on the Accumulated Benefit Obligation (utilizing disclosure assumptions used by Parent in its consolidated financial statements) and the fair market value of the Defined Benefit Plans' assets as of June 30, 1996. All applicable premiums required to be paid to the PBGC with respect to the Defined Benefit Plans have been paid. No facts or circumstances exist with respect to any Defined Benefit Plan which would give rise to a lien on the assets of Parent under Section 4068 of ERISA or otherwise. All the assets of the Defined Benefit Plans are readily marketable securities or insurance contracts.

    (f) Except as provided in Schedule 3.11(f) of the Parent Disclosure Schedule, the Parent has never maintained an employee stock ownership plan (within the meaning of Section 4975(e)(7) of the Code) or any other Employee Plan that invests in Parent stock.

    (g) Each Employee Plan covering non-U.S. employees (an "International Plan") has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable Laws (including any special provisions relating to registered or qualified plans where such International Plan was intended to so qualify) and has been maintained in good standing with applicable regulatory authorities. The benefit liabilities of the International Plans are adequately provided for on the consolidated financial statements of Parent.

    (h) Parent has fiduciary liability insurance of at least $15,000,000 in effect covering the fiduciaries of the Employee Plans (including Parent) with respect to whom Parent may have liability.

    SECTION 3.12. LABOR MATTERS. Except as set forth in Section 3.12 of the Parent Disclosure Schedule or the Parent SEC Reports, (i) there are no controversies pending or, to the knowledge of Parent or any of its subsidiaries, threatened, between Parent or any of its subsidiaries and any of their respective employees, which controversies have or would reasonably be expected to have a Material Adverse Effect; (ii) neither Parent nor any of its subsidiaries is a party to any material collective bargaining agreement or other labor union contract applicable to persons employed by Parent or its subsidiaries, nor does Parent or any of its subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (iii) neither Parent nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of Parent or any of its subsidiaries which would reasonably be expected to have a Material Adverse Effect.

    SECTION 3.13. REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. Subject to the accuracy of the representations of the Company in Section 2.13, the registration statement (the "Registration Statement") pursuant to which the New Tyco Common Stock to be issued in the Merger will be registered with the SEC shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements included therein, in light of the circumstances under which they were made, not misleading. The information supplied by Parent in writing specifically for inclusion in the Proxy Statement/Prospectus will not, on the date the Proxy Statement/Prospectus is first mailed to shareholders, at the time of the Company Shareholders Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements therein not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Parent, Merger Sub or any of their respective affiliates, officers or directors should be discovered by Parent or Merger Sub which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Parent or Merger Sub will promptly inform the Company. The Registration Statement and Proxy Statement/Prospectus shall comply in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company which is contained or incorporated by reference in, or furnished in connection with the preparation of, the Registration Statement or the Proxy Statement/ Prospectus.

    SECTION 3.14. RESTRICTIONS ON BUSINESS ACTIVITIES. Except for this Agreement, to the best of Parent's knowledge, there is no agreement, judgment, injunction, order or decree binding upon Parent or any of its subsidiaries which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or any of its subsidiaries, any acquisition of property by Parent or any of its subsidiaries or the conduct of business by Parent or any of its subsidiaries as currently conducted or as proposed to be conducted by Parent, except for any prohibition or impairment as would not reasonably be expected to have a Material Adverse Effect.

    SECTION 3.15. TITLE TO PROPERTY. Parent and each of its subsidiaries have good and indefeasible title to all of their properties and assets, free and clear of all liens, charges and encumbrances, except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which could not reasonably be expected to have a Material Adverse Effect, and except for liens which secure indebtedness reflected in the June 1996 Balance Sheet; and, to Parent's knowledge, all leases pursuant to which Parent or any of its subsidiaries lease from other material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of Parent, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event of default would not reasonably be expected to have a Material Adverse Effect.

    SECTION 3.16. TAXES. (a) Parent on behalf of itself and all its subsidiaries hereby represents that, other than as disclosed in Section 3.16(a) of the Parent Disclosure Schedule or the Parent SEC Reports: Parent and its subsidiaries have timely filed all United States federal income Tax Returns and all other material Tax Returns required to be filed by them. All such Tax Returns are complete and correct in all material respects (except to the extent a reserve has been established as reflected in the June 1996 Balance Sheet). Parent and its subsidiaries have timely paid and discharged all Taxes due in connection with or with respect to the periods or transactions covered by such Tax Returns and have paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required) and there are no other Taxes that would be due if asserted by a taxing authority, except with respect to which Parent is maintaining reserves unless the failure to do so would not reasonably be expected to have a Material Adverse Effect. Except as does not involve or would not result in liability to Parent that would reasonably be expected to have a Material Adverse Effect, (i) there are no tax liens on any assets of Parent or any subsidiary thereof; (ii) neither Parent nor any of its subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax; (iii) no unpaid (or unreserved) deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other governmental authority with respect to Parent or any of its subsidiaries; (iv) there are no pending or threatened audits, investigations or claims for or relating to any liability in respect of Taxes of Parent or any of its subsidiaries; and (v) neither Parent nor any of its subsidiaries has requested any extension of time within which to file any currently unfiled returns in respect of any Taxes. The accruals and reserves for taxes (including deferred taxes) reflected in the June 1996 Balance Sheet are in all material respects adequate to cover all Taxes accruable through the date thereof (including Taxes being contested) in accordance with GAAP.

    (b) Parent on behalf of itself and all its subsidiaries hereby represents that, other than as disclosed on Section 3.16(b) of the Parent Disclosure Schedule or the Parent SEC Reports, and other than with respect to items the inaccuracy of which could not reasonably be expected to have a Material Adverse
Effect: (i) neither Parent nor any of its subsidiaries is obligated under any agreement with respect to industrial development bonds or other obligations with respect to which the excludability from gross income of the holder for federal or state income tax purposes could be affected by the transactions contemplated hereunder; (ii) neither Parent nor any of its subsidiaries has filed or been included in a combined, consolidated or unitary return (or substantial equivalent thereof) of any Person other than Parent and its subsidiaries; (iii) neither Parent nor any of its subsidiaries is liable for Taxes of any Person nor any of its subsidiaries; (iv) neither Parent nor any of its subsidiaries is liable for Taxes of any Person other than Parent and its subsidiaries, or currently under any contractual obligation to indemnify any Person with respect to Taxes, or a party to any tax sharing agreement or any other agreement providing for payments by Parent or any of its subsidiaries with respect to Taxes; (v) except entities the beneficial ownership of which is wholly owned by the Parent and/or its subsidiaries, neither Parent nor any of its subsidiaries is a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for United States federal income tax purposes; (vi) neither Parent nor any of its subsidiaries is a party to any agreement, contract, arrangement or plan that would result (taking into account the transactions contemplated by this Agreement), separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code; (vii) the prices for any property or services (or for the use of property) provided by Parent or any of its subsidiaries to any other subsidiary or to Parent have been arm's length prices determined using a method permitted by the Treasury Regulations under Section 482 of the Code;
(viii) neither Parent nor any of its subsidiaries is a "consenting corporation" under Section 341(f) of the Code or any corresponding provision of state, local or foreign law; and

(ix) neither Parent nor any of its subsidiaries has made an election or is required to treat any of its assets as owned by another Person for federal income tax purposes or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code (or any corresponding provision of state, local or foreign law).

    SECTION 3.17. ENVIRONMENTAL MATTERS. Except as set forth in Section 3.17 of the Parent Disclosure Schedule, and except in all cases as, in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, to the best of Parent's knowledge, Parent and each of its subsidiaries
(i) have obtained all applicable permits, licenses and other authorizations which are required to be obtained under all applicable Environmental Laws by Parent or its subsidiaries (or their respective agents); (ii) are in compliance with all terms and conditions of such required permits, licenses and authorizations, and also are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws; (iii) as of the date hereof, are not aware of nor have received written notice from any governmental authority or third party of any past or present violations of Environmental Laws, or any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, against Parent or any of its subsidiaries based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic substance or waste; and (iv) have taken all actions necessary under applicable Environmental Laws to register any products or materials required to be registered by Parent or its subsidiaries (or any of their respective agents) thereunder.

    SECTION 3.18. BROKERS. No broker, finder or investment banker (other than Smith Barney Inc., the fees and expenses of whom will be paid by Parent) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

    SECTION 3.19. INTELLECTUAL PROPERTY. (a) Parent and/or each of its subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or material that are used in the business of Parent and its subsidiaries as currently conducted, except as would not reasonably be expected to have a Material Adverse Effect.

    (b) Except as disclosed in Section 3.19(b) of the Parent Disclosure Schedule or the Parent SEC Reports or as could not reasonably be expected to have a Material Adverse Effect: Parent is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which Parent is a party and pursuant to which Parent is authorized to use any third-party patents, trademarks, service marks and copyrights ("Third-Party Intellectual Property Rights"). No claims with respect to the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names and any applications therefor owned by Parent or any of its subsidiaries (the "Parent Intellectual Property Rights"), any trade secret material to the Parent, or Third Party Intellectual Property Rights to the extent arising out of any use, reproduction or distribution of such Third Party Intellectual Property Rights by or through Parent or any of its subsidiaries, are currently pending or, to the knowledge of Parent, are overtly threatened by any person. Parent does not know of any valid grounds for any bona fide claims
(i) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by Parent or any of its subsidiaries infringes on any copyright, patent, trademark, service mark or trade secret; (ii) against the use by Parent or any of its subsidiaries of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of Parent or any of its subsidiaries as currently conducted or as proposed to be conducted; (iii) challenging the ownership, validity or effectiveness of any part of the Parent Intellectual Property Rights or other trade secret material to Parent; or (iv) challenging the license or legally enforceable right to use of the Third Party Intellectual Rights by Parent or any of its subsidiaries.

    (c) To Parent's knowledge, all patents, registered trademarks and copyrights held by Parent are valid and subsisting. Except as set forth in Section 3.19(c) of the Parent Disclosure Schedule or the Parent SEC Reports, to the Parent's knowledge, there is no material unauthorized use, infringement or misappropriation of any of the Parent Intellectual Property by any third party, including any employee or former employee of Parent or any of its subsidiaries.

    SECTION 3.20. INTERESTED PARTY TRANSACTIONS. Except as set forth in Section
3.21 of the Parent Disclosure Schedule or the Parent SEC Reports, since the date of Parent's proxy statement dated September 20, 1996, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

    SECTION 3.21. INSURANCE. Except as disclosed in Section 3.21 of the Parent Disclosure Schedule, all material fire and casualty, general liability, business interruption, product liability and sprinkler and water damage insurance policies maintained by Parent or any of its subsidiaries are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of Parent and its subsidiaries and their respective properties and assets and are in character and amount appropriate for the businesses conducted by Parent, except as could not reasonably be expected to have a Material Adverse Effect.

    SECTION 3.22. PRODUCT LIABILITY AND RECALLS. (a) Except as disclosed in
Section 3.22(a) of the Parent Disclosure Schedule or the Parent SEC Reports, Parent is not aware of any claim, or the basis of any claim, against Parent or any of its subsidiaries for injury to person or property of employees or any third parties suffered as a result of the sale of any product or performance of any service by Parent or any of its subsidiaries, including claims arising out of the defective or unsafe nature of its products or services, which would reasonably be expected to have a Material Adverse Effect.

    (b) Except as disclosed in Section 3.22(b) of the Parent Disclosure Schedule or the Parent SEC Reports, there is no pending or, to the knowledge of Parent, overtly threatened, recall or investigation of any product sold by Parent, which recall or investigation would reasonably be expected to have a Material Adverse Effect.

    SECTION 3.23. OWNERSHIP OF MERGER SUB; NO PRIOR ACTIVITIES. (a) Merger Sub is a direct, wholly-owned subsidiary of Parent and was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

    (b) As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

    SECTION 3.24. POOLING MATTERS. To the Parent's knowledge and based upon consultation with its independent accountants, the Parent has provided to the Company and its independent accountants all information concerning actions taken or agreed to be taken by Parent or any of its affiliates on or before the date of this Agreement that could reasonably be expected to adversely affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling of interests. For purposes of this Section 3.26, "to the Parent's knowledge" means to the actual knowledge of Parent's Chief Executive Officer or Chief Financial Officer.

                                   ARTICLE IV
                     CONDUCT OF BUSINESS PENDING THE MERGER

    SECTION 4.01. CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company covenants and agrees that, unless Parent shall otherwise agree in writing, and except as set forth in Section 4.01 of the Company Disclosure Schedule, the Company shall conduct its business and shall cause the businesses of its subsidiaries to be conducted only in, and the Company and its subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use reasonable commercial efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries and to preserve the present relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, neither the Company nor any of its subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, and except as set forth in Section 4.01 of the Company Disclosure Schedule, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent:

        (a) amend or otherwise change the Company's Articles of Incorporation or By-Laws;

        (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in the Company, any of its subsidiaries or affiliates (except for the issuance of shares of Company Common Stock issuable pursuant to Stock Options under the Company Stock Option Plans, which options are outstanding on the date hereof);

        (c) sell, pledge, dispose of or encumber any assets of the Company or any of its subsidiaries (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, (ii) dispositions of obsolete or worthless assets, and (iii) sales of immaterial assets not in excess of $500,000);

        (d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary of the Company may declare and pay a dividend to its parent, and except that the Company may declare and pay quarterly cash dividends of $0.185 per share consistent with past practice, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any subsidiary to purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, including, without limitation, shares of Company Common Stock or any option, warrant or right, directly or indirectly, to acquire shares of Company Common Stock, or propose to do any of the foregoing;

        (e) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof other than those listed on Section 4.01(e) of the Company Disclosure Schedule; (ii) incur any indebtedness for borrowed money, except for borrowings and reborrowing under the Company's existing credit facilities or issue any debt securities or assume, guarantee (other than guarantees of bank debt of the Company's subsidiaries entered into in the ordinary course of business) or endorse or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business consistent with past practice; (iii) authorize any capital expenditures or purchases of fixed assets which are, in the aggregate, in excess of the amount set forth in Section 4.01 of the Company Disclosure Schedule for the Company and its subsidiaries taken as a whole; or (iv) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.01(e);

        (f) increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees of the Company or its subsidiaries in accordance with past practices, or grant any severance or termination pay to, or enter into any employment or severance agreement, in excess of $100,000 with any director, officer or other employee of the Company or any of its subsidiaries, or establish, adopt, enter into or amend any collective bargaining, agreement, Employee Plan (within the meaning of Section 2.11 of this Agreement), trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except, in each case, as may be required by law;

        (g) take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable);

        (h) make any material tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations, except to the extent the amount of any such settlement has been reserved for in the financial statements contained in the Company SEC Reports filed prior to the date of this Agreement;

        (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $100,000 per matter or $1,000,000 in the aggregate, other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements contained in the Company SEC Reports filed prior to the date of this Agreement or incurred in the ordinary course of business and consistent with past practice; or

        (j) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.01(a) through (i) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder.

    SECTION 4.02. NO SOLICITATION. (a) The Company shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company or any of its subsidiaries, solicit or encourage the initiation of any inquiries or proposals regarding any merger, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving the Company or any subsidiaries of the Company (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal"). Nothing contained in this Agreement shall prevent the Board of Directors of the Company from (i) considering, negotiating, approving and recommending to the shareholders of the Company a bona fide Acquisition Proposal not solicited in violation of this Agreement, (ii) taking and disclosing to its shareholders a position contemplated by Exchange Act Rule 14e-2 or (iii) making any disclosure to its shareholders; provided that, as to each of clauses (i), (ii) and (iii), the Board of Directors of the Company determines in good faith (upon advice of independent counsel, which may be Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.) that it is required to do so in order to discharge properly its fiduciary duties.

    (b) The Company shall immediately notify Parent after receipt of any Acquisition Proposal, or any modification of or amendment to any Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any subsidiary by any person or entity that informs the Board of Directors of the Company or such subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing, and shall indicate the identity of the person making the Acquisition Proposal or intending to make an Acquisition Proposal or requesting non-public information or access to the books and records of Parent, the terms of any such Acquisition Proposal or modification or amendment to an Acquisition Proposal, and whether the Company is providing or intends to provide the person making the Acquisition Proposal with access to information concerning the Company as provided in Section 4.02(c).

    (c) If the Board of Directors of the Company receives a request for material nonpublic information by a person who makes a bona fide Acquisition Proposal, and the Board of Directors determines in good faith and upon the advice of independent counsel that it is required to cause the Company to act as provided in this Section 4.02(c) in order to discharge properly the directors' fiduciary duties, then, provided the person making the Acquisition Proposal has executed an agreement with confidentiality provisions substantially similar to those then in effect between the Company and Parent, the Company may provide such person with access to information regarding the Company.

    (d) Anything to the contrary in this Section or elsewhere in this Agreement notwithstanding, the Board of Directors of the Company shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors of the matters set forth in Section 5.02, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) cause the Company to enter into any agreement with respect to any Acquisition Proposal, except (x) upon the advice of independent counsel that it is required to cause the Company to act as provided in this Section 4.02(d) in order for the Board of Directors to act in a manner consistent with its fiduciary duties and (y) with respect to the approval or recommendation of any Acquisition Proposal or entering into any agreement with respect to any Acquisition Proposal, after the third business day following Parent's receipt of written notice of the information with respect to such Acquisition Proposal, and, if applicable, the second business day after Parent's receipt of written notice of the information with respect to all material amendments or modifications thereto, in each case as contemplated by Section 4.02(b) above.

    (e) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Parent and Merger Sub) conducted heretofore with respect to any of the foregoing. The Company agrees not to release any third party from the confidentiality provisions of any confidentiality agreement to which the Company is a party.

    (f) The Company shall ensure that the officers, directors and employees of the Company and its subsidiaries and any investment banker or other advisor or representative retained by the Company are aware of the restrictions described in this Section 4.02.

    SECTION 4.03. CONDUCT OF BUSINESS BY PARENT PENDING THE MERGER. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Parent covenants and agrees that, except as set forth in Section 4.03 of Parent Disclosure Schedule or as contemplated by the ADT Merger Agreement or unless the Company shall otherwise agree in writing, Parent shall conduct its business, and cause the businesses of its subsidiaries to be conducted, in the ordinary course of business and consistent with past practice, other than actions taken by Parent or its subsidiaries in contemplation of the Merger, and shall not directly or indirectly do, or propose to do, any of the following without the prior written consent of the Company:

        (a) amend or otherwise change Parent's Articles of Organization or By-Laws;

        (b) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person, which, in any such case, would materially delay or prevent the consummation of the transactions contemplated by this Agreement;

        (c) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary of Parent may declare and pay a dividend to its parent, and except that Parent may declare and pay quarterly cash dividends of $0.05 per share consistent with past practice; or

        (d) take or agree in writing or otherwise to take any action which would make any of the representations or warranties of Parent contained in this Agreement untrue or incorrect or prevent Parent from performing or cause Parent not to perform its covenants hereunder.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

    SECTION 5.01. PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT. As promptly as practicable after the execution of this Agreement, the Company shall prepare and file with the SEC preliminary proxy materials which shall constitute the Proxy Statement/Prospectus. As promptly as practicable after comments are received from the SEC thereon and after the furnishing by the Company and Parent of all information required to be contained therein, the Company shall file and Parent shall cause ADT or New Tyco to file with the SEC a combined proxy and Registration Statement on Form S-4 (or on such other form as shall be appropriate) relating to the adoption of this Agreement and approval of the transactions contemplated hereby by the shareholders of the Company pursuant to this Agreement, and shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable. The Proxy Statement/Prospectus shall include the recommendation of the Board of Directors of the Company in favor of the Merger, subject to the last sentence of Section 5.02.

    SECTION 5.02. COMPANY SHAREHOLDERS MEETING. The Company shall call the Company Shareholders Meeting as promptly as practicable for the purpose of voting upon the approval of the Merger, and the Company shall use its reasonable best efforts to hold the Company Shareholders Meeting as soon as practicable after the date on which the Registration Statement becomes effective. Unless otherwise required under the applicable fiduciary duties of the directors of the Company, as determined by such directors in good faith after consultation with and based upon the advice of independent legal counsel, the Company shall solicit from its shareholders proxies in favor of approval of the Merger and this Agreement, and shall take all other reasonable action necessary or advisable to secure the vote or consent of shareholders in favor of such approval.

    SECTION 5.03. ACCESS TO INFORMATION; CONFIDENTIALITY. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject (from which such party shall use reasonable efforts to be released), the Company and Parent shall each (and shall cause each of their subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, the Company and Parent each shall (and shall cause each of their subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, and each shall make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other's business, properties and personnel as either Parent or the Company may reasonably request. Each party shall keep such information confidential in accordance with the terms of the confidentiality letter, dated May 1, 1997 (the "Confidentiality Letter"), between Parent and the Company.

    SECTION 5.04. CONSENTS; APPROVALS. The Company and Parent shall each use their reasonable best efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all

United States and foreign governmental and regulatory rulings and approvals), and the Company and Parent shall make all filings (including, without limitation, all filings with United States and foreign governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by the Company and Parent and the consummation by them of the transactions contemplated hereby. The Company and Parent shall furnish all information required to be included in the Proxy Statement/Prospectus and the Registration Statement, or for any application or other filing to be made pursuant to the rules and regulations of any United States or foreign governmental body in connection with the transactions contemplated by this Agreement.

    SECTION 5.05. AGREEMENTS WITH RESPECT TO AFFILIATES. The Company shall deliver to Parent, prior to the date the Registration Statement becomes effective under the Securities Act, a letter (the "Affiliate Letter") identifying all persons who are, at the time of the Company Shareholders Meeting, anticipated to be "affiliates" of the Company for purposes of Rule 145 under the Securities Act ("Rule 145"), or the rules and regulations of the SEC relating to pooling of interests accounting treatment for merger transactions (the "Pooling Rules"). The Company shall use its reasonable best efforts to cause each person who is identified as an "affiliate" in the Affiliate Letter to deliver to Parent, no less than 35 days prior to the date of the Company Shareholders Meeting a written agreement (an "Affiliate Agreement") in connection with restrictions on affiliates under Rule 145 and pooling of interests accounting treatment, in form mutually agreeable to the Company and Parent.

    SECTION 5.06. INDEMNIFICATION AND INSURANCE. (a) The By-Laws and Articles of Incorporation of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the By-Laws and Articles of Incorporation of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder as of the Effective Time of individuals who at the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required after the Effective Time by law.

    (b) The Surviving Corporation shall, to the fullest extent permitted under applicable law or under the Surviving Corporation's Articles of Incorporation or By-Laws, indemnify and hold harmless, each present and former director, officer or employee of the Company or any of its subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys'
fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (x) arising out of or pertaining to the transactions contemplated by this Agreement or (y) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in the Company's Articles of Incorporation or By-Laws or any applicable contract or agreement as in effect on the date hereof, in each case for a period of six years after the date hereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to the Surviving Corporation, (ii) after the Effective Time, the Surviving Corporation shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received, and (iii) the Surviving Corporation will cooperate in the defense of any such matter; PROVIDED, HOWEVER, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and PROVIDED, FURTHER, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm to represent them in each applicable jurisdiction with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case each Indemnified Person with respect to whom such a conflict exists (or group of such

Indemnified Persons who among them have no such conflict) may retain one separate law firm in each applicable jurisdiction.

    (c) The Surviving Corporation shall honor and fulfill in all respects the obligations of the Company pursuant to indemnification agreements and employment agreements (the employee parties under such agreements being referred to as the "Officer Employees") with the Company's directors and officers existing at or before the Effective Time.

    (d) For a period of three years after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been made available to Parent) on terms comparable to those now applicable to directors and officers of the Company.

    (e) From and after the Effective Time, Parent shall unconditionally guarantee the timely payment of all funds owing by, and the timely performance of all other obligations of, the Surviving Corporation under this Section.

    (f) This Section shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties, shall be binding on all successors and assigns of the Surviving Corporation and shall be enforceable by the Indemnified Parties.

    SECTION 5.07. NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate, or (ii) any failure of the Company, Parent or Merger Sub, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and PROVIDED FURTHER that failure to give such notice shall not be treated as a breach of covenant for the purposes of Sections 6.02(b) or 6.03(b) unless the failure to give such notice results in material prejudice to the other party.

    SECTION 5.08. FURTHER ACTION/TAX TREATMENT. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. The foregoing covenant shall not include any obligation by Parent to agree to divest, abandon, license or take similar action with respect to any assets (tangible or intangible) of Parent or the Company. Each of Parent, Merger Sub and the Company shall use its reasonable best efforts to cause the Merger to qualify, and will not (both before and after consummation of the Merger) take any actions which to its knowledge could reasonably be expected to prevent the Merger from qualifying, as a reorganization under the provisions of
Section 368 of the Code.

    SECTION 5.09. PUBLIC ANNOUNCEMENTS. Parent and the Company shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; PROVIDED, HOWEVER, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the advice of counsel be required by law or the rules and regulations of the NYSE, if it has used all reasonable efforts to consult with the other party.

    SECTION 5.10. LISTING OF PARENT SHARES. Parent shall use its best efforts to cause the shares of New Tyco Common Stock to be issued in the Merger to be listed, upon official notice of issuance, on the NYSE prior to the Effective Time.

    SECTION 5.11. CONVEYANCE TAXES. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time and the Surviving Corporation shall be responsible for the payment of all such taxes and fees.

    SECTION 5.12. ACCOUNTANT'S LETTERS. Upon reasonable notice from the other, the Company shall use its best efforts to cause Arthur Andersen LLP to deliver to Parent, and Parent shall use its best efforts to cause Coopers & Lybrand to deliver to the Company, a letter covering such matters as are requested by Parent or the Company, as the case may be, and as are customarily addressed in accountant's "comfort" letters.

    SECTION 5.13. POOLING ACCOUNTING TREATMENT. Parent and the Company each agrees not to take any action that would reasonably be expected to adversely affect the ability of Parent or New Tyco to account for the business combination to be effected by the Merger as a pooling of interests, and Parent and the Company each agrees to use its best efforts to take such action as may be reasonably required to negate the impact of any past actions by Parent, the Company or their respective affiliates which would reasonably be expected to adversely impact the ability of Parent or New Tyco to treat the Merger as a pooling of interests. The taking by Parent or the Company of any action prohibited by the previous sentence, or the failure of Parent or the Company to use its best efforts to take any action required by the previous sentence, if the Merger is not able to be accounted for as a pooling of interests because of such action or failure to take action, shall constitute a breach of this Agreement by such party for the purposes of Section 7.01(i).

    SECTION 5.14. RIGHTS AGREEMENT. Prior to the Effective Time, the Company shall take all necessary action to (i) render rights (the "Company Rights") issued pursuant to the Rights Agreement by and between the Company and Continental Stock Transfer & Trust Company, as Rights Agent (as amended, the "Company Rights Agreement"), inapplicable to the Merger, and (ii) ensure that
(x) neither Parent nor any of its Affiliates (as defined in the Company Rights Agreement) is an Acquiring Person (as defined in the Company Rights Agreement) and (y) no Distribution Date, Section 11(a)(ii) Event, Section 13 Event, Stock Acquisition Date or Triggering Date (each as defined in the Company Rights Agreement) shall occur by reason of the approval, execution or delivery of this Agreement, or the announcement or consummation of the Merger.

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

    SECTION 6.01. CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

        (a) EFFECTIVENESS OF THE REGISTRATION STATEMENT. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Proxy
    Statement/Prospectus shall have been initiated or threatened by the SEC;

        (b) SHAREHOLDER APPROVAL. This Agreement and the Merger shall have been approved by the requisite vote of the shareholders of the Company;

        (c) LISTING. The shares of New Tyco Common Stock issuable in the Merger shall have been authorized for listing on the NYSE upon official notice of issuance;

        (d) HSR ACT. All waiting periods applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

        (e) GOVERNMENTAL ACTIONS. There shall not have been instituted, pending or threatened any action or proceeding (or any investigation or other inquiry that might result in such an action or proceeding) by any governmental authority or administrative agency before any governmental authority, administrative agency or court of competent jurisdiction, domestic or foreign, nor shall there be in effect any judgment, decree or order of any governmental authority, administrative agency or court of competent jurisdiction, or any other legal restraint (i) preventing or seeking to prevent consummation of the Merger, (ii) prohibiting or seeking to prohibit or limiting or seeking to limit, Parent (which for the purposes of this Section 6.01(e) shall also be deemed to refer to New Tyco) from exercising all material rights and privileges pertaining to its ownership of the Surviving Corporation or the ownership or operation by Parent or any of its subsidiaries of all or a material portion of the business or assets of Parent or any of its subsidiaries, or (iii) compelling or seeking to compel Parent or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Parent or any of its subsidiaries (including the Surviving Corporation and its subsidiaries), as a result of the Merger or the transactions contemplated by this Agreement;

        (f) ILLEGALITY. No statute, rule, regulation or order shall be enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal;

        (g) TAX OPINIONS. The Company shall have received a written opinion of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P., and Parent shall have received a written opinion of Kramer, Levin, Naftalis & Frankel, in form and substance reasonably satisfactory to each of them to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code. Each party agrees to make all reasonable representations and covenants in connection with the rendering of such opinions; and

        (h) ADT MERGER. The ADT Merger shall have been consummated or the ADT Merger Agreement shall have been terminated in accordance with its terms.

    SECTION 6.02. ADDITIONAL CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to effect the Merger are also subject to the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in this Agreement shall be true and correct in all respects on and as of the Effective Time, except for (i) changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date, subject to clause (iii)), or (iii) where the failure to be true and correct could not reasonably be expected to have a Material Adverse Effect, with the same force and effect as if made on and as of the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by the Chief Executive Officer or Chief Financial Officer of the Company;

        (b) AGREEMENTS AND COVENANTS. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by the Chief Executive Officer or Chief Financial Officer of the Company;

        (c) CONSENTS OBTAINED. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company, except where the failure to receive such consents, etc. could not reasonably be expected to have a Material Adverse Effect on the Company or Parent;

        (d) OPINION OF ACCOUNTANT. Parent shall have received an opinion of Coopers & Lybrand, independent certified public accountants, to the effect that the Merger, to the best of their knowledge after due inquiry, qualifies for pooling of interests accounting treatment if consummated in accordance with this Agreement and Company shall have received an opinion of Arthur Andersen LLP, independent certified public accountants, to the effect that the Merger, to the best of their knowledge after due inquiry, qualifies for pooling of interests accounting treatment if consummated in accordance with this Agreement. Such opinions shall be in form and substance reasonably satisfactory to Parent; and

        (e) AFFILIATE AGREEMENTS. Parent shall have received from each person who is identified in the Affiliate Letter as an "affiliate" of the Company, an Affiliate Agreement, and such Affiliate Agreement shall be in full force and effect.

    SECTION 6.03. ADDITIONAL CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to effect the Merger is also subject to the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects on and as of the Effective Time, except for (i) changes contemplated by this Agreement, (ii) those changes resulting from consummation of the ADT Merger in accordance with the terms of the ADT Merger Agreement, (iii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date, subject to clause (iv)), or (iv) where the failure to be true and correct could not reasonably be expected to have a Material Adverse Effect, with the same force and effect as if made on and as of the Effective Time, and the Company shall have received a certificate to such effect signed by the President or Chief Financial Officer of Parent;

        (b) AGREEMENTS AND COVENANTS. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by the President or Chief Financial Officer of Parent;

        (c) CONSENTS OBTAINED. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Parent, Merger Sub or New Tyco for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby shall have been obtained and made by Parent, Merger Sub or New Tyco, except where the failure to receive such consents, etc. could not reasonably be expected to have a Material Adverse Effect on the Company or Parent;

        (d) NEW TYCO DISCLOSURES. In the event that the ADT Merger is consummated before the Effective Time, there shall have been no change to New Tyco and its subsidiaries from the disclosures regarding New Tyco and its subsidiaries set forth in the Joint Proxy Statement/Prospectus, as amended or supplemented, mailed to the shareholders of Parent in connection with the ADT Merger, which is reasonably likely to have a Material Adverse Effect on New Tyco.

                                  ARTICLE VII
                                  TERMINATION

    SECTION 7.01. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of the Company or Parent:

        (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company; or

        (b) by either Parent or the Company if the Merger shall not have been consummated by December 31, 1997 (provided that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

        (c) by either Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided that the right to terminate this Agreement under this Section 7.01(c) shall not be available to any party who has not complied with its obligations under Section 5.08 and such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action); or

        (d) by either Parent or the Company, if the requisite vote of the shareholders of the Company shall not have been obtained by December 31, 1997, or if the shareholders of the Company shall not have approved the Merger and this Agreement at the Company Shareholders Meeting; or

        (e) by Parent, if (i) the Board of Directors of the Company shall withdraw, modify or change its approval or recommendation of this Agreement or the Merger in a manner adverse to Parent or shall have resolved to do so;
    (ii) the Board of Directors of the Company shall have recommended to the shareholders of the Company an Alternative Transaction (as hereinafter defined); or (iii) a tender offer or exchange offer for 25% or more of the outstanding shares of Company Common Stock is commenced (other than by Parent or an affiliate of Parent) and the Board of Directors of the Company recommends that the shareholders of the Company tender their shares in such tender or exchange offer; or

        (f) by the Company, if the Board of Directors of the Company shall withdraw, modify or change its approval of this Agreement or the Merger in a manner adverse to Parent or Merger Sub or shall have resolved to do so, in each case in compliance with the provisions of Section 4.02; or

        (g) by Parent or the Company, if any representation or warranty of the Company, or Parent and Merger Sub, respectively, set forth in this Agreement shall be untrue when made, such that the conditions set forth in Sections 6.02(a) or 6.03(a), as the case may be, would not be satisfied (a "Terminating Misrepresentation"); PROVIDED, that, if such Terminating Misrepresentation is curable prior to December 31, 1997 by the Company or Parent, as the case may be, through the exercise of its reasonable best efforts and for so long as the Company or Parent, as the case may be, continues to exercise such reasonable best efforts, neither Parent nor the Company, respectively, may terminate this Agreement under this Section 7.01(g); or

        (h) by Parent, if any representation or warranty of the Company shall have become untrue such that the condition set forth in Section 6.02(a) would not be satisfied (a "Company Terminating Change"), or by the Company, if any representation or warranty of Parent and Merger Sub shall have become untrue such that the condition set forth in Section 6.03(a) would not be satisfied (a "Parent Terminating Change" and together with a Company Terminating Change, a "Terminating Change"), in either case other than by reason of a Terminating Breach (as hereinafter defined); PROVIDED that if any such Terminating Change is curable prior to December 31, 1997 by the Company or Parent, as the case may be, through the exercise of its reasonable best efforts, and for so long as the Company or Parent, as the case may be, continues to exercise such reasonable best efforts, neither Parent nor the Company, respectively, may terminate this Agreement under this Section 7.01(h); or

        (i) by Parent or the Company, upon a breach of any covenant or agreement on the part of the Company or Parent, respectively, set forth in this Agreement, such that the conditions set forth in Sections 6.02(b) or 6.03(b), as the case may be, would not be satisfied (a "Terminating Breach"); PROVIDED, THAT, if such Terminating Breach is curable prior to December 31, 1997 by the Company or Parent, as the case may be, through the exercise of its reasonable best efforts and for so long as the Company or Parent, as the case may be, continues to exercise such reasonable best efforts, neither Parent nor the Company, respectively, may terminate this Agreement under this Section 7.01(i).

        (j) Notwithstanding any other provision of this Agreement, if the ADT Merger is not either consummated or terminated in accordance with its terms, the Company shall have the one-time right to terminate this Agreement effective September 16, 1997; PROVIDED THAT, the Company has given Parent written notice of such election prior to the close of business on September 15, 1997.

        (k) by the Company, if (x) the Average Stock Price is less than $54.08 and (y) on or before the third trading day prior to the date of the Company Shareholders Meeting, Parent has not agreed by notice to the Company in writing to an Exchange Ratio equal to $31.00 (or higher) divided by the Average Stock Price; PROVIDED that, the Exchange Ratio shall thereafter, for all purposes of this Agreement, be deemed to be such ratio.

        (l) by Parent, if (x) the Average Stock Price is less than $54.08 and
    (y) on or before the second trading day prior to the date of the Company Shareholders Meeting, the Company has not agreed by notice to Parent in writing to an Exchange Ratio equal to 0.54183; PROVIDED that, the Exchange Ratio shall thereafter, for all purposes of this Agreement, be deemed to be such ratio.

    In the event Parent delivers its notice specified in clause (y) of Section 7.01(k) or the Company delivers its notice specified in clause (y) of Section 7.01(l), then neither the Company nor the Parent shall have the right to terminate this Agreement pursuant to Section 7.01(k) or 7.01(l), respectively.

    As used herein, "Alternative Transaction" means any of (i) a transaction pursuant to which any person (or group of persons) other than Parent, New Tyco or its affiliates (a "Third Party") acquires or would acquire more than 25% of the outstanding shares of any class of equity securities of the Company, whether from the Company or pursuant to a tender offer or exchange offer or otherwise,
(ii) a merger or other business combination involving the Company pursuant to which any Third Party acquires more than 25% of the outstanding equity securities of the Company or the entity surviving such merger or business combination, or (iii) any other transaction pursuant to which any Third Party acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of the Company, and the entity surviving any merger or business combination including any of them) of the Company, or any of its subsidiaries having a fair market value (as determined by the Board of Directors of the Company in good faith) equal to more than 25% of the fair market value of all the assets of the Company and its subsidiaries, taken as a whole, immediately prior to such transaction; PROVIDED, HOWEVER, that the term Alternative Transaction shall not include any acquisition of securities by a broker dealer in connection with a bona fide public offering of such securities.

    SECTION 7.02. EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or shareholders except (i) as set forth in
Section 7.03 and Section 8.01 hereof, and (ii) except as provided in Section 7.03, nothing herein shall relieve any party from liability for any breach hereof.

    SECTION 7.03. FEES AND EXPENSES. (a) Except as set forth in this Section 7.03, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; PROVIDED, HOWEVER, that Parent and the Company shall share equally all SEC filing fees and printing expenses incurred in connection with the printing and filing of the Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

    (b) The Company shall pay Parent a fee of $35,000,000 (the "Fee"), plus Parent's actual, documented and reasonable out-of-pocket expenses relating to the transactions contemplated by this Agreement (including but not limited to, fees and expenses of counsel and accountants and out-of-pocket expenses (but not fees) of financial advisors) ("Expenses", as applicable to Parent or Company), but in no event more than $2,000,000, as Parent's sole and exclusive remedy, upon the first to occur of any of the following events:

        (i) the termination of this Agreement by Parent or the Company pursuant to Section 7.01(d) as a result of the failure to receive the requisite vote for approval of the Merger and this Agreement by the shareholders of the Company by December 31, 1997 or of the failure of the shareholders of the Company to approve the Merger and this Agreement at the Company Shareholders Meeting; or

        (ii) the termination of this Agreement by Parent pursuant to Section 7.01(e); or

       (iii) the termination of this Agreement by the Company pursuant to
    Section 7.01(f); or

        (iv) the termination of this Agreement by Parent pursuant to Section 7.01(i).

    (c) Upon a termination of this Agreement by Parent pursuant to Section 7.01(g), the Company shall pay to Parent the Expenses of Parent relating to the transactions contemplated by this Agreement, but in no event more than $2,000,000, as its sole and exclusive remedy. Upon termination of this Agreement by Company pursuant to Section 7.01(g), Parent shall pay to the Company the Expenses of the Company relating to the transactions contemplated by this Agreement, but in no event more than $2,000,000, as its sole and exclusive remedy. Upon termination of this Agreement by either Parent or the Company pursuant to Section 7.01(j) Parent shall pay to the Company the Expenses of the Company relating to the transactions contemplated by this Agreement, but in no event more than $2,000,000, as its sole and exclusive remedy.

    (d) The Fee and/or Expenses payable pursuant to Section 7.03(b) or Section 7.03(c) shall be paid within one business day after a demand for payment following the first to occur of any of the events described in Section 7.03(b) or Section 7.03(c); PROVIDED THAT, in no event shall the Company or Parent, as the case may be, be required to pay such Fee and/or Expenses to the other party, if, immediately prior to the termination of this Agreement, the party entitled to receive such Fee and/or Expenses was in material breach of its obligations under this Agreement.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

    SECTION 8.01. EFFECTIVENESS OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.
(a) Except as otherwise provided in this Section 8.01, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.01, as the case may be, except that the agreements set forth in Article I and Section 5.06 shall survive the Effective Time indefinitely and those set forth in Section 7.03 shall survive termination indefinitely. The Confidentiality Letter shall survive termination of this Agreement as provided therein.

    (b) Any disclosure made with reference to one or more Sections of the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed disclosed with respect to each other section therein as to which such disclosure is relevant provided that such relevance is reasonably apparent. Disclosure of any matter in the Company Disclosure Schedule or the Parent Disclosure Schedule shall not be deemed an admission that such matter is material.

    SECTION 8.02. NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

        (a) If to Parent or Merger Sub:

           Tyco International Ltd.

           One Tyco Park

           Exeter, NH 03833

           Telecopier No.: (603) 778-7330

           Telephone No.: (603) 778-9700

           Attention: Chairman

        With a copy to:

           Kramer, Levin, Naftalis & Frankel

           919 Third Avenue

           New York, NY 10022

           Telecopier No.: (212) 715-8000

           Telephone No.: (212) 715-9100

           Attention: Joshua M. Berman, Esq.

        (b) If to the Company:

           Keystone International, Inc.

           9600 West Gulf Bank Road

           Houston, Texas 77040

           Telecopier No.: (713) 895-4044

           Telephone No.: (713) 937-5313

           Attention: General Counsel

        With a copy to:

           Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.

           3400 Texas Commerce Tower

           600 Travis

           Houston, TX 77002

           Telecopier No.: (713) 223-3717

           Telephone No.: (713 ) 226-1397

           Attention: Gene G. Lewis

    SECTION 8.03. CERTAIN DEFINITIONS. For purposes of this Agreement, the term:

        (a) 'affiliates" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

        (b) 'beneficial owner" with respect to any shares of Company Common Stock means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or (ii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares;

        (c) 'business day" means any day other than a day on which banks in New York are required or authorized to be closed;

        (d) 'control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

        (e) 'person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

        (f) 'subsidiary" or "subsidiaries" of the Company, the Surviving Corporation, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

    SECTION 8.04. AMENDMENT. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; PROVIDED, HOWEVER, that, after approval of the Merger and this Agreement by the shareholders of the Company, no amendment may be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

    SECTION 8.05. WAIVER. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

    SECTION 8.06. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    SECTION 8.07. SEVERABILITY. (a) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

    (b) The Company and Parent agree that the Fee provided in Section 7.03(b) is fair and reasonable in the circumstances, considering not only the Merger Consideration but also the outstanding funded indebtedness (including capital leases) of the Company and its subsidiaries. If a court of competent jurisdiction shall nonetheless, by a final, non-appealable judgment, determine that the amount of the Fee exceeds the maximum amount permitted by law, then the amount of the Fee shall be reduced to the maximum amount permitted by law in the circumstances, as determined by such court of competent jurisdiction.

    SECTION 8.08. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Letters), both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein.

    SECTION 8.09. ASSIGNMENT; MERGER SUB. This Agreement shall not be assigned by operation of law or otherwise, except that all or any of the rights of Merger Sub hereunder may be assigned to any direct, wholly-owned subsidiary of Parent or New Tyco provided that no such assignment shall relieve the assigning party of its obligations hereunder. Merger Sub's rights under this Agreement shall be assigned to a direct, wholly-owned subsidiary of New Tyco, if such assignment is required in order that the Merger will constitute a tax-free reorganization within the meaning of Section 368 of the Code. Parent guarantees the full and punctual performance by Merger Sub of all the obligations hereunder of Merger Sub or any such assignees.

    SECTION 8.10. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation, other than
Section 5.06 (which is intended to be for the benefit of the Indemnified Parties and Officer Employees and may be enforced by such Indemnified Parties and Officer Employees).

    SECTION 8.11. FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

    SECTION 8.12. GOVERNING LAW; JURISDICTION. (a) This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York applicable to contracts executed and fully performed within the State of New York.

    (b) Each of the parties hereto submits to the non-exclusive jurisdiction of the federal courts of the United States located in the City of New York, Borough of Manhattan or in the City of Houston, Texas with respect to any claim or cause of action arising out of this Agreement or the transactions contemplated hereby.

    SECTION 8.13. COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

    SECTION 8.14. WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

    IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                TYCO INTERNATIONAL LTD.

                                By:  /s/ L. DENNIS KOZLOWSKI
                                     --------------------------------
                                     Name: L. Dennis Kozlowski
                                     Title: Chief Executive Officer and
                                     Chairman of the Board

                                By:  /s/ MARK H. SWARTZ
                                     --------------------------------
                                     Name: Mark H. Swartz
                                     Title: Chief Financial Officer and
                                     Vice President

                                T6 ACQUISITION CORP.

                                By:  /s/ L. DENNIS, KOZLOWSKI
                                     --------------------------------
                                     Name: L. Dennis Kozlowski
                                     Title: Chief Executive Officer

                                By:  /s/ MARK H. SWARTZ
                                     --------------------------------
                                     Name: Mark H. Swartz
                                     Title:  Chief Financial Officer

                                KEYSTONE INTERNATIONAL, INC.

                                By:  /s/ NISHAN TESHOIAN
                                     --------------------------------
                                     Name: Nishan Teshoian
                                     Title: Chairman of the Board &
                                     Chief Executive Officer

                                By:  /s/ FRANCIS S. KALMAN
                                     --------------------------------
                                     Name: Francis S. Kalman
                                     Title:  Chief Financial Officer

                                                                         ANNEX B

                        OPINION OF GOLDMAN, SACHS & CO.

                              [LOGO]

PERSONAL AND CONFIDENTIAL

July 29, 1997
Board of Directors
Keystone International, Inc.
9600 West Gulf Bank Road
P.O. Box 40010
Houston, TX 77240

Gentlemen:

You have requested our opinion as to the fairness to the holders of the outstanding shares of Common Stock, par value $1.00 per share (the "Shares"), of Keystone International, Inc. (the "Company") of the exchange ratio of 0.54183 Common Shares, par value $0.20 per share ("Tyco Common Stock") of Tyco International Ltd., a Bermuda corporation ("Tyco"), to be received for each Share (subject to adjustment as more fully described below, the "Exchange Ratio") pursuant to the Agreement and Plan of Merger dated as of May 20, 1997 among Tyco International Ltd., a Massachusetts corporation ("Old Tyco"), T8 Acquisition Corp., a wholly-owned subsidiary of Tyco ("Sub"), a successor by assignment to T6 Acquisition Corp., a wholly-owned subsidiary of Old Tyco, and the Company (the "Agreement") pursuant to which Sub will be merged with and into the Company (the "Merger"). On July 2, 1997, a wholly owned subsidiary of ADT Limited ("ADT") was merged with and into Old Tyco (the "ADT Merger") and ADT was renamed Tyco International Ltd. All references herein to Tyco which pertain to periods prior to July 2, 1997 and prior to the ADT Merger shall be references to Old Tyco. In the event the Average Stock Price (as defined in the Agreement) for Tyco Common Stock is greater than $68.29, the Exchange Ratio shall be equal to $37.00 divided by the Average Stock Price and in the event the Average Stock Price is less than $57.21, the Exchange Ratio shall be equal to $31.00 divided by the Average Stock Price, but in no event greater than 0.57327, provided, that if the Average Stock Price is less than $54.08, then (i) the Company may terminate the Agreement unless on or before the third trading day prior to the date of the Company Shareholders Meeting (as defined in the Agreement) Tyco has agreed to an Exchange Ratio equal to $31.00 (or higher) divided by the Average Stock Price and (ii) Tyco may terminate the Agreement unless on or before the second trading day prior to the date of the Company Shareholders Meeting the Company has agreed by notice to Tyco in writing to an Exchange Ratio equal to 0.54183, provided that if Tyco agrees as provided in (i) above or the Company agrees as provided in (ii) above then neither the Company nor Tyco will have the right to terminate the Agreement pursuant to (i) or (ii) above, respectively.

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the

Agreement. We are also familiar with Tyco having provided certain investment banking services from time to time to Old Tyco, including having acted as co-managing underwriter in the public offering of $394 million aggregate principal amount of the Common Stock, par value $0.50 of Old Tyco ("Old Tyco Common Stock") in February 1995. Goldman Sachs may provide investment banking services to Tyco and its subsidiaries in the future.

In connection with this opinion, we have reviewed, among other things, the Agreement; the Registration Statement on Form S-4, including the Proxy Statement/Prospectus relating to the Special Meeting of Shareholders of the Company to be held in connection with the Agreement; Annual Reports to Shareholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 1996, of Tyco for the five fiscal years ended June 30, 1996 and of ADT for the five years ended December 31, 1996; certain interim reports to shareholders and Quarterly Reports on Form 10-Q of the Company, Tyco and ADT; certain other communications from the Company, Tyco, and ADT to their respective shareholders; certain internal financial analyses and forecasts for the Company and Old Tyco prepared by their respective managements; and financial analyses and forecasts for Tyco prepared by Tyco management reflecting the impact of the ADT Merger. We also have held discussions with members of the senior management of the Company and Tyco regarding the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Shares, the Old Tyco Common Stock and the Tyco Common Stock, compared certain financial and stock market information for the Company and Tyco with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the flow control industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. Our review of Tyco and ADT has been limited to publicly available information and limited internal financial forecasts and discussions with Tyco management. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company, Tyco or ADT or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed, with your consent, that the consummation of the Merger will be recorded as a pooling of interests under generally accepted accounting principles. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.

Based upon and subject to the foregoing and based upon such other matters as we considered relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Agreement is fair to the holders of Shares.

Very truly yours,

          [LOGO]
Goldman, Sachs & Co.

                          KEYSTONE INTERNATIONAL, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned shareholder of Keystone International, Inc. hereby appoints Nishan Teshoian and Francis S. Kalman, or either of them, proxies, with full power of substitution, to vote at the Special Meeting of Shareholders to be held at Texas Commerce Tower, 600 Travis, 25th Floor Conference Room, Houston, Texas 77002, at 3:00 p.m. Central Time, August 28, 1997, and any adjournment or adjournments thereof, the shares of Common Stock of Keystone International, Inc. which the undersigned is entitled to vote, on all matters that may properly come before the Special Meeting.

(1) To approve the merger of Keystone with T8 Acquisition Corp., a wholly-owned subsidiary of Tyco International Ltd., a Bermuda company limited by shares (the "Merger"), and to approve the Agreement and Plan of Merger related thereto (the "Merger Agreement").

/ / FOR the approval of the Merger and the  / / AGAINST the approval of the Merger and  / / ABSTAIN
    Merger Agreement.                           the Merger Agreement.

(2) To authorize a vote in favor of any proposal to adjourn the Special Meeting to a later date which adjournment is proposed or recommended by the Chairman of the Special Meeting (an "Adjournment Proposal").

/ / FOR the authorization of a vote in      / / AGAINST the authorization of a vote in  / / ABSTAIN
    favor of an Adjournment Proposal.           favor of an Adjournment Proposal.

(3) In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting.

    You are urged to cast your vote by marking the appropriate box. PLEASE NOTE THAT UNLESS A CONTRARY INTENTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ITEMS (1) and (2). Proxies marked as abstentions will not be counted as votes cast. Proxies marked as abstentions, however, will be treated as shares present for purposes of determining whether a quorum is present. In addition, shares held in street names which have been designated by brokers on proxy cards as not voted will not be counted as present or as votes cast.

                                              __________________________________
                                              (Signature)

                                              __________________________________
                                              (Signature)

                                              Dated: _____________________, 1997

                                              IMPORTANT: Please sign your name
                                              or names exactly as shown hereon
                                              and date your proxy in the blank
                                              space provided above. For joint
                                              accounts, each joint owner must
                                              sign. When signing as attorney,
                                              executor, administrator, trustee,
                                              or guardian, please give your full
                                              title as such. If the signer is a
                                              corporation, please sign full
                                              corporate name by duly authorized
                                              officer.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Bye-Law 102 of the Tyco Bye-Laws provides, in part, that Tyco shall indemnify its directors and other officers for all costs, losses and expenses which they may incur in the performance of their duties as director or officer, provided that such indemnification is not otherwise prohibited under the Companies Act 1981 (as amended) of Bermuda. Section 98 of the Companies Act 1981 (as amended) prohibits such indemnification against any liability arising out of the fraud or dishonesty of the director or officer. However, such section permits Tyco to indemnify a director or officer against any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favor or in which he is acquitted or when other similar relief is granted to him.

    The Registrant maintains $75,000,000 of insurance to reimburse its directors and officers for charges and expenses incurred by them for wrongful acts claimed against them by reason of their being or having been directors or officers of the Registrant or any subsidiary thereof. Such insurance specifically excludes reimbursement of any director or officer for any charge or expense incurred in connection with various designated matters, including libel or slander, illegally obtained personal profits, profits recovered by the Registrant pursuant to Section 16(b) of the Exchange Act and deliberate dishonesty.

ITEM 21. EXHIBITS

      2.1  --Agreement and Plan of Merger, dated as of May 20, 1997, by and among Old Tyco, T6
             Acquisition Corp. and Keystone International, Inc. (included as Annex A to the Proxy
             Statement/Prospectus which forms a part of this Registration Statement)
      2.2  --Form of Assignment Agreement between T6 Acquisition Corp. and T8 Acquisition Corp.**
      3.1  --Memorandum of Association of Registrant (previously filed as an Exhibit to
             Registrant's Annual Report on Form 10-K for the Year Ended December 31, 1996)
      3.2  --Certificate of Incorporation on Change of Name (previously filed as an Exhibit to the Registrant's Current Report on Form 8-K filed July 10, 1997 (the "July 10, 1997
             8-K"))
      3.3  --Bye-Laws of the Registrant (previously filed as an Exhibit to the July 10, 1997 Form
             8-K)
      4.1  --Rights Agreement between Registrant and Citibank, N.A. dated as of November 6, 1996
             (previously filed as an Exhibit to Registrant's Form 8-A dated November 12, 1996)
      4.2  --First Amendment between Registrant and Citibank, N.A. dated as of March 3, 1997 to
             Rights Agreement between Registrant and Citibank, N.A. dated as of November 6, 1996
             (previously filed as an Exhibit to Registrant's Form 8-A/A dated March 3, 1997)
      4.3  --Second Amendment between Registrant and Citibank, N.A. dated as of July 2, 1997 to
             Rights Agreement between Registrant and Citibank N.A. dated as of November 6, 1996
             (previously filed as an Exhibit to Registrant's Form 8-A/A dated July 2, 1997)
       5   --Opinion of Appleby, Spurling & Kempe regarding the validity of the Tyco Common
             Shares to be issued to the Keystone shareholders*
      8.1  --Tax Opinion of Kramer, Levin, Naftalis & Frankel*
      8.2  --Tax Opinion of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.*
      8.3  --Tax Opinion of Appleby, Spurling & Kempe*
     23.1  --Consent of Coopers & Lybrand*
     23.2  --Consent of Coopers & Lybrand L.L.P.*
     23.3  --Consent of Arthur Andersen LLP*
     23.4  --Consent of Appleby, Spurling & Kempe (contained in Exhibit 5 and Exhibit 8.3)
     23.5  --Consent of Kramer, Levin, Naftalis & Frankel (contained in Exhibit 8.1)

     23.6  --Consent of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P. (contained in Exhibit 8.2)
     24.1  --Power of Attorney (with respect to certain directors of the Registrant)**
     24.2  --Power of Attorney (with respect to certain other directors of the Registrant)*

------------------------

*   Filed herewith

**  Previously Filed

ITEM 22. UNDERTAKINGS

    The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The Registrant undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    The Registrant undertakes that every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that: (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Exeter, State of New Hampshire, on the 29th day of July 1997.

                                TYCO INTERNATIONAL LTD.

                                By:  /s/ MARK H. SWARTZ
                                     ------------------------------------------
                                     Mark H. Swartz
                                       Executive Vice President-Chief Financial
                                       Officer
                                       (Principal Financial and Accounting
                                       Officer)

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on July 29, 1997 in the capacities indicated below.

                      SIGNATURE                                                   TITLE
------------------------------------------------------  ---------------------------------------------------------

                          *                             Chairman of the Board, President, Chief Executive
   ------------------------------------------------       Officer and Director (Principal Executive Officer)
                 L. Dennis Kozlowski

                          *                             Director
   ------------------------------------------------
                 Michael A. Ashcroft

                          *                             Director and Vice President
   ------------------------------------------------
                   Joshua M. Berman

                          *                             Director
   ------------------------------------------------
                  Richard S. Bodman

                          *                             Director
   ------------------------------------------------
                     John F. Fort

                          *                             Director
   ------------------------------------------------
                   Stephen W. Foss

                          *                             Director
   ------------------------------------------------
                 Richard A. Gilleland

                          *                             Director
   ------------------------------------------------
                  Philip M. Hampton

                          *                             Director
   ------------------------------------------------
                 James S. Pasman, Jr.

                      SIGNATURE                                                   TITLE
------------------------------------------------------  ---------------------------------------------------------
                          *                             Director
   ------------------------------------------------
                   W. Peter Slusser

                          *                             Executive Vice President-Chief Financial Officer
   ------------------------------------------------       (Principal Financial and Accounting Officer)
                    Mark H. Swartz

                          *                             Director
   ------------------------------------------------
                 Frank E. Walsh, Jr.

*By:                    /s/ MARK H. SWARTZ
           --------------------------------------------
                          Mark H. Swartz
                         ATTORNEY-IN-FACT

                               INDEX TO EXHIBITS

                                                                                                         SEQUENTIALLY
 EXHIBIT                                                                                                   NUMBERED
 NUMBER                                            DESCRIPTION                                               PAGE
---------  -------------------------------------------------------------------------------------------  ---------------
      2.1  --Agreement and Plan of Merger, dated as of May 20, 1997, by and among Old Tyco, T6
             Acquisition Corp. and Keystone International, Inc. (included as Annex A to the Proxy
             Statement/Prospectus which forms a part of this Registration Statement)
      2.2  --Form of Assignment Agreement between T6 Acquisition Corp. and T8 Acquisition Corp.**
      3.1  --Memorandum of Association of Registrant (previously filed as an Exhibit to Registrant's
             Annual Report on Form 10-K for the Year Ended December 31, 1996)
      3.2  --Certificate of Incorporation on Change of Name (previously filed as an Exhibit to the
             Registrant's Current Report on Form 8-K filed July 10, 1997 (the "July 10, 1997 8-K"))
      3.3  --Bye-Laws of the Registrant (previously filed as an Exhibit to the July 10, 1997 Form 8-K)
      4.1  --Rights Agreement between Registrant and Citibank, N.A. dated as of November 6, 1996
             (previously filed as an Exhibit to Registrant's Form 8-A dated November 12, 1996)
      4.2  --First Amendment between Registrant and Citibank, N.A. dated as of March 3, 1997 to Rights
             Agreement between Registrant and Citibank, N.A. dated as of November 6, 1996 (previously filed as an Exhibit to Registrant's Form 8-A/A dated March 3, 1997)
      4.3  --Second Amendment between Registrant and Citibank, N.A. dated as of July 2, 1997 to Rights
             Agreement between Registrant and Citibank N.A. dated as of November 6, 1996 (previously filed as an Exhibit to Registrant's Form 8-A/A dated July 2, 1997)
        5  --Opinion of Appleby, Spurling & Kempe regarding the validity of the Tyco Common Shares to be issued to the Keystone shareholders*
      8.1  --Tax Opinion of Kramer, Levin, Naftalis & Frankel*
      8.2  --Tax Opinion of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.*
      8.3  --Tax Opinion of Appleby, Spurling & Kempe*
     23.1  --Consent of Coopers & Lybrand*
     23.2  --Consent of Coopers & Lybrand L.L.P.*
     23.3  --Consent of Arthur Andersen LLP*
     23.4  --Consent of Appleby, Spurling & Kempe (contained in Exhibit 5 and Exhibit 8.3)
     23.5  --Consent of Kramer, Levin, Naftalis & Frankel (contained in Exhibit 8.1)
     23.6  --Consent of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P. (contained in Exhibit 8.2)
     24.1  --Power of Attorney (with respect to certain directors of the Registrant)**
     24.2  --Power of Attorney (with respect to certain other directors of the Registrant)*

------------------------

*   Filed herewith.

**  Previously filed.